Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of February 18, 2021

by and among

KALEYRA INC.,

VOLCANO MERGER SUB, INC.,

VIVIAL INC.

and

GSO SPECIAL SITUATIONS MASTER FUND LP,

SOLELY IN ITS CAPACITY AS THE STOCKHOLDER REPRESENTATIVE

i

4.3	Capitalization	49
4.4	No Conflicts	50
4.5	Compliance with Law; Authorizations	51
4.6	Absence of Certain Changes; Events and Conditions	51
4.7	SEC Filings; Financial Statements; Undisclosed Liabilities	51
4.8	Material Contracts	52
4.9	Litigation	52
4.10	Financing	52
4.11	Solvency	54
4.12	Brokers	54

ARTICLE V COVENANTS OF PARENT AND THE COMPANY		54
5.1	Conduct of Business	54
5.2	Access to Information	56
5.3	Preparation of Proxy Statement; Registration Statement	56
5.4	Company Stockholder Approval	58
5.5	Supplemental Information	59
5.6	Confidentiality	59
5.7	Financing	59
5.8	Reasonable Best Efforts; Regulatory Clearance	59
5.9	Public Announcements	61
5.10	Tax Matters	61
5.11	Employment Matters	62
5.12	Code Section 280G	63
5.13	Director and Officer Insurance	63
5.14	Exclusivity	64
5.15	Control of Operations	65
5.16	Books and Records	65
5.17	Release	65
5.18	Payment of Dissenting Shares	66
5.19	Transition Services Agreement	66
5.20	Separation and Distribution Agreement	66
5.21	Use of Name	66
5.22	Conduct of Business by Parent Pending the Merger	66
5.23	Parent Public Filings	67

ARTICLE VI CONDITIONS TO CLOSING		67
6.1	Conditions to Obligations of Each Party to Effect the Merger	67
6.2	Conditions to Obligation of Parent and Merger Sub	68
6.3	Conditions to Obligation of the Company	68
6.4	Frustration of Closing Conditions	69

ARTICLE VII TERMINATION		69
7.1	Termination	69
7.2	Effect of Termination	70
7.3	Termination Fee	70

ARTICLE VIII MISCELLANEOUS		71
8.1	Survival; R&W Insurance Policy	71
8.2	Notices	71
8.3	Amendments and Waivers	73
8.4	Expenses	73
8.5	Successors and Assigns	73
8.6	Governing Law	74

ii

8.7	Jurisdiction; Service of Process	74
8.8	Waiver of Jury Trial	74
8.9	Counterparts	74
8.10	No Third Party Beneficiaries	74
8.11	Entire Agreement	75
8.12	Disclosure Schedules	75
8.13	Captions	75
8.14	Severability	75
8.15	Specific Performance	75
8.16	Stockholder Representative	76
8.17	Attorney-Client Privilege and Waiver of Conflicts	78
8.18	Interpretation	79
8.19	Recourse	79
8.20	Disclaimer of Warranties	80
8.21	Independent Investigation	80

EXHIBITS
Exhibit A	Example Statement of Net Working Capital
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 18, 2021, is entered into by and among Kaleyra Inc., a Delaware corporation (“Parent”), Volcano Merger Sub, Inc., a Delaware corporation and direct, wholly-owned Subsidiary of Parent (“Merger Sub”), Vivial Inc., a Delaware corporation (the “Company”) and GSO Special Situations Master Fund LP, an exempted limited partnership formed under the laws of the Cayman Islands, solely in its capacity as the Stockholder Representative (the “Stockholder Representative”).

WHEREAS, SpinCo will be a newly formed, wholly owned Subsidiary of the Company, to be formed as a Delaware corporation prior to the Separation (“SpinCo”);

WHEREAS, on or prior to the Closing Date, and subject to the terms and conditions set forth in the Separation and Distribution Agreement, the Company will consummate the Reorganization;

WHEREAS, on or prior to the Closing Date, following the consummation of the Reorganization and prior to the Effective Time, subject to the terms and conditions set forth in the Separation and Distribution Agreement, the Company will cause the Stockholders to receive on a pro rata basis all the shares of SpinCo Common Stock;

WHEREAS, the distribution by the Company, and receipt by the Stockholders, of 100% of the SpinCo Common Stock is referred to as the “Distribution”, and the Distribution together with the Reorganization is referred to as the “Separation”;

WHEREAS, the board of directors of each of the Company, Parent and Merger Sub has each duly approved (a) this Agreement, (b) the proposed merger (the “Merger”) of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) and (c) the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is advisable and in the best interests of the Company and all of its stockholders to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger, (b) directed that the adoption of this Agreement be submitted to the stockholders for adoption thereby and (c) resolved to recommend to the stockholders that they consent to the approval and adoption of this Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, Merger Sub, Stockholder Representative and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

WHEREAS, concurrently with the execution of this Agreement, Parent has entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Parent has agreed to issue and sell to the PIPE Investors, an aggregate number of shares of Parent Common Stock in exchange for an aggregate purchase price, in each case, as set forth in the Subscription Agreements, on the Closing Date, on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, Parent has entered into the Notes Subscription Agreement, pursuant to which, among other things, such investors have agreed to purchase from Parent, and Parent shall issue to such investors, subject to the Indenture, $200,000,000 of unsecured promissory notes convertible into shares of Parent Common Stock at a conversion price equal to 135% of the per share price that a share of Parent Common Stock is being sold to the PIPE Investors pursuant to the Subscription Agreements;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent listed on

Section 1 of the Parent Disclosure Schedule (solely in their capacity as stockholders of Parent) are executing support agreements in favor of the Company (collectively, the “Parent Insider Support Agreements”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) in favor of the Transaction Proposals to be approved at the Parent Stockholders Meeting; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the BXC Stockholders (solely in their capacity as stockholders of the Company) are executing support agreements in favor of Parent, pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of the Company Common Stock in favor of this Agreement and the Separation and Distribution Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger, the Distribution and the Reorganization.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Accounting Principles” means the Company’s accounting principles, policies, practices and methods, applied in accordance with GAAP and using and applying the Company’s historical accounting principles, policies, practices and methods that were used in the preparation of the Financial Statements and Exhibit A.

“Accounts Receivables” has the meaning set forth in Section 3.28(a).

“Acquired Business” means the business conducted by the Company and the Acquired Subsidiaries on the date of this Agreement and as of the Closing Date, other than the SpinCo Business.

“Acquired Entities” means the Company and the Acquired Subsidiaries, after giving effect to the Reorganization.

“Acquired Subsidiaries” means the Subsidiaries of the Company, other than SpinCo and the SpinCo Subsidiaries.

“Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, business combination or similar transaction involving the Company or the Acquired Subsidiaries, (b) liquidation, dissolution or recapitalization or similar transaction involving the Company or the Acquired Subsidiaries, (c) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or the Acquired Subsidiaries representing more than fifty percent (50%) of the consolidated assets of the Company and the Acquired Subsidiaries, taken as a whole (based on the fair market value thereof), (d) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than fifty percent (50%) of the voting power of the Company and the Acquired Subsidiaries, (e) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of the Company and the Acquired Subsidiaries on a consolidated basis or (f) any combination of the foregoing (other than the transactions contemplated hereby).

“Action” means any action, claim, cause of action, demand, complaint, petition, suit, litigation, arbitration, inquiry, audit, investigation, notice of violation, citation, summons, subpoena or other proceeding whether civil or criminal, at law or in equity by or before any Governmental Entity.

“Additional SEC Reports” has the meaning set forth in Section 5.24.

“Adjustment Amount” means the Final Merger Consideration minus the Estimated Merger Consideration.

“Adjustment Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means an amount equal to $2,000,000.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise; provided, that other than for purposes of the definition of “Company Transaction Expenses”, the definition of “Indebtedness”, Section 3.28(b) (Accounts and Notes Receivable), Section 5.9 (Public Announcements), Section 8.10 (No Third Party Beneficiaries), Section 8.19 (Recourse) and Section 8.20 (Disclaimer of Warranties), The Blackstone Group Inc. and all funds, accounts, portfolio companies, or other entities owned, managed, advised, sub-advised or controlled by The Blackstone Group Inc. (other than Blackstone Alternative Credit Advisors LP and all funds, accounts, portfolio companies, or other entities owned, managed, advised, sub-advised or controlled by Blackstone Alternative Credit Advisors LP) shall not be considered or otherwise deemed to be an “Affiliate” of the BXC Stockholders, the Stockholders Representative or the Company.

“Aggregate Employee Payments” has the meaning set forth in Section 2.4(d).

“Agreement” has the meaning set forth in the preamble hereto.

“Allocable Share” means with respect to each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or by Parent or Merger Sub and the Repurchased Shares Amount (as defined in the Investor Rights Agreement)), a fraction (a) the numerator of which is one and (b) the denominator of which is the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or by Parent or Merger Sub). In connection with determining the Allocable Share of any Former Holder, such Former Holder’s Allocable Share shall be equal to the Allocable Share multiplied by the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or by Parent or Merger Sub and the Repurchased Shares Amount (as defined in the Investor Rights Agreement)) held by such Former Holder immediately prior to the Effective Time.

“Annual Financial Statements” has the meaning set forth in Section 3.5.

“Anti-Corruption Laws” has the meaning set forth in Section 3.25.

“Antitrust Fees” means all of the fees required to be paid by the Company and/or Parent pursuant to the HSR Act and Other Antitrust Laws in connection with obtaining any consents or approvals from any Governmental Entity, in any such instance, with respect to the transactions contemplated by this Agreement.

“Applicable Matters” has the meaning set forth in Section 8.17.

“Authorization” means any Consent granted by or obtained from any Governmental Entity or pursuant to any Law.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, deferred compensation, employment, bonus, incentive compensation, equity or equity-based compensation, leave, commission, severance, change-in-control, retention, health or welfare benefit plan, policy, program, arrangement or agreement, whether or not subject to ERISA, whether written or unwritten, which the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries sponsors or maintains for the benefit of the Acquired Business’ current or former Employees, individual independent contractors, consultants or directors, or with respect to which the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries has liability, contingent or otherwise.

“Book-Entry Share” means any uncertificated share held in book-entry form on the records of the Company, which immediately prior to the Effective Time represents an outstanding share of Company Common Stock.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by law to close.

“BXC Stockholders” means GSO Special Situations Master Fund LP and GSO MAK Fund LP.

“CARES Act” has the meaning set forth in Section 3.8(k).

“Carve-Out Financial Statements” has the meaning set forth in Section 5.3(a).

“Cash and Equivalents” means the aggregate unrestricted cash and cash equivalents of the Company and the Acquired Subsidiaries calculated in accordance with the Accounting Principles, calculated net of any Tax costs of repatriation to the United States, and excluding customer deposits. For the avoidance of doubt, Cash and Equivalents (a) shall be reduced by (i) issued but uncleared checks and drafts by the Company and the Acquired Subsidiaries and (ii) pending electronic debits by the Company and the Acquired Subsidiaries and (b) increased by checks and drafts deposited but not yet cleared for the account of the Company and the Acquired Subsidiaries to the extent there has been a reduction of receivables on account thereof.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Change in Recommendation” has the meaning set forth in Section 5.3(f).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Cash” means the Cash and Equivalents outstanding of the Company and the Acquired Subsidiaries at 11:59 p.m. (New York time) on the date immediately preceding the Closing Date.

“Closing Company Transaction Expenses” means the Company Transaction Expenses outstanding on the Closing Date to the extent not paid by the Company at 11:59 p.m. (New York Time) on the date immediately preceding the Closing Date.

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Debt” means the aggregate Indebtedness of the Company and the Acquired Subsidiaries outstanding at 11:59 p.m. (New York time) on the date immediately preceding the Closing Date. For the avoidance of doubt, “Closing Debt” shall include Funded Indebtedness.

“Closing Net Working Capital” means the Net Working Capital of the Company and the Acquired Subsidiaries at 11:59 p.m. (New York time) on the date immediately preceding the Closing Date.

“Closing Payment” means the Estimated Merger Consideration minus the Adjustment Escrow Amount minus the Stockholder Representative Expense Fund.

“Closing Statement” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble hereto.

“Company Board” has the meaning set forth in the Recitals.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule of the Company delivered to Parent and Merger Sub as of the date hereof in connection with this Agreement.

“Company Fundamental Representations” means the representations and warranties of the Company and the Acquired Subsidiaries set forth in Sections 3.1(a), 3.2, 3.3, and 3.31.

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by or exclusively licensed to the Company, including Company Intellectual Property Registrations.

“Company Intellectual Property Registrations” means all of the registrations with any Governmental Entity or Internet domain name registrar for Intellectual Property owned or purported to be owned by or exclusively licensed to the Company or for which the Company is the named applicant for any pending applications.

“Company Privacy and Data Security Policies” means the Company’s and the Acquired Subsidiaries’ applicable internal and public-facing policies and notices concerning the privacy, security, or Processing of Personal Information.

“Company Products” means any and all products that are currently distributed, sold, or otherwise offered or under development in any material respect by the Company.

“Company Services” means all services that are currently offered, distributed or under development in any material respect by the Company, including, without limitation, cloud-based services, development services, integration services, non-recurring engineering services, customization services, support services, design services and hosting services, and any other services related to the Company Products.

“Company Stockholder Consent” has the meaning set forth in Section 3.3(d).

“Company Technology” means all Technology that is owned or purported to be owned by or exclusively licensed to the Company.

“Company Transaction Expenses” means all (a) expense reimbursement payable to any other bidders of the transactions contemplated by this Agreement, (b) fees, costs, charges, expenses and obligations payable to the Company’s advisors and other fees, costs, charges, expenses and obligations of professional service firms incurred by the Company or the Acquired Subsidiaries in connection with the transactions contemplated by this Agreement, the Separation and Distribution Agreement and the Distribution and Reorganization, in each case to the extent unpaid as of the Closing Date, (c) the amount of the Aggregate Employee Payments, and all employer Taxes related thereto, (d) the cost of terminating in full all obligations or liabilities under any advisory or similar Affiliate agreements (if any), (e) all Transfer Taxes allocable to SpinCo under Section 5.10, (f) 50% of all other Transfer Taxes not expressly allocable to SpinCo, (g) 50% of the costs fees and expenses of obtaining, and relating to, the D&O Policy, and (h) 50% of the Antitrust Fees; provided, that Company Transaction Expenses shall not include any amounts (i) to the extent included in the calculation of the Adjustment Amount as Closing Debt, (ii) to the extent included as current liabilities in the calculation of Net Working Capital and (iii) any fees or expenses incurred by or on behalf of Parent or Merger Sub in connection with the transactions contemplated by this Agreement or any other Transaction Document, whether or not billed or accrued (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers and accountants of Parent or Merger Sub).

“Consent” means any authorization, approval, clearance, consent, waiver, exemption, expiration or termination of applicable waiting period, or permit.

“Consent Notice” has the meaning set forth in Section 5.4(b).

“Continuation Period” has the meaning set forth in Section 5.11(a).

“Contract” means any written or enforceable oral contract, agreement, license, sublicense, lease, sublease, deed, instruments, commitments, undertakings, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto).

“Copyleft License” means a license that requires, as a condition of use, modification or distribution of Software subject to such license, that such Software (a) be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Current Policies” has the meaning set forth in Section 5.13(b).

“D&O Indemnified Persons” has the meaning set forth in Section 5.13(a).

“D&O Policy” has the meaning set forth in Section 5.13(b).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.8.

“Distribution” has the meaning set forth in the Recitals.

“DOJ” has the meaning set forth in Section 5.8(a).

“Domain Names” means any and all registrations for Internet domain names.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Employee Payments” means, without duplication, in respect of the Company and the Acquired Subsidiaries any payments in respect of (a) severance, change in control, retention, transaction or similar bonus, termination or similar amounts payable and (b) any payments in respect of equity-based compensation (including any profits interests), in each case of clause (a) or (b), payable to any Person solely in connection with the Closing to the extent due and payable as of the Closing.

“Employees” means those Persons employed by the Company or any of the Acquired Subsidiaries relating to the Acquired Business.

“Enforceability Exceptions” has the meaning set forth in Section 3.2(a).

“Environmental Laws” means all applicable Laws in effect on the Closing Date relating to pollution or the protection or restoration of the environment, natural resources, or human health and safety (as it relates to exposure to Hazardous Substances), or otherwise to the generation, use, treatment, storage, handling, management, processing, treatment, sale, remediation, transportation, Release or disposal of, or exposure to, Hazardous Substances.

“Environmental Permit” means any federal, state or local Authorizations required or issued by any Governmental Entity under or in connection with any Environmental Law.

“Equity Interests” has the meaning set forth in Section 4.3(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of the Acquired Subsidiaries is treated as a single employer under Section 414(b) or (c) of the Code.

“Escrow Agent” means Citibank, N.A. or such other escrow agent as shall be reasonably acceptable to Parent and the Stockholder Representative.

“Escrow Agreement” means the escrow agreement to be entered at the Closing, among Parent, the Stockholder Representative and the Escrow Agent, in a form reasonably acceptable to Parent, the Stockholder Representative and the Escrow Agent.

“Estimated Closing Cash” has the meaning set forth in Section 2.5(a).

“Estimated Closing Debt” has the meaning set forth in Section 2.5(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.5(a).

“Estimated Merger Consideration” has the meaning set forth in Section 2.5(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.5(a).

“Estimated Per Share Merger Consideration” means an amount equal to (x) the Closing Payment divided by (y) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or by Parent or Merger Sub).

“Existing ABL Credit Facility” means that certain Amended and Restated Revolving Credit and Security Agreement, dated as of December 21, 2018, by and among the Company as a guarantor, each subsidiary of the Company listed as a borrower therein, various lenders from time to time party thereto and PNC Bank, National Association as agent, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time.

“Existing Credit Facilities” means the Existing ABL Credit Facility and the Existing Term Loan Credit Facility.

“Existing Term Loan Credit Facility” shall mean that certain Financing Agreement, dated as of December 21, 2018, by and among the Company and each subsidiary of the Company listed as a guarantor therein, each subsidiary of the Company listed as a borrower therein, various lenders from time to time party thereto, and Cortland Capital Market Services LLC as administrative and collateral agent, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time.

“FCPA” has the meaning set forth in Section 3.25.

“Fee Letter” has the meaning set forth in Section 4.10(a).

“Final Company Transaction Expenses” has the meaning set forth in Section 2.5(g).

“Final Closing Cash” has the meaning set forth in Section 2.5(g).

“Final Closing Debt” has the meaning set forth in Section 2.5(g).

“Final Merger Consideration” has the meaning set forth in Section 2.5(g).

“Final Net Working Capital” has the meaning set forth in Section 2.5(g).

“Financial Statements” has the meaning set forth in Section 3.5.

“Financing” has the meaning set forth in Section 4.10(a).

“Financing Instruments” has the meaning set forth in Section 4.10(a).

“Financing Sources” means the PIPE Investors and investors who are parties to the Notes Subscription Agreement.

“Former Holders” means the holders of shares of Company Common Stock as of immediately prior to the Closing.

“Fraud” means actual and intentional fraud (to the extent constituting common law fraud under Delaware law) with a specific intent to deceive with respect to an express representation or warranty set forth in this Agreement; provided, that at the time of such representation or warranty was made, (a) such representation or warranty was inaccurate, (b) the party making such representation or warranty had actual Knowledge of such representation or warranty, (c) the party making such representation or warranty had the specific intent to deceive the other party and (d) the party acted in reliance on such inaccurate representation or warranty and suffered financial injury as a result of such inaccuracy.

“FTC” has the meaning set forth in Section 5.8(a)

“Funded Indebtedness” means (a) the aggregate principal amount of, and accrued and unpaid interest on, (i) the Indebtedness pursuant to the Existing Credit Facilities and (ii) any other Indebtedness, in each case, for borrowed money of the Company or any of the Acquired Subsidiaries in each case outstanding as of immediately prior to the Effective Time and (b) the aggregate Upside Amount (as defined in the Investor Rights Agreement) pursuant to the Investor Rights Agreement payable to the Investors (as defined in the Investor Rights Agreement). For the avoidance of doubt, Funded Indebtedness shall not include any guarantees, letters of credit or other similar contingent obligations (in each case only to the extent undrawn).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Goods” has the meaning set forth in Section 3.22(a).

“Governmental Entity” means any supranational, federal, state, provincial, local, county or municipal government, governmental, political subdivision, quasi-governmental, regulatory or administrative agency, department, court, commission, board, bureau or other authority or instrumentality, domestic or foreign.

“Hazardous Substances” means (a) any substance that is listed classified or regulated under any Environmental Laws and any substance that has the characteristics of being a toxic, hazardous, radioactive, ignitable, corrosive or reactive substance, waste or material, as defined by or regulated under any Environmental Law, (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, per and poly-fluoroalkyl substances, radioactive material, toxic mold or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound Intellectual Property Contracts” means Contracts pursuant to which any Person has licensed or sublicensed any Intellectual Property or Technology to the Company or granted to the Company any immunity, authorization, release, covenant not to sue with respect to any Intellectual Property or Technology.

“Indebtedness” means, with respect to the Company and the Acquired Subsidiaries, without duplication, and including any accrued and unpaid interest, other payment obligations and accrued and unpaid commitment fees thereon, the following obligations: (a) the principal amount of obligations of the Company and the Acquired Subsidiaries (i) for borrowed money, whether or not contingent or (ii) evidenced by notes, debentures, hedging and swap arrangements or other debt securities or any performance bond or letter of credit (to the extent drawn) or other similar instruments (including debt-like instruments), (b) all obligations of the Company and the Acquired Subsidiaries for the reimbursement of any obligor of any guaranties, performance bonds, performance guaranties, indemnities, keep-wells, sureties, bankers’ acceptances, letters of credit or similar arrangements, to the extent drawn upon, (c) all liabilities of any person (other than the Company or any wholly-owned Acquired Subsidiary) for which the Company or any of the Acquired Subsidiaries has guaranteed repayment (to the extent of such guarantee), (d) all obligations of such Person for payment of deferred purchase price, including any amounts in respect of the “earn-out” or other contingent payment obligation; (e) any management, consulting or other fees, and other amounts payable to any equityholder or Affiliate of the Company or the Acquired Subsidiaries, (f) any unfunded benefit liability with respect to any retirement plan or scheme, (g) any unfunded benefit liability with respect to any nonqualified deferred compensation plan, agreement, or arrangement, (h) declared, but unpaid dividends or distributions of Company and the Acquired Subsidiaries (other than as contemplated by this Agreement), (i) outstanding settlement amounts (if any), (j) all Pre-Closing Taxes, (k) advisory or other fees, and other amounts payable to any equityholder or Affiliate of the Company or any of the Acquired Subsidiaries (including any amounts payable to directors and any intercompany debt that is owed to an entity which is not the Company or the Acquired Subsidiaries as of the Closing), (l) any off-balance sheet financings (but excluding operating leases), (m) any prepayment penalties, premiums, breakage costs or fees related thereto, and (n) all obligations of the type referred to in clauses (a) through (m) above of other persons secured by any Lien on any property or asset of the Company or any of the Acquired Subsidiaries, whether or not such obligation is assumed by the Company or any of the Acquired Subsidiaries. For the avoidance of doubt, Indebtedness shall not include (A) any amounts included in Company Transaction Expenses, (B) any obligations or guarantees under bankers acceptance, letters of credit or similar arrangements to the extent undrawn on the Closing Date, (C) any intercompany Indebtedness of the Company and the Acquired Subsidiaries of the Company (other than Indebtedness owed in whole or in part to any other Person), (D) any Indebtedness incurred by Parent and its Affiliates (and subsequently assumed by the Company or any Acquired Subsidiary) on the Closing Date, (E) all liabilities under any Contract between the Company or any Acquired Subsidiary, on the one hand, and Parent or any of its Affiliates, on the other hand, and (F) trade payables incurred in the Ordinary Course or any accrued Liabilities related thereto.

“Indenture” has the meaning set forth in Section 4.10(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.5(e).

“Insurance Policies” has the meaning set forth in Section 3.20.

“Intellectual Property” means all right, title and interest anywhere in the world, whether statutory, common law or otherwise, relating to, arising from, or associated with the following: (a) Patents, (b) copyrights and all other rights with respect to works of authorship, c) Software, including registrations thereof and applications therefor, (d) registered and unregistered design rights and registrations thereof and applications therefor, (e) rights with respect to Trademarks, and all registrations thereof and applications therefor, (f) Domain Names, (g) trade secrets or confidential information, including rights to limit the use or disclosure thereof by any Person, (h) rights with respect to databases, including registrations thereof and applications therefor and (i) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials. Without limiting the foregoing, “Intellectual Property” includes rights to derivatives, improvements, modifications, enhancements, revisions, and releases to any of the foregoing, claims and causes of action arising out of or related to infringement, misappropriation or violation of any of the foregoing.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of December 21, 2018, by and among KLIM Digital Corp, KLIM Digital AIV LLC, Fifth Street Station LLC, Argonaut Insurance Company and the Company, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time.

“IRS” means the Internal Revenue Service or any successor agency.

“Knowledge of the Company,” “Company’s Knowledge,” and words of similar import mean the actual knowledge of any of the individuals identified in Section 1.1(a) of the Company Disclosure Schedule as of the date of this Agreement, after reasonable due inquiry, none of whom shall have any personal liability or obligations of inquiry or investigation regarding such knowledge.

“Knowledge of Parent,” “Parent’s Knowledge,” and words of similar import mean the actual knowledge of any of the individuals identified in Section 1.1(b) of the Parent Disclosure Schedule as of the date of this Agreement, after reasonable due inquiry, none of whom shall have any personal liability or obligations of inquiry or investigation regarding such knowledge.

“Law” or “Laws” means any law, statute, ordinance, rule, regulation, Order, constitution, treaty, common law or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Lease Documents” has the meaning set forth in Section 3.10(b).

“Leases” has the meaning set forth in Section 3.10(b).

“Letter of Transmittal” means the Letter of Transmittal in a form reasonably acceptable to the Company and Parent.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether direct or indirect, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due whether in contract, tort, strict liability or otherwise.

“Licensed Company Intellectual Property” means any Intellectual Property non-exclusively licensed to the Company by any Person (or subject to a nonexclusive covenant not to sue granted in favor of the Company by any Person) that is used, held for use or practiced by the Company.

“Licensed Company Technology” means any Technology non-exclusively licensed to the Company by any Person (or subject to a nonexclusive covenant not to sue granted in favor of the Company by any Person) that is used, held for use or practiced by the Company.

“Lien” means any lien, encumbrance, charge, claim, community property interest, equitable interest, security interest, option, pledge, mortgage, easement, encroachment, right of way, right of first refusal, deed of trust, hypothecation or restriction on transfer of title or voting, whether imposed by Contract, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

“Material Adverse Effect” means an event, effect or occurrence that, individually or in the aggregate, is or has a material adverse effect on the business or results of operations of the Company and the Acquired Subsidiaries, taken as a whole; provided, that the following shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred: (a) any global, international or national or any foreign or domestic regional economic, financial, social or political conditions; (b) general economic conditions, including changes in any financial, debt, credit, currency, capital or banking markets or conditions (including any disruption thereof), in each case in the United States or anywhere else in the world; (c) changes in interest, currency or exchange rates or the price of any commodity, security or market index; (d) changes in legal or regulatory conditions, including changes or proposed changes in Law or binding directives issued by any Governmental Entity, or any changes or proposed changes in GAAP or other accounting principles or requirements, or, in each case, any change or proposed change in standards, interpretations or enforcement thereof, or the adoption of any new Law or directive, or the rescission, expiration or retirement of any Law or directive; (e) changes in the industries in which the Company and the Acquired Subsidiaries operates or ordinary course seasonal fluctuations in the business of the Company and the Acquired Subsidiaries that are of a magnitude consistent with past such seasonal fluctuations; (f) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war; (g) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, any national, international or regional calamity, epidemic, pandemic or disease outbreak (including the COVID-19 virus); (h) any change in, or failure of the Company or any of the Acquired Subsidiaries to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of the Acquired Subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position; (i) the taking or not taking of any action to the extent required by this Agreement; (j) the announcement or pendency of the transactions contemplated by this Agreement; (k) any actions taken, or not taken, with the consent, waiver or at the request of Parent or Merger Sub; (l) compliance by the Company or any of its Subsidiaries with the express requirements of the terms of this Agreement, the Separation and Distribution Agreement and the other Transaction Documents (as applicable), including the failure to take any action restricted by this Agreement, the Separation and Distribution Agreement or the other Transaction Documents; provided, however, that any event, occurrence, fact condition or change referred to in clauses (a) through (g) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and the Acquired Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and the Acquired Subsidiaries conducts their businesses.

“Material Contracts” has the meaning set forth in Section 3.15(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means an amount equal to (a) $195,000,000 minus (b) the amount of the Closing Debt plus (c) the amount of the Closing Cash plus (d) if the Closing Net Working Capital exceeds the Net Working Capital Target, the amount of such excess minus (e) if the Net Working Capital Target exceeds the Closing Net Working Capital, the amount of such excess minus (f) the Closing Company Transaction Expenses plus (g) the Parent Common Stock Consideration Amount; provided, however, in no event shall Closing Cash exceed $7,000,000 (the “Maximum Closing Cash Amount”).

“Merger Sub” has the meaning set forth in the preamble.

“Necessary Authorizations” has the meaning set forth in Section 3.9(b).

“Net Working Capital” means: (a) current assets minus (b) current liabilities (including uncleared checks written by the Company or the Acquired Subsidiaries), in each case determined in accordance with the Accounting Principles. For the avoidance of doubt, Net Working Capital shall exclude long term assets and liabilities, and any items of Indebtedness, income taxes, deferred Tax assets and liabilities, Cash and Equivalents, Closing Company Transaction Expenses, and intercompany balances among the Company and any of its wholly owned Acquired Subsidiaries. An illustrative calculation of Net Working Capital is set forth as Exhibit A hereto.

“Net Working Capital Target” means $7,500,000.

“Non-Disclosure Agreement” has the meaning set forth in Section 5.6.

“Notes Subscription Agreement” has the meaning set forth in Section 4.10(a).

“Notice of Objection” has the meaning set forth in Section 2.5(c).

“Open Source” means the Open Source Definition as promulgated by the Open Source Initiative.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License or any other license approved by the Open Source Initiative. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Order” means any writ, award, determination, settlement, stipulation, injunction, judgment, decree, order, ruling, subpoena, notice of violation or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction, in each case whether preliminary or final.

“Ordinary Course” means, with respect to an action by any Person, an action that is consistent in nature with the past practice and frequency of such Person.

“Organizational Documents” means, relative to any Person, its certificate of incorporation, its certificate of formation, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized equity interests.

“Other Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Outbound Intellectual Property Contracts” means Contracts pursuant to which the Company has licensed or sublicensed any Company Intellectual Property or Company Technology to any Person or granted to any Person any immunity, authorization, release, covenant not to sue or other right with respect to any Company Intellectual Property or Company Technology.

“Outside Date” has the meaning set forth in Section 7.1(a)(ii).

“Owned Company Intellectual Property” means any Company Intellectual Property other than Company Intellectual Property that is non-exclusively licensed to the Company.

“Owned Company Technology” means any Company Technology other than Company Technology that is non-exclusively licensed to the Company.

“Parent” has the meaning set forth in the preamble.

“Parent Board Recommendation” has the meaning set forth in Section 5.3(f).

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Common Stock Adjusted Value” means $12.50.

“Parent Common Stock Merger Consideration” means a number of shares of Parent Common Stock equal to (a) the Parent Common Stock Consideration Amount, divided by (b) the Parent Common Stock Adjusted Value.

“Parent Common Stock Consideration Amount” means $20,000,000.

“Parent Disclosure Schedule” means the disclosure schedule of Parent delivered to the Company and the Stockholder Representative as of the date hereof in connection with this Agreement.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.2, 4.4(a) and 4.12.

“Parent Insider Support Agreements” has the meaning set forth in the Recitals.

“Parent Material Contracts” has the meaning set forth in Section 4.8(a).

“Parent Released Parties” has the meaning set forth in Section 5.17(b).

“Parent Stockholder Approval” has the meaning set forth in Section 5.3(a).

“Parent Stockholders Meeting” means a meeting of the stockholders of Parent to consider the approval of the transactions contemplated by this Agreement, including any postponement or adjournment thereof.

“Patents” means issued patents and patent applications, including divisionals, continuations, continuations-in-part, extensions, reexaminations and reissues thereof.

“Paying Agent” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company, or such other bank or trust company reasonably acceptable to both Parent and the Company.

“Paying Agent Agreement” means the Paying Agent Agreement to be entered into on the Closing Date among the Paying Agent, Parent and the Stockholder Representative, in a form reasonably acceptable to Paying Agent, Parent and the Stockholder Representative.

“Payment” has the meaning set forth in Section 8.16(d).

“Payment Schedule” means that certain schedule delivered prior to the Closing in accordance with Section 2.5(a), setting forth the number and type of Company Common Stock owned by each Stockholder, the percentage interest of each Stockholder and a breakdown of the consideration payable hereunder payable to each Stockholder.

“Permitted Liens” means (a) those Liens set forth in Section 1.1(c) of the Company Disclosure Schedule, (b) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the Ordinary Course or which are being contested in good faith by appropriate filings, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course, (d) statutory Liens for Taxes, assessments and other governmental charges that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserved have been established on the books and records of the Company or the Acquired Subsidiaries, (e) all Liens created by, arising under, or existing as a result of, any applicable securities Law, (f) all rights reserved to or vested in any Governmental Entity to control or regulate any asset or property in any manner and all Laws applicable to assets or properties, (g) Liens that do not, individually or in the aggregate, materially impair the Acquired Business or the continued use or operation of the assets of the Company and the Acquired Subsidiaries as currently used or operated, (h) Liens incurred in the Ordinary Course since the date of the Financial Statements and that are not material in amount or effect on the Acquired Business, (i) easements, covenants, rights-of-way and other similar restrictions of record, none of which items set forth in this clause (i), individually or in the aggregate, materially impair the use or operation of the Real Property affected thereby as it is currently used and as used exclusively in connection with the Acquired Business, (j) zoning, building and other similar restrictions, (k) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any of the Acquired Subsidiaries has easement, lease or license rights, (l) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in this clause (l), individually or in the aggregate, materially impairs the continued use and operation of the Real Property affected thereby as it is currently used and as used in connection with the Acquired Business, (m) encumbrances securing rental payments under capital leases, (n) licenses of Intellectual Property rights granted, and royalties and other obligations associated with licenses of Intellectual Property rights obtained from third parties, in the Ordinary Course, and (o) to the extent terminated in connection with the Closing, Liens securing payment, or other obligations, of the Company or any of the Acquired Subsidiaries with respect to Funded Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated association, Governmental Entity or other legal entity.

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify a natural Person and solely with respect to California residents, a particular household, which may include name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device or unique identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical, insurance or health information, or any other information that is considered “personally identifiable information,” “personal information,” “special categories of personal data,” or “personal data” under applicable Privacy Law, and, all personal information associated with any of the foregoing that is or could reasonably be used to develop a profile of a natural Person reflecting the preferences, interests, or other characteristics of such natural Person.

“PIPE Investors” has the meaning set forth in the Recitals.

“Post-Closing Statement” has the meaning set forth in Section 2.5(b).

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or prior to the Closing Date, including the portion of any Straddle Tax Period ending on and including the Closing Date.

“Pre-Closing Taxes” mean (a) any Taxes of the Company or the Acquired Subsidiaries relating or attributable to any Pre-Closing Tax Period, including Taxes that are not yet due and payable (or deferred under the CARES Act or any provision of U.S. federal, state or non-U.S. Law related to Tax relief in connection with the COVID-19 pandemic), and including Taxes with respect to prepaid amounts received, and deferred revenues arising, in any Pre-Closing Tax Period, any Taxes resulting from the Restructuring and the Distribution and any sales or use Taxes for which the Company or the Acquired Subsidiaries are liable, (b) any Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which the Company or the Acquired Subsidiaries are or were a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation, (c) any Taxes of any Person (other than the Company or the Acquired Subsidiaries) imposed on the Company or the Acquired Subsidiaries as a transferee or successor, by contract pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing, or (d) any Taxes arising as a result of the transactions contemplated by this Agreement or any related agreement, including Transfer Taxes for which the Company is responsible pursuant to Section 5.10. For this purpose, in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Tax Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis. In the case of any other Taxes that are imposed on a periodic basis for a Straddle Tax Period, the amount of such Taxes that have accrued through and including the Closing Date shall be the amount of such Taxes for the relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.

“Preferred Shares” has the meaning set forth in Section 4.3(a).

“Prior Company Counsel” has the meaning set forth in Section 8.18.

“Privacy Laws” means all Laws and Orders applicable to the Company or the Acquired Subsidiaries issued by any Governmental Entity concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected or Processed), including, if and to the extent applicable to the Company or the Acquired Subsidiaries, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning advertising, marketing, email, faxes, text, MMS and OTT messages, or automated or telephone communications. Without limiting the foregoing, Privacy Laws include, if and to the extent applicable to the Company and the Acquired Subsidiaries: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, Canada’s Anti-Span Law, the Video Privacy Protection Act, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation, the Data Protection Act, the ePrivacy Directive, the Privacy and Electronic Communications Regulations and all other similar international, federal, state, provincial, and local Laws relating to the privacy, security or Processing of Personal Information.

“Privileged Communications” has the meaning set forth in Section 8.17.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information.

“Proxy Statement” has the meaning set forth in Section 5.3(a).

“Qualified Plan” has the meaning set forth in Section 3.17(d).

“R&W Insurance Policy” has the meaning set forth in Section 8.1.

“Real Property” means the Company’s or, if applicable, any of the SpinCo Subsidiary’s or the Acquired Subsidiary’s interest in land owned, leased or subleased by the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries and used in exclusively in connection with the Acquired Business (collectively, the “Land”), together with all buildings, structures, facilities and other improvements located thereon (collectively, the “Improvements”); all right, title and interest of the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries and used in exclusively in connection with the Acquired Business, as applicable, if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all right, title and interest of the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries, as applicable, if any, in and to all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all right, title and interest of the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries, as applicable, if any, in and to all rights of ingress and egress thereto; all right, title and interest of the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries, as applicable, if any, in and to all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Entity in connection with the Land or the Improvements held by or granted to the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries and used in exclusively in connection with the Acquired Business, as applicable, any of their respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries and used in exclusively in connection with the Acquired Business, as applicable, in and to all site plans, surveys, soil and substratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries and used in exclusively in connection with the Acquired Business, as applicable, relating to the Land or Improvements.

“Record Date” has the meaning set forth in Section 5.3(a).

“Related Parties” has the meaning set forth in Section 8.19.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Reorganization” means the transfer of the SpinCo Subsidiaries to SpinCo pursuant to and in accordance with this Agreement and the other Transaction Documents.

“Remedial Action” means all action to (a) restore or reclaim the environment or natural resources or (b) perform remedial investigations, feasibility studies, clean up or corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring on, about or in any location.

“Representatives” means, with respect to any Person, such Person’s or its Subsidiaries’ officers, directors, executive level employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other representatives.

“Required Amount” has the meaning set forth in Section 4.10(c).

“Resolved Matters” has the meaning set forth in Section 2.5(d).

“Review Period” has the meaning set forth in Section 2.5(c).

“Schedules” means the Company Disclosure Schedule and Parent Disclosure Schedule.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.7(a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal Law, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

“Security Incident” has the meaning set forth in Section 3.14(d).

“Separation” has the meaning set forth in the Recitals.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement to be entered into prior to the Effective Time between the Company and Parent, in a form and on terms reasonably acceptable to the parties hereto.

“Software” means (a) computer programs, firmware, software (whether in source code, object code or other form), algorithms, software methodologies and implementations thereof, (b) software development tools, descriptions and flow charts, (c) metadata and (d) software user manuals, training materials and other documentation to maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded.

“Solvent” means, with regard to any Person, that (a) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated and disputed liabilities, (b) such Person has sufficient capital and liquidity with which to conduct its business and (c) such Person has not incurred and does not plan to incur debts beyond its ability to pay such debts as they mature or become due.

“SpinCo” has the meaning set forth in the Recitals.

“SpinCo Business” means the business conducted by the SpinCo Subsidiaries on the date of this Agreement and as of the Closing Date, other than the Acquired Business.

“SpinCo Common Stock” means the common stock, par value $0.01 per share, of SpinCo.

“SpinCo Entities” means SpinCo and the SpinCo Subsidiaries, after giving effect to the Reorganization.

“SpinCo Subsidiaries” means collectively, Vivial Mobile LLC, a Delaware limited liability company, and Vivial Media LLC, a Colorado limited liability company, and its Subsidiaries, after giving effect to the Reorganization.

“Spot Rate” means, in respect of any amount expressed in a currency other than the U.S. dollar, as of any date of determination, the rate of exchange of U.S. dollars for such currency appearing in the Financial Times published on the Business Day immediately prior to such date of determination.

“Stockholder” means a holder of shares of Company Common Stock immediately prior to the Effective Time.

“Stockholder Released Parties” has the meaning set forth in Section 5.17(a).

“Stockholder Representative” has the meaning set forth in the preamble.

“Stockholder Representative Expense Fund” has the meaning set forth in Section 8.16(d).

“Straddle Tax Period” mean any taxable period beginning on or before and ending after the Closing Date.

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Surviving Corporation Bylaws” has the meaning set forth in Section 2.2(c).

“Surviving Corporation Charter” has the meaning set forth in Section 2.2(c).

“Tax” or “Taxes” means (a) any and all U.S. or foreign, federal, state or local taxes, assessment, levy or other charges (in each case in the nature of taxes), including net or gross income, gross receipts, net proceeds, estimated, sales, use, ad valorem, value added, franchise, license, withholding, payroll, employment, profits, environmental, disability, excise, property (including both real and personal), unclaimed property remittance/escheat, deed, stamp, alternative or add-on minimum, occupation, severance, unemployment, social security, workers’ compensation, capital, premium, windfall profit, custom duties, fees, transfer and registration taxes, and any governmental charges in the nature of a tax imposed by a Governmental Entity and any penalty, interest or addition to Tax imposed on or in connection with any of the foregoing, (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case that is filed with a Taxing Authority.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Tax Insurance Policy” has the meaning set forth in Section 5.10.

“Technology” means any (a) procedures, processes, methods, techniques, systems, test protocols, or other similar items, (b) technical information, engineering information, manufacturing information, product information, product servicing information, research information and development information and (c) all tangible or electronic versions of any of the foregoing, in any form or media.

“Termination Fee” has the meaning set forth in Section 7.3(a).

“Top Customer” or “Top Customers” has the meaning set forth in Section 3.21(a).

“Top Vendor” or “Top Vendors” has the meaning set forth in Section 3.22(a).

“Trademarks” means unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other indicia of origin and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“Transaction Documents” means this Agreement, the Certificate of Merger, the Paying Agent Agreement, the Letter of Transmittal, the Separation and Distribution Agreement, the Transition Services Agreement, the Escrow Agreement, the Parent Insider Support Agreements, the Subscription Agreements, the Notes Subscription Agreements, the Indenture and the other agreements, certificates, instruments and documents executed and delivered in connection herewith and therewith.

“Transaction Proposals” has the meaning set forth in Section 5.3(a).

“Transfer Restriction” has the meaning set forth in Section 4.3(c).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer, gross sales, value added and other similar Taxes.

“Transition Services Agreement” means the Transition Services Agreement to be entered into at or prior to the Effective Time between the Company and SpinCo, in a form and on terms reasonably acceptable to the parties hereto.

“Unresolved Matters” has the meaning set forth in Section 2.5(e).

“USD Equivalent” means, in respect of any amount expressed in a currency other than the U.S. dollar, the corresponding amount in U.S. dollars resulting from multiplying such amount in the applicable currency by the applicable Spot Rate.

“VAT” has the meaning set forth in Section 3.8(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder, and similar state, local and foreign laws related to plant closing, relocation, mass layoffs and employment losses.

“Warrants” has the meaning set forth in Section 4.3(a).

1.2 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other gender; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits and Schedules, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits and Schedules to, this Agreement; (c) all Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (d) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (e) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (f) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; (g) all accounting terms used and not defined herein have the respective meanings given to them under the Accounting Principles; (h) reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (i) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; (j) unless otherwise appropriate, specified or necessary for a representation or warranty to be true, the representations and warranties of the Company and the Acquired Subsidiaries set forth herein shall be deemed to be made as if the Reorganization has been consummated as of the date such representation and warranty is made hereunder; (k) no reference in this Agreement to dollar amount thresholds shall be deemed to be evidence of a Material Adverse Effect or materiality and (l) references to dollars or to $ are expressed in United States currency unless otherwise specifically indicated. To the extent computation of any amounts contemplated by this Agreement include a currency other than U.S. dollars, such amounts shall be converted to U.S. dollars using the USD Equivalent, in accordance with the definition of “Spot Rate”.

ARTICLE II

MERGER

2.1 Merger.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation under the DGCL (the “Surviving Corporation”).

(b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the relevant provisions of the DGCL, including, without limitation, Section 259 of the DGCL.

2.2 Closing.

(a) Closing Date. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 on the second (2nd) Business Day after satisfaction (or waiver as provided herein) of the conditions set forth in Article VI (other than those conditions that by their nature will be satisfied at the Closing, but subject to the satisfaction (or waiver as provided herein) of such conditions), or such other time, date or place as shall be agreed in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b) Effective Time. Prior to the Closing, Parent shall prepare, subject to the Company’s review, and on the Closing Date or as soon as practicable thereafter, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

(c) Certificate of Incorporation and Bylaws. At the Effective Time, (i) the certificate of incorporation of the Company shall be amended and restated in its entirety as set forth in Exhibit B attached hereto (the “Surviving Corporation Charter”) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until altered, amended or repealed as provided therein and by applicable Law, subject to Section 5.13 of this Agreement, and (ii) the bylaws of the Company shall be amended and restated in their entirety as set forth in Exhibit C attached hereto (the “Surviving Corporation Bylaws”), and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter altered, amended or repealed as provided therein, in the Surviving Corporation Charter or by applicable Law, subject to Section 5.13 of this Agreement.

(d) Directors. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to serve until the next meeting of stockholders for the election of directors and until his or her successor is duly elected and qualified, or until his or her earlier of resignation or removal.

(e) Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

2.3 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Stockholder or any holder of any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share, par value $0.01 per share, of the common stock of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury shares, and shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.3(b) and any Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive, without interest, in accordance with the Payment Schedule, (i) the Estimated Per Share Merger Consideration plus (ii) its Allocable Share of any Adjustment Amount distributed pursuant to Section 2.5(h) and Adjustment Escrow Fund in accordance with the Escrow Agreement plus (iii) its Allocable Share of any amount from the Stockholder Representative Expense Fund distributed pursuant to Section 8.16(d).

(d) Adjustment to Parent Common Stock Merger Consideration. The Parent Common Stock Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Parent Common Stock outstanding following the date of this Agreement and prior to the Effective Time so as to provide the Stockholders with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Parent Common Stock Merger Consideration.

(e) Conversion of Company Restricted Stock Units. Immediately prior to the Effective Time, each restricted stock unit of the Company that is outstanding immediately prior to the Effective Time shall vest in full to the extent unvested and be paid in such form as provided for in the terms of such restricted stock unit, including, if so provided, in shares of Company Common Stock, which will then, and the Effective Time, be converted into the right to receive the amounts specified in Section 2.3(c).

2.4 Transactions to be Effected at Closing.

(a) At the Closing, Parent shall pay or cause to be paid:

(i) to the applicable creditors on behalf of the applicable borrower (by wire transfer of immediately available funds in U.S. dollars to the accounts specified in writing by the applicable creditors at least two (2) Business Days prior to the anticipated Closing Date), the amount of Funded Indebtedness;

(ii) to the Persons or bank accounts and in the amounts specified on the Closing Statement, the Closing Company Transaction Expenses (or, in the case of the Aggregate Employee Payments, such amounts shall be paid or caused to be paid by Parent to an account specified by the Paying Agent at least two (2) Business Days prior to the anticipated Closing Date, the Aggregate Employee Payments, to be distributed by the Paying Agent to the payroll system provider of the Company, net of any withholding Taxes);

(iii) to an account specified by the Stockholder Representative at least two (2) Business Days prior to the anticipated Closing Date, the amount of the Stockholder Representative Expense Fund set forth in Section 8.16(d);

(iv) to the Escrow Agent, the Adjustment Escrow Amount by wire transfer in immediately available funds to the Adjustment Escrow Account, to be held and disbursed by the Escrow Agent upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; and

(v) to an account specified by the Paying Agent at least two (2) Business Days prior to the anticipated Closing Date with respect to the cash portion of the Closing Payment and by deposit with the Paying Agent on the Closing Date with respect to the portion of the Closing Payment consisting of the Parent Common Stock Merger Consideration, the Closing Payment, which shall be distributed by the Paying Agent to the holders of shares of Company Common Stock in partial payment of those amounts into which the holders of shares of Company Common Stock have a right to receive as a result of the conversion of such shares pursuant to Section 2.3(c); provided that the portion of the Closing Payment consisting of the Parent Common Stock Merger Consideration shall be delivered to the Paying Agent for further distribution by the Paying Agent pursuant to irrevocable instruction form the Parent via book entry to the holders of Company Common Stock in accordance with the Allocable Share.

For the avoidance of doubt, Parent shall have no liability or obligation to any other Person for any payment made in accordance with this Agreement and the Payment Schedule, to the extent Parent has made all required payments under this Agreement, the Payment Schedule and each of the Transaction Documents.

(b) At the Closing, Parent shall deliver to the Company:

(i) an officer’s certificate, dated as of the Closing Date, duly executed by Parent, certifying as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b); and

(ii) each of the Transaction Documents to which Parent or Merger Sub is a party, duly executed by Parent or Merger Sub, as applicable.

(c) At the Closing, the Company shall deliver:

(i) an officer’s certificate, dated as of the Closing Date, duly executed by the Company, certifying as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b);

(ii) a duly executed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and a notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), each dated as of the Closing Date, in form and substance reasonably satisfactory to Parent;

(iii) each of the Transaction Documents to which the Company, the Stockholder Representative or SpinCo is a party, duly executed by such Persons;

(iv) a certificate, dated as of the Closing Date, executed on its behalf by an officer of the Company, certifying as to (x) the Company’s Organizational Documents and (y) the resolutions of the board of directors of the Company authorizing the execution, delivery, and performance of this Agreement and each other Transaction Documents to which it is a party;

(v) certificate, dated as of the Closing Date, executed on its behalf by an officer of the Company, stating that the conditions specified in Sections 6.2(a) and (b) have been satisfied;

(vi) appropriate payoff letters and forms of Lien release, forms of which have been delivered to Parent three (3) Business Days prior to the Closing Date, in each case, in a customary form sufficient to fully discharge all Funded Indebtedness and providing for the release of all Liens securing the obligations of the Company and the Acquired Subsidiaries with respect to with respect such Funded Indebtedness, from the holders of Funded Indebtedness;

(vii) duly executed documentation evidencing of termination of all Contracts set forth on Section 2.4(c)(vii) of the Company Disclosure Schedule;

(viii) written resignations, or other evidence of removal, of directors and officers of the Company and the Acquired Subsidiaries designated by Parent at least two (2) days prior to Closing;

(ix) Certificates of Good Standing, or equivalent in the relevant jurisdiction, dated not more than five (5) days prior to the Closing, with respect to the Company and the Acquired Subsidiaries, issued by the Secretary of State of the State of the applicable state of organization and by the Secretary of State of each jurisdiction in which the Company and the Acquired Subsidiaries is qualified to do business as a foreign entity, as applicable;

(x) the Carve-Out Financial Statements;

(xi) a duly executed counterpart signature by the Stockholder Representative of the Escrow Agreement;

(xii) all of the consents, notices and approvals as set forth on Section 2.4(c)(xii) of the Company Disclosure Schedule; and

(xiii) a duly executed restrictive covenant agreement executed by each of GSO Special Situations Master Fund LP and GSO MAK Fund LP providing for confidentiality obligations, which shall be reasonably satisfactory to each of the Company and Parent;

(xiv) a joinder, in a form and substance reasonably acceptable to Parent, the Stockholder Representative, and SpinCo, whereby SpinCo agrees to be bound by the terms set forth in Sections 5.10 and 8.4.

(d) The Company’s payroll system provider shall pay on the Closing Date to each Person entitled to an Employee Payment, net of any applicable Taxes, the applicable Employee Payment (collectively, the “Aggregate Employee Payments”). Each Employee Payment shall be treated as compensation by the Company and shall be made prior to any distribution of the Closing Payment to the holders of shares of Company Common Stock pursuant to Section 2.3(c).

2.5 Merger Consideration Adjustments.

(a) No later than two (2) Business Days prior to the anticipated Closing Date, the Company will prepare and deliver to Parent a written statement (the “Closing Statement”) setting forth the (i) Company’s good faith calculation of (1) the Closing Net Working Capital (“Estimated Net Working Capital”), (2) the amount of the Closing Debt (“Estimated Closing Debt”), (3) the amount of the Closing Cash (“Estimated Closing Cash”), (4) the amount of the Closing Company Transaction Expenses (“Estimated Company Transaction Expenses”) and (5) the Merger Consideration (the “Estimated Merger Consideration”) and (ii) Payment Schedule setting forth a calculation of the Allocable Share, which calculations will be prepared in accordance with the Accounting Principles.

(b) Within 90 days following the Closing Date, Parent will prepare, or cause to be prepared, and deliver to the Stockholder Representative, a written statement (the “Post-Closing Statement”) setting forth Parent’s good faith calculation of (i) Closing Net Working Capital, (ii) Closing Debt, (iii) Closing Cash, (iv) Closing Company Transaction Expenses, and (v) the Merger Consideration, which calculations will be prepared in accordance with the Accounting Principles. For the avoidance of doubt, (A) the process to prepare the Post-Closing Statement shall be consistent with the financial reporting process applied in preparing the Closing Statement and the Financial Statements and (B) the Post-Closing Statement shall entirely disregard (w) any and all effects on the assets or liabilities of the Company and the Acquired Subsidiaries as a result of any financing or refinancing arrangements entered into at any time by or on behalf of Parent or any of their Affiliates, (x) any other transaction entered into by or at the direction of Parent or Merger Sub in connection with, or occurring after, the consummation of the transactions contemplated hereby, (y) any impact of purchase accounting and (z) any changes to the accounting practices, procedures, policies or business of the Company and the Acquired Subsidiaries after the Closing Date, including with respect to accounting, books and records or policies and procedures.

(c) Upon receipt from Parent of the Post-Closing Statement, the Stockholder Representative shall have 45 days to review the Post-Closing Statement (the “Review Period”). Parent shall (i) assist the Stockholder Representative and its Representatives and provide the Stockholder Representative and its Representatives with reasonable access upon reasonable notice during normal business hours to, the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities, employees and auditors of the Company and the Acquired Subsidiaries for purposes of preparing the Post-Closing Statement and the items included therein, and (ii) reasonably cooperate with the Stockholder Representative and its Representatives in connection therewith, including providing on a timely basis all other information as is reasonably requested by the Stockholder Representative and its Representatives. If the Stockholder Representative disagrees with Parent’s computation of Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses, or Merger Consideration, the Stockholder Representative may, on or prior to the last day of the Review Period, deliver a notice to Parent (the “Notice of Objection”) that sets forth its objection(s) in reasonable detail to Parent’s calculation of Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable. Any Notice of Objection shall specify those items or amounts with which the Stockholder Representative disagrees with each such item or amount, and shall set forth the Stockholder Representative’s calculation of Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable, based on such objections.

(d) Except to the extent set forth in a Notice of Objection delivered to Parent by the Stockholder Representative within the Review Period, the Stockholder Representative shall be deemed to have accepted Parent’s calculation of Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable, and such calculation shall be final and binding on all parties hereto. If the Stockholder Representative delivers the Notice of Objection to Parent within the Review Period, Parent and the Stockholder Representative shall, during the 20 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable. All such discussions and communications related thereto shall (unless otherwise agreed by Parent and the Stockholder Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. Any items agreed to by the Stockholder Representative and Parent in writing, together with any items specified in the Post-Closing Statement that are not disputed or objected to by the Stockholder Representative in the Notice of Objection, are collectively referred to herein as the “Resolved Matters”.

(e) If, at the end of the period set forth in Section 2.5(d) or any mutually agreed extension thereof, Parent and the Stockholder Representative are unable to resolve their disagreements, either the Stockholder Representative or Parent may refer all matters set forth in such Notice of Objection other than the applicable Resolved Matters (the “Unresolved Matters”) to a nationally recognized independent accounting firm reasonable acceptable to Stockholder Representative and Parent, which shall act as an expert and not an arbitrator (the “Independent Accounting Firm”). The Stockholder Representative and Parent each agree to negotiate in good faith and sign an engagement letter within ten (10) Business Days after the identification of any Unresolved Matters, in commercially reasonable form, as may reasonably be required by the Independent Accounting Firm. Parent and the Stockholder Representative shall instruct the Independent Accounting Firm to act as an expert in accounting and not as an arbitrator and to promptly review this Section 2.5 and to determine solely with respect to the Unresolved Matters and, whether and to what extent, if any, any component of the calculation of Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable, requires adjustment. The review of the Independent Accounting Firm shall be subject to an agreed upon schedule outlined in the engagement letter. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to (i) whether the Post-Closing Statement was prepared (A) in accordance with the Accounting Principles and (B) this Agreement, in each case, with respect to the Unresolved Matters and (ii) whether there were mathematical errors in the Post-Closing Statement. The Independent Accounting Firm (A) shall base its determination solely on written submissions by Parent and the Stockholder Representative, and prepared on a good faith basis, and not on an independent review and (B) will not be authorized to make any other determination, including any matter relating to the Financial Statements. Parent and the Stockholder Representative shall make available to the Independent Accounting Firm all relevant books and records (including work papers, schedules, memoranda and other documents) and other items reasonably requested by the Independent Accounting Firm (provided, that they shall contemporaneously provide a copy to the other party of any materials requested by, and provided to, the Independent Accounting Firm) and shall be afforded the opportunity to present to the Independent Accounting Firm any material relating to the Unresolved Matters and to discuss the issues with the Independent Accounting Firm. There shall be no ex parte communications between the Stockholder Representative, Parent or any of their respective Affiliates, on the one hand, and the Independent Accounting Firm, on the other hand. The final written determination of the Independent Accounting Firm shall be made in strict accordance with the terms of this Agreement, without regard to principles of equity. As promptly as practicable, but in no event later than 45 days after its retention, the Independent Accounting Firm shall deliver to Parent and the Stockholder Representative a report which sets forth its resolution of the Unresolved Matters and amounts and its calculation of Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable; provided, however, that (x) the Independent Accounting Firm shall use the amounts set forth in the Post-Closing Statement or as otherwise agreed to by the Stockholder Representative and Parent in writing pursuant to Section 2.5(d) for Resolved Matters and (y) in no event shall any Unresolved Matter as determined by the Independent Accounting Firm be more than the greatest value claimed by a party for such Unresolved Matter or less than the smallest value claimed by a party for such Unresolved Matter, in the case of Parent, in the Post-Closing Statement or in the case of the Stockholder Representative, in a Notice of Objection. The decision of the Independent Accounting Firm shall be final, conclusive and binding on Parent and the Stockholder Representative absent fraud or manifest error.

(f) Parent and the Former Holders shall share the fees and expenses of the Independent Accounting Firm in inverse proportion to the relative amounts subject to the Notice of Objection that are determined in favor of such party, in accordance with the following formulas: (i) Parent shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Notice of Objection resolved in favor of the Stockholder Representative and the denominator of which is the total dollar amount subject to the Notice of Objection and (ii) the Former Holders shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Notice of Objection resolved in favor of Parent and the denominator of which is the total dollar amount subject to the Notice of Objection; provided, however, that any portion of the Independent Accounting Firm’s fees and expenses that are the responsibility of the Former Holders shall be paid out of the Stockholder Representative Expense Fund. Parent and the Former Holders shall each be responsible for paying the fees and expenses of their own respective attorneys, accountants and other representatives in connection with Notice of Objection.

(g) For the purposes of this Agreement, “Final Net Working Capital”, “Final Closing Debt”, “Final Closing Cash”, “Final Company Transaction Expenses” and “Final Merger Consideration” mean Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses and Merger Consideration, respectively: (i) as shown in the Closing Statement if Parent shall have failed to deliver the Post-Closing Statement to the Stockholder Representative pursuant to Section 2.5(b); provided, that the Stockholder Representative may, in its sole discretion, engage the Independent Accounting Firm, at Parent’s sole cost and expense, to determine the Merger Consideration, which such determination by the Independent Accounting Firm shall be final, conclusive and binding on the parties absent fraud or manifest error; (ii) as shown in the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.5(b), if no Notice of Objection with respect thereto is timely delivered by the Stockholder Representative to Parent pursuant to Section 2.5(c) or (iii) if a Notice of Objection is so delivered, (A) as agreed by Parent and the Stockholder Representative pursuant to Section 2.5(d) or (B) in the absence of such agreement, as shown in the Independent Accounting Firm’s calculation delivered pursuant to Section 2.5(e).

(h) Adjustment Amount. If (i) the Adjustment Amount is positive, then (A) Parent shall pay, or cause to be paid, to the Paying Agent, the Adjustment Amount within five (5) Business Days from the date on which the Adjustment Amount is finally determined pursuant to Section 2.5(g) by bank wire transfer of immediately available funds to the account or accounts designated in writing by the Paying Agent for payment to the Former Holders in accordance with the Payment Schedule, this Agreement and the Paying Agent Agreement and (B) Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deposit the Adjustment Escrow Fund with the Paying Agent for the benefit of the Former Holders (and, in each case, for further payment pursuant to the Stockholder Representative’s instructions to the Paying Agent), or (ii) if the Adjustment Amount is negative then, five (5) Business Days from the date on which the Adjustment Amount is finally determined pursuant to Section 2.5(g) (A) Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to release from the Adjustment Escrow Fund, for the benefit of Parent, an amount equal to the absolute value of the Adjustment Amount, provided, however, that in no instance shall the Adjustment Amount payable by either the Stockholder Representative or Parent in accordance with this Section 2.5(h)(i) exceed the Adjustment Escrow Amount, and (B) Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deposit the remainder of the Adjustment Escrow Fund, if any, with the Paying Agent for the benefit of the Former Holders.

(i) Any payments made pursuant to this Section 2.5 shall be treated as an adjustment to the Merger Consideration (as determined for Tax purposes) for all Tax purposes, unless otherwise required by applicable Law.

2.6 Payment Procedures.

(a) Paying Agent. Prior to the Effective Time, Parent and the Stockholder Representative shall enter into a Paying Agent Agreement with the Paying Agent for the purpose of exchanging shares of Company Common Stock for the Merger Consideration. Parent shall deposit, or cause to be deposited, with the Paying Agent the amounts and forms of consideration specified in Section 2.4(a)(v) in such timeframe as specified therein.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the date hereof, the Company shall provide (or cause the Paying Agent to provide) to each holder of Company Common Stock: (A) the Letter of Transmittal (which shall include, among other things, an executed consent to the appointment of the Stockholder Representative and customary representations and warranties, including with respect to ownership of the Company Common Stock, free and clear of all Liens) and (B) instructions for use in effecting the surrender of Book-Entry Shares.

(ii) Upon surrender of each Book-Entry Share to the Paying Agent, together with a duly executed Letter of Transmittal, and such other documents as may reasonably be required by the Paying Agent, at the Effective Time, such Former Holder shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the consideration set forth in Section 2.3(c), without interest, for each share of Company Common Stock, surrendered in accordance with this Agreement. Until surrendered as contemplated by this Section 2.6(b), each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the consideration set forth in Section 2.3(c) attributable to such Book-Entry Share as contemplated by this Article II and in accordance with the Payment Schedule, without interest.

(c) No Further Ownership Rights in Company Common Stock; Transfer Books. The cash amounts paid and to be paid in respect of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be paid in full satisfaction of all rights pertaining to any and all shares of the Company Common Stock. If, after the Effective Time, any Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.6. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall thereafter be no further registration of transfers of shares of Company Common Stock or any other capital stock of the Company that were outstanding immediately prior to the Effective Time on the records of the Company.

(d) Termination of Paying Agent Fund. At any time following the first anniversary of the Closing Date, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to the Surviving Company (and not Parent, the Stockholder Representative nor any of their Affiliates other than the Surviving Corporation) as general creditors thereof with respect to the payment of any portion of the Merger Consideration, that may be payable upon surrender of any Book-Entry Shares, as determined pursuant to this Agreement, without any interest thereon.

(e) No Liability. None of the parties hereto or the Paying Agent shall be liable to any Person in respect of any cash from the Paying Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Book-Entry Share has not been surrendered prior to five (5) years after the Effective Time or immediately prior to such earlier date on which the Merger Consideration payable in respect of such Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation (and not Parent nor any of its Affiliates other than the Surviving Corporation), free and clear of all claims or interest of any Person previously entitled thereto.

2.7 Withholding. Each of Parent, the Surviving Corporation, the Escrow Agent and the Paying Agent (without duplication) shall be entitled to deduct and withhold from any payments made pursuant to this Agreement or the Escrow Agreement (as applicable) such amounts as they are required to deduct and withhold with respect to the making of any such payment under any applicable Tax Law. To the extent that amounts are so withheld, and paid to the proper Taxing Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement and the Escrow Agreement (as applicable) as having been paid to such Person in respect of which such deduction and withholding was made.

2.8 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder who has not voted to adopt this Agreement or consented thereto in writing, who is entitled to appraisal rights and who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL shall not be converted into or be exchangeable for the right to receive the allocable portion of the Merger Consideration (the “Dissenting Shares”), but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if any such holder fails to perfect or otherwise waives, loses, forfeits, validly withdraws or revokes the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been converted as of the Effective Time into the right to receive the allocable portion of the Merger Consideration, without interest thereon, upon surrender of any Book-Entry Shares in accordance with Section 2.6. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to (a) receive information with respect to, (b) be consulted on, and (c) participate in, in each case, all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands. The Stockholder Representative shall be liable to and shall pay each holder of Dissenting Shares such amounts determined by a court of competent jurisdiction in accordance with the DGCL, along with all reasonable costs and fees related to such determination from the Stockholder Representative Expense Fund.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

RELATING TO THE COMPANY AND THE ACQUIRED SUBSIDIARIES

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company Disclosure Schedule, each statement contained in this Article III is true and correct on and as of the date of this Agreement and on and as of the Closing Date, and unless otherwise appropriate, specified or necessary for a representation or warranty to be true, the representations and warranties of the Company and the Acquired Subsidiaries set forth herein shall be deemed to be made as if the Reorganization has been consummated as of the date such representation and warranty is made hereunder:

3.1 Organization; Good Standing.

(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Acquired Subsidiaries is a legal entity duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization.

(b) (i) The Company and each of the Acquired Subsidiaries is duly authorized to conduct the Acquired Business in which it is engaged and is in good standing under the laws of each jurisdiction where such qualification is required, except where any failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect and (ii) the Company and each of the Acquired Subsidiaries has the full power and authority necessary to carry on the Acquired Business in which it is engaged and to own, lease and use the properties owned, leased and used by it in the Acquired Business in which it is engaged.

3.2 Authority and Enforceability.

(a) The Company has the requisite legal power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is or will be a party and, subject to the Company’s receipt of the Company Stockholder Consent, to consummate the Merger, the Distribution, the Reorganization and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Transaction Documents to which the Company is or will be a party and the consummation of the Merger, the Distribution, the Reorganization and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, subject to the Company’s receipt of the Company Stockholder Consent. The Company Stockholder Consent is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Transaction Documents, approve the Merger, the Distribution and the Reorganization and consummate the Merger, the Distribution, the Reorganization and the other transactions contemplated hereby and thereby. This Agreement has been, and at the Closing each of the Transaction Documents to which the Company is a party will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by Parent or Merger Sub to the extent that Parent or Merger Sub is a party thereto, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”).

(b) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and not subsequently rescinded or modified in any way, as of the date hereof, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement and directed that such matter be submitted for consideration of the Stockholders at a meeting of the Stockholders.

3.3 Capitalization; Acquired Subsidiaries.

(a) The authorized capital stock of the Company consists of 3,500,000 shares of Company Common Stock. Section 3.3(a) of the Company Disclosure Schedule sets forth, as of the close of business on the date immediately preceding the date of this Agreement, (i) the total number of shares of Company Common Stock issued and outstanding and (ii) a complete and accurate list of the holders of all Company Common Stock. The Company Common Stock is duly authorized, validly issued, fully paid and nonassessable and not subject to, and was not issued in violation of, any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. Other than the Company Common Stock, the Company will not have outstanding as of the Closing Date any equity interests or any other securities or interests exercisable or exchangeable for or convertible into equity interests or any obligation to redeem or repurchase any of its equity interests. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock. All of the Company Common Stock is uncertificated.

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, the equity interests of each of the Acquired Subsidiaries are (i) duly authorized, validly issued, fully paid and nonassessable, (ii) not subject to and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights, and (iii) free of any Liens created by the Company in respect thereof. Section 3.3(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the authorized and outstanding equity of each Acquired Subsidiary and the owner(s) of record of such outstanding equity.

(c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, there are no existing options, warrants, calls, rights, securities or Contracts to which the Company or any of the Acquired Subsidiaries is a party requiring, and there are no securities, or other interests of the Company or any of the Acquired Subsidiaries outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional equity interests or other interests of the Company or any of the Acquired Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests or other interests of the Company or any of the Acquired Subsidiaries. Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, there are no outstanding equity appreciation, phantom equity, stock unit, profit participation, equity, equity-based performance or similar rights with respect to the Company or any of the Acquired Subsidiaries. Except for (i) the Organizational Documents, (ii) the Shareholders Agreement, dated as of November 18, 2011 (as amended by that certain Amendment No. 1 to Shareholders Agreement, dated as of July 24, 2013) among the Company, and the stockholders named therein, (iii) the Investor Rights Agreement or (iv) under any Benefit Plan, there are no agreements to which the Company or any of the Acquired Subsidiaries is a party with respect to the Company Common Stock or the equity interests of any of the Company’s Subsidiaries, including any voting agreements relating to the voting of the Company Common Stock or the equity interests of any of the Company’s Subsidiaries.

(d) The only vote of holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority in interest of the outstanding shares of the Company Common Stock at a meeting of the Stockholders or by written consent or vote in accordance with the DGCL (the “Company Stockholder Consent”).

3.4 No Conflicts.

(a) Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party do not, and the consummation by the Company, the Acquired Subsidiaries and their Affiliates of the Merger, the Distribution, the Reorganization and the other transactions contemplated hereby and thereby will not, (i) result in any breach or violation under any provision of the Organizational Documents of the Company or the Acquired Subsidiaries, (ii) result in any breach of or constitute a default under any Contract to which the Company or the Acquired Subsidiaries is a party or by which any of the Real Property or assets of the Company or the Acquired Subsidiaries is bound or (iii) assuming compliance by the Company with the matters referred to in Section 3.4(b), violate any Law or Order applicable to the Company or the Acquired Subsidiaries, except, in the case of the immediately preceding clause (ii), where any such breach, violation or default would not reasonably be expected to have, individually or in the aggregate, a materially adverse effect to the Company and the Acquired Subsidiaries taken as a whole.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to the Company or the Acquired Subsidiaries in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation of the Merger, the Distribution, the Reorganization or the other transactions contemplated hereby and thereby, except for (i) the filing and recordation of the Certificate of Merger as required by the DGCL, (ii) such Authorizations, Orders, registrations, declarations, filings and notices as set forth in Section 3.4(b) of the Company Disclosure Schedule, and (iii) such Authorizations, Orders, registrations, declarations, filings or notices which, if not made or obtained, would not individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to be materially adverse to the Company and the Acquired Subsidiaries taken as a whole.

3.5 Financial Statements. Complete and accurate copies of: (a) unaudited income statement of the Acquired Business for the fiscal year ended December 31, 2019; (b) unaudited statements of operations and comprehensive loss of the Acquired Business for the fiscal year ended December 31, 2019, (c) unaudited statement of cash flows of the Acquired Business for the fiscal year ended December 31, 2019; (d) unaudited income statement of the Acquired Business for the fiscal year ended December 31, 2020; (e) unaudited statements of operations and comprehensive loss of the Acquired Business for fiscal year ended December 31, 2020 and (f) unaudited statement of cash flows of the Acquired Business for fiscal year ended December 31, 2020 (clauses (a), (b) and (c) collectively, the “Annual Financial Statements,” together with clauses (d), (e) and (f), collectively, the “Financial Statements”). Except as set forth in the Annual Financial Statements, the Annual Financial Statements have been prepared in all material respects in accordance with GAAP, applied on a consistent basis throughout the period involved. The Annual Financial Statements accurately and fairly present, in accordance with GAAP, in all material respects, the consolidated financial condition and the consolidated results of operations, equity, revenue and cash flows of the Acquired Business as of the respective dates they were prepared and the results of the operations of the Acquired Business for the periods indicated.

3.6 Undisclosed Liabilities.

(a) Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, there is no Liability of the Company or the Acquired Subsidiaries, except for liabilities and obligations (i) adequately accrued or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since December 31, 2020 in the Ordinary Course of the Company and the Acquired Subsidiaries (none of which arises out of any breach of Contract, breach of warranty, tort, infringement or violation of applicable Law), or (iii) as incurred under this Agreement, the Transaction Documents or in connection with the transactions contemplated hereby or thereby.

(b) There are no securitization transactions or other “off-balance sheet arrangements” (as that term is defined in Item 303 of Regulation S-K under the Securities Act) to which the Company or the Acquired Subsidiaries is a party and has any continuing Liability.

3.7 Absence of Certain Changes, Events and Conditions.

(a) Except as set forth on Section 3.7(a) of the Company Disclosure Schedule, from the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Material Adverse Effect.

(b) Except as set forth on Section 3.7(b) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, the Company and the Acquired Subsidiaries have conducted their business and operated their properties in the Ordinary Course, and the Company and the Acquired Subsidiaries have not taken any action, that if taken after the date of this Agreement, would be prohibited under Section 5.1.

3.8 Taxes.

(a) Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, the Company and the Acquired Subsidiaries have filed, or caused to be filed, all Tax Returns required to be filed by the Company and the Acquired Subsidiaries. Such Tax Returns are complete and correct, were prepared in compliance with applicable Law and accurately reflect the Tax liabilities of the Company and the Acquired Subsidiaries (other than Taxes not yet due or payable). Neither the Company nor any of the Acquired Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return, other than extensions of time to file Tax Returns obtained in the Ordinary Course. All due and owing by the Company and the Acquired Subsidiaries (whether or not shown as due on any Tax Returns) have been timely paid or, if not yet due or owing, have been adequately accrued and reserved in accordance with GAAP. There are no Liens for Taxes except for statutory liens for Taxes not yet due and payable.

(b) Except as set forth on Section 3.8(b) of the Company Disclosure Schedule, the Company has delivered to Parent true, correct and complete copies of all income, sales and use, value added tax (“VAT”), and other material Tax Returns for the Company and the Acquired Subsidiaries filed after December 31, 2016, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of the Company and the Acquired Subsidiaries. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of the Acquired Subsidiaries that remains in effect.

(c) Except as set forth on Section 3.8(c) of the Company Disclosure Schedule, there are no past, ongoing or threatened Actions by any Taxing Authority against the Company or any of the Acquired Subsidiaries. Neither the Company nor any of the Acquired Subsidiaries have received from any Taxing Authority any (i) notice of an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed against the Company or any of the Acquired Subsidiaries. There is no waiver or extension of any statute of limitations on the assessment of any Taxes of the Company or any of the Acquired Subsidiaries currently in effect, and no extension of time for filing any Tax Return of the Company or any of the Acquired Subsidiaries that has not since been filed.

(d) No claim has ever been made by any Taxing Authority in a jurisdiction where the Company (or any of the Acquired Subsidiaries) does not file Tax Returns that the Company (or such Subsidiaries) is or may be subject to taxation by that jurisdiction. Neither the Company nor any of the Acquired Subsidiaries have received or requested any private letter ruling from the IRS (or any comparable Tax ruling from any other Taxing Authority). No power of attorney with respect to Taxes has been granted with respect to the Company and the Acquired Subsidiaries that will remain in effect after the Closing.

(e) Neither the Company nor any of the Acquired Subsidiaries is a party to, or otherwise bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreements entered into in the Ordinary Course and that are not primarily related to Taxes).

(f) Neither the Company nor any of the Acquired Subsidiaries have consummated or participated in, or is it currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any of the Acquired Subsidiaries have participated in, or is it currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Law.

(g) Neither the Company nor any of the Acquired Subsidiaries have been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or non-U.S. Tax Laws as a result of transactions, events or accounting methods employed prior to the Closing. Neither the Company nor any of the Acquired Subsidiaries have (i) ever been a member of a consolidated, combined, unitary, aggregate or similar group of which the Company was not the ultimate parent corporation, (ii) any Liability for the Taxes of any Person (other than the Company and Acquired Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract or otherwise, or (iii) ever been a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.

(h) Neither the Company nor any of the Acquired Subsidiaries have ever filed an entity classification election IRS Form 8832 under Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

(i) Neither the Company nor any of the Acquired Subsidiaries have been or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) any intercompany transaction (including any intercompany transaction subject to Section 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or prior to the Closing Date, (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (vii) pursuant to Section 965(h) of the Code.

(j) Neither the Company nor any of the Acquired Subsidiaries have ever (i) been a “United States real property holding corporation” within the meaning of Section 897 of the Code or (ii) constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 or Section 361 of the Code.

(k) Except as set forth on Section 3.8(k) of the Company Disclosure Schedule, neither the Company nor the Acquired Subsidiaries have filed any amended Tax Return or other claim for a Tax refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the Coronavirus Aid, Relief and Economic Security Act (Public Law 116-136) (“CARES Act”) (or any corresponding or similar provision of state, local or non-U.S. Law).

(l) Neither the Company nor any of the Acquired Subsidiaries are (or have been) subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, contractors, a permanent establishment or any other place of business in such other jurisdiction. The Company and each of the Acquired Subsidiaries are and have been in compliance with the requirements for any applicable Tax holidays or incentives. Parent, Merger Sub and their Affiliates will not be liable after the Closing to repay any amounts attributable to benefits received under such Tax holidays or incentives on or prior to the Closing.

(m) The Company and each of the Acquired Subsidiaries have (i) complied with all Laws relating to the reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 1472 of the Code or similar provisions under any non-U.S. Law), timely filed all withholding and information Tax Returns (including Forms W-2, 1099 and 1042), and maintained all required records with respect thereto, and (ii) collected or withheld (within the time and in the manner prescribed by Law) from any amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party and paid over to the proper Taxing Authority (or is properly holding for such timely payment) all amounts required to be so collected or withheld and paid over under all applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding Laws.

(n) The Company and each of the Acquired Subsidiaries are in substantial compliance with all applicable transfer pricing Laws and regulations (including Section 482 of the Code and any other applicable federal, state, local or non-U.S. Laws and regulations).

(o) Neither the Company nor any of the Acquired Subsidiaries have any property or obligation, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that are, or may become, escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar Laws.

(p) Neither the Company nor any of the Acquired Subsidiaries have participated in or cooperated with, or has agreed to participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code.

(q) The Company and each of the Acquired Subsidiaries have collected, remitted and reported to the appropriate Tax authority all sales and use Taxes and VAT required to be so collected, remitted or reported pursuant to all applicable Tax Laws.

(r) None of the Company or the Acquired Subsidiaries has ever been a “passive foreign investment company” as defined in Section 1297 of the Code or is a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code.

(s) Except as set forth on Section 3.8 of the Company Disclosure Schedule, each of the Company and the Acquired Subsidiaries (i) have not deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) have properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Act (Public Law 116-127) and Section 2301 of the CARES Act and (iii) have not sought, and do not intend to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

3.9 Compliance with Law; Authorizations.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, the Company and each of the Acquired Subsidiaries is and, since December 31, 2018, have been in compliance with all Laws applicable to them or their respective Business, properties or assets, except for such noncompliance which would not reasonably be expected to be materially adverse to the Company and the Acquired Subsidiaries taken as a whole. Neither the Company nor any of the Acquired Subsidiaries has received any written notice, action or assertion from any Governmental Entity that is unresolved, pending or threatened (in writing), alleging that the Company or any of the Acquired Subsidiaries is not in material compliance with any applicable Law.

(b) (i) The Company and each of the Acquired Subsidiaries owns, holds, possesses or lawfully uses all of the Authorizations that are required for the Company and the Acquired Subsidiaries to lawfully conduct the Acquired Business as currently conducted (the “Necessary Authorizations”), and all such Necessary Authorizations are valid and are in full force and effect, except where the failure to obtain any such Necessary Authorization or the failure to be valid and in full force and effect would not reasonably be expected to be materially adverse to the Company and the Acquired Subsidiaries taken as a whole, and (ii) no suspension, cancellation or non-renewal of any of the Necessary Authorizations is pending, or to the Knowledge of the Company, threatened. Each of the Company and the Acquired Subsidiaries is in compliance with the requirements, terms and conditions of the Necessary Authorizations and has timely filed for renewal of the same except for such noncompliance which would not reasonably be expected to be materially adverse to the Company and the Acquired Subsidiaries taken as a whole.

The representations and warranties set forth in this Section 3.9 shall not apply to Tax matters (which are the subject of Section 3.8) or Environmental Laws or environmental matters (which are the subject of Section 3.19).

3.10 Real Property; Personal Property.

(a) The Company or one of the Acquired Subsidiaries has good and valid title to, or a valid leasehold interest in, (i) all Real Property and (ii) all tangible personal property related to the Acquired Business reflected in the Financial Statements or acquired after December 31, 2019, other than, in the case of personal property described in clause (ii), properties and assets sold or otherwise disposed of in the Ordinary Course since December 31, 2019. Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, all such properties and assets (including leasehold interests) are free and clear of material Liens, except for Permitted

Liens. Neither the Company nor any of the Acquired Subsidiaries owns, nor has the Company or any of the Acquired Subsidiaries ever owned any Real Property.

(b) Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the street address of each parcel of leased Real Property. True, correct and complete copies of each lease, sublease, and license pursuant to which the Company or any of the Acquired Subsidiaries leases, subleases or licenses real property (collectively, “Leases”), and each material amendment to any of the foregoing (collectively, the “Lease Documents”) have been made available to Parent. Except as otherwise set forth in Section 3.10(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, concessions or other contracts granting to, and neither the Company nor any of the Acquired Subsidiaries is a party to any lease, sublease, concession or other contract granting to any Person other than the Company or any of the Acquired Subsidiaries, the right to use or occupy any real property, (ii) all Leases are in full force and effect, subject to the Enforceability Exceptions, (iii) neither the Company nor any of the Acquired Subsidiaries has given or received written notice of any currently outstanding and uncured event of default under any Leases, except, in the case of each of (i)-(iii), inclusive, as would not, individually or in the aggregate, be material and adverse to the Company and the Acquired Subsidiaries, taken as a whole. Neither the Company, nor any of the Acquired Subsidiaries, has leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Real Property other than as set forth on Section 3.10(b) of the Company Disclosure Schedule.

(c) Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, there are no pending, or, to the Knowledge of the Company, any threatened in writing material condemnation Actions relating to the Real Property or other Actions that would materially and adversely affect the current use, occupancy or value thereof. To the Company’s Knowledge, there are no material latent defects or material adverse physical conditions affecting the Real Property, and improvements thereon.

(d) The Company and its applicable Acquired Subsidiaries enjoy quiet possession under all of its Leases and no Real Property under any such Lease is subject to any Lien (other than a Permitted Lien), building or use restriction, or variance, as might, in any material respect, interfere with or impair the present and continued use thereof by the Company or the Acquired Subsidiaries in the usual and normal conduct of the Acquired Business.

3.11 Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Company Disclosure Schedule, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and the Acquired Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth in Section 3.11 of the Company Disclosure Schedule or for buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property to be provided pursuant to the Transition Services Agreement, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and the Acquired Subsidiaries, together with all other properties and assets of the Company and the Acquired Subsidiaries, after giving effect to the Reorganization, are sufficient for the continued conduct of the business of the Company and the Acquired Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and the Acquired Subsidiaries as currently conducted.

3.12 Related Party Transactions.

(a) No Related Party, within the past twelve (12) months (i) owns or has owned directly or indirectly (other than through any equity interest in the Company or any of the Stockholders) in whole or in part, or has any other direct or indirect interest (other than through any equity interest in the Company or any of the

Stockholders) in, any tangible property that is owned or leased by the Company or any of the Acquired Subsidiaries or (ii) has or had outstanding any Indebtedness to the Company or any of the Acquired Subsidiaries.

(b) All agreements and other relationships between the Company or any of the Acquired Subsidiaries, on the one hand, and any of its Related Party, on the other hand, are conducted on terms and conditions that approximate those terms and conditions had such arrangements been negotiated on an arm’s-length basis.

3.13 Intellectual Property; Information Technology.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property Registrations, and (i) for each Patent, the patent number or application serial number for each jurisdiction in which filed, date issued and filed and present status thereof, (ii) for each trademark for which there is a registration or application for registration, the application serial number or registration number, by jurisdiction, and the class of goods or services covered, the date issued and filed and the present status thereof, (iii) for each Domain Name, the registration date, any renewal date and name of registry, (iv) for each copyright for which there is a registration or application for registration, the number and date of such registration or copyright application by jurisdiction and (v) any actions that must be taken within ninety (90) days after the date of this Agreement for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property Registrations, including the payment of any registration, maintenance or renewal fees.

(b) All Company Intellectual Property is valid, enforceable, and in the case of Company Intellectual Property Registrations that are registered or pending, subsisting. There are no facts or circumstances that would render any of the Company Intellectual Property Registrations invalid or unenforceable or, to the Knowledge of the Company, that would materially affect any pending applications for any Company Intellectual Property Registrations. None of the Company Intellectual Property Registrations is subject to any actual, threatened in writing or, to the Knowledge of the Company, otherwise threatened legal proceedings before any court, tribunal or other Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world), including any interference, derivation, reexamination, reissue, challenge, cancellation or opposition proceeding. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, the Company or one of the Acquired Subsidiaries owns or has rights to use, pursuant to an Inbound Intellectual Property Contract all Intellectual Property material to or otherwise necessary for the operation of the business of the Company and its Subsidiaries, free and clear of all Liens except Permitted Liens. The Intellectual Property and Technology owned by or validly licensed to the Company constitutes all Intellectual Property and Technology necessary for or material to the Company to conduct its Business as currently conducted.

(c) No Company Intellectual Property, Company Technology, Company Products, or Company Services are subject to any legal proceeding or Order restricting any use, transfer, licensing, or performance of such Company Intellectual Property, Company Technology, Company Products, or Company Services by the Company, or that affects the validity, use or enforceability of such Owned Company Intellectual Property, Owned Company Technology, Company Products, or Company Services, and to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such legal proceeding or Order. To the Knowledge of the Company, no Licensed Company Intellectual Property or Licensed Company Technology included in any Company Product or otherwise used or held for use by the Company (for any Company Service or otherwise) is subject to any Legal Proceeding or Order restricting any use, transfer, licensing or performance of such Licensed Company Intellectual Property, Licensed Company Technology, Company Product, or Company Service by the Company or that affects the validity, use or enforceability of such Licensed Company Intellectual Property, Licensed Company Technology, Company Product, or Company Service and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or Order.

(d) The Company exclusively owns all material Company Intellectual Property and Company Technology free and clear of any Liens (other than Permitted Exceptions and the Outbound Intellectual Property

Contracts). To the Knowledge of the Company, all Company Intellectual Property and Company Technology and any Intellectual Property used by the Company or any Subsidiary pursuant to an Inbound Intellectual Property Contract is fully transferable, alienable and licensable by the Company and can be amended and modified, in each case, without restriction and without payment of any kind to any Person.

(e) To the Knowledge of the Company, The Company has a valid and enforceable license to use, practice and exploit all Licensed Company Intellectual Property and Licensed Company Technology and all other material Intellectual Property not owned by the Company or a Subsidiary that is used by the Company in connection with its business as currently conducted.

(f) The Company has not: (i) transferred ownership of, or granted any exclusive license or exclusive right under or with respect to, or authorized the retention of any exclusive right with respect to or joint ownership of, any Intellectual Property or Technology that is or was at the time owned or purported to be owned by the Company to any other Person; (ii) permitted the Company’s rights in any Owned Company Intellectual Property or Owned Company Technology to lapse or enter the public domain, expect for items of Company Registered Intellectual Property expiring at the end of its statutory terms; or (iii) except for any rights to indemnification pursuant to any Master Applications and Services Agreement entered into in the Ordinary Course, granted to any Person any right to bring any claim or cause of action arising out of or related to infringement, misappropriation or violation of any Owned Company Intellectual Property or Owned Company Technology.

(g) Neither the operation of the business of the Company as previously or currently conducted (including the design, development, manufacture, having manufactured, use, import, export, sale, offering for sale, provision, reproduction, display, performance, modification, licensing, disclosure, support, maintenance, commercialization or other exploitation of Company Products or Company Software and the performance of any Company Services) nor the use, practice or exploitation of any Company Intellectual Property or Company Technology: (i) infringes or violates or has infringed or violated any Intellectual Property of any Person; (ii) constitutes or results from a misappropriation or misuse of, has constituted or resulted from a misappropriation or misuse of, or will constitute or result from a misappropriation or misuse of any Intellectual Property of any Person; or (iii) constitutes or has constituted unfair competition or trade practices.

(h) The Company has not received written notice from any Person of any claim (i) alleging any infringement, misappropriation, misuse, violation or unfair competition or trade practices with respect to any Intellectual Property or Personal Information, (ii) that the Company must license any Intellectual Property or Technology from any Person, refrain from using any Intellectual Property, Personal Information or Technology or consider the applicability of any Intellectual Property to Company Products, Company Services, or the business of the Company (or otherwise offering a license to any Intellectual Property) or (iii) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Intellectual Property or Personal Information. No such claim is threatened in writing, or to the Knowledge of the Company, otherwise threatened by any Person and no valid basis exists for any such claim. The Company has not received any opinion of counsel regarding any allegation of infringement or privacy rights violations relating to the operation of the business of the Company or any Company Products, Company Services, Company Technology or Company Intellectual Property.

(i) The Company has not made available any material Software or other material Technology (and the Company has not agreed to make available any such Software or other Technology) to any Person other than to employees, contractors or consultants of the Company (in their capacity as such), or pursuant to the Outbound Intellectual Property Contracts. No Company Products or Company Services have been made available (and the Company has not agreed to make available any Company Products or Company Services) other than pursuant to appropriate agreements. The Company has neither received from nor provided or granted to any Person any material Intellectual Property or material Technology or rights in or to any Intellectual Property or Technology other than pursuant to the Intellectual Property Contracts.

(j) To the Company’s Knowledge, (i) none of the transactions contemplated by this Agreement will alter, impair or otherwise adversely affect any rights of the Company in any Company Intellectual Property or Company Technology; and (ii) immediately following the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company’s rights under all Intellectual Property Contracts, to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments that the Company would otherwise have been required to pay had such transactions not occurred.

(k) Neither this Agreement nor any transactions contemplated by this Agreement will result in any of the following under or pursuant to any Contracts to which the Company is a party: (i) any Person being granted rights or access to, or the placement in or release from escrow of, any Software source code or other Technology, (ii) Parent or any of its Affiliates granting to any Person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Intellectual Property or Technology, or (iii) Parent or any of its Affiliates (as of immediately prior to the Closing) or any of their Intellectual Property being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses.

(l) The Company has no obligation to compensate or account to any Person for the use, practice or exploitation of any material Company Intellectual Property or material Company Technology.

(m) Section 3.13(m) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) all material Software owned by the Company (“Company Software”); and (ii) material Open Source Materials that are incorporated or embedded in or bundled with any such Company Software.

(n) All use and distribution of Company Software, Company Products and Open Source Materials, and all provision of the Company Services, by or through the Company is in material compliance with all Open Source Licenses applicable thereto, including copyright notice and attribution requirements.

(o) To the Knowledge of the Company, it has not incorporated or embedded any Open Source codes into any Company Software or Company Products, combined, linked or distributed any Open Source codes with any Company Software or Company Products, used any Open Source codes to provide any Company Services, or used any Open Source codes, in each case, in a manner that requires any Company Software or Company Products, any portion thereof, or any Company Technology or Company Intellectual Property to be subject to Copyleft Licenses or requires the Company, Parent or any of Parent’s Affiliates to grant any Patent license or other Patent rights.

(p) The Company has not disclosed or delivered to any escrow agent or any other Person any of the source code for any Company Software or relating to any Company Technology, and no Person (other than any employee, contractor or consultant that has executed an Invention Assignment Agreement) has any right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably could be expected to, result in the delivery, license or disclosure of any such source code to any Person who is not, as of the date of this Agreement, an employee of the Company that has executed an Invention Assignment Agreement.

(q) No Governmental Entity and no other national, multi-national, bi-national or international governmental organization, governmental research center, university, college, other educational institution, foundation, research center or non-profit institution (collectively, “Institutions”) provided or provides funding, facilities, personnel, Intellectual Property, Technology, research, equipment, or other resources for the invention, creation, development or registration of any Company Intellectual Property, Company Technology, Company Products, or Company Services, or has any rights to any of the foregoing.

(r) Except as set forth on Section 3.13(r) of the Company Disclosure Schedule, in the past three (3) years, to the Knowledge of the Company, no Person has infringed, misappropriated, misused or violated, or is infringing, misappropriating, misusing or violating, any Company Intellectual Property, Personal Information or Company Technology. The Company has not made any written claim against any Person alleging any infringement, misappropriation, misuse or violation of any Company Intellectual Property, Personally Information or Company Technology.

(s) The Company has required each current employee, contractor and consultant of the Company who has contributed to the creation or development of any material Company Products, material Company Services, material Technology or material Intellectual Property for or on behalf of the Company to sign a written agreement that includes (i) confidentiality obligations in favor of the Company and (ii) an assignment to the Company of all right, title and interest in and to all such material Technology and material Intellectual Property. To the Knowledge of the Company, no such Person who has executed an Invention Assignment Agreement is in default or breach of such Invention Assignment Agreement and all such Persons are in compliance with the terms of the Invention Assignment Agreement. After giving effect to the transactions contemplated by this Agreement, to the Knowledge of the Company, no current or former manager, director, shareholder, founder, officer, employee, contractor or consultant of the Company will own or retain any rights to use any of the Owned Company Intellectual Property or Owned Company Technology (other than, with respect to employees, contractors and consultants, the right to use such Owned Company Intellectual Property or Owned Company Technology within the scope of such Person’s employment by or engagement with the Company).

(t) The Company has not made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) (including any commitments, promises, submissions, suggestions, statements or declarations that would obligate the Company to grant licenses to any Person or otherwise impair or limit the Company’s control of any Owned Company Intellectual Property or Owned Company Technology)

(u) All material Company Software is free from any defect, virus or programming, design or documentation error that would have a material effect on the operation or use of the Company Software. None of the Company Software or Company Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device) that is managed or otherwise operated by such Company Software, Company Products or such code, or on which such Company Software, Company Products or such code is stored or installed; (ii) damaging or destroying any data or file without the user’s consent; or (iii) sending information to the Company or any other Person without the user’s consent. None of the Company Software or Company Products (A) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), (B) records a user’s actions without such user’s knowledge or (C) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. The Company has implemented commercially reasonable procedures to mitigate against the likelihood that the Company Software or Company Products contain any virus, Trojan horse, worm or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data. To the Knowledge of the Company, the Company has made available to Parent a true, correct and complete list of all material open errors or bugs in the Company Software and Company Products.

(v) The Company has not received any notice or request to indemnify, defend or hold harmless any Person with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property or Technology, which notice or request has not been finally resolved.

(w) Notwithstanding any other representations and warranties in this Agreement, except for representations and warranties set forth in this Section 3.13 pertaining to Outbound Intellectual Property

Contracts and Inbound Intellectual Property Contracts, the representations and warranties set forth in this Section 3.13 are the sole and exclusive representations and warranties of the Company pertaining to all Intellectual Property matters.

3.14 Privacy.

(a) To the Knowledge of the Company, the Company and each of the Acquired Subsidiaries complies and at all times in the past four (4) years have complied in all respects with all of the following, in each case, to the extent applicable to the Company and each of the Acquired Subsidiaries except as would not, individually or in the aggregate, be reasonably expected to have a material and adverse impact on the Company: (i) Privacy Laws; (ii) the Company Privacy and Data Security Policies; and (iii) contractual requirements or terms of use concerning the Processing of Personal Information to which the Company or any of the Acquired Subsidiaries is a party or otherwise bound as of the date hereof.

(b) To the Knowledge of the Company, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or result in a material violation or breach of any applicable Privacy Laws or applicable Company Privacy and Data Security Policies (as currently existing or as existing at the time during which any Personal Information was collected or Processed by or for the Company or any of the Acquired Subsidiaries); or (ii) require the consent of or notice to any Person concerning such Person’s Personal Information.

(c) For the past three (3) years, to the extent required by applicable Privacy Laws, the Company and the Acquired Subsidiaries have posted to each of their websites and provided or otherwise made available in connection with any Company Products a Company Privacy and Data Security Policy. No disclosure or representation made or contained in any Company Privacy and Data Security Policy has been materially inaccurate, misleading, deceptive, or in material violation of any applicable Privacy Laws (including by containing any material omission). Other than Company’s online advertising activities, the Company does not “sell” Personal Information as defined under applicable Privacy Laws.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, in the past four (4) years, (i) to the Company’s Knowledge, no Personal Information in the possession or control of the Company or any of the Acquired Subsidiaries, or held or Processed by any vendor, processor, or other third party for or on behalf of the Company or any of the Acquired Subsidiaries, has been subject to any data breach or other security incident that presents a material risk of unauthorized access, disclosure, use, denial of use, alteration, corruption, destruction, compromise, or loss of such Personal Information or that has caused or would reasonably be expected to cause a material disruption to the conduct of the Company’s business or is otherwise considered a “data breach,” “personal data breach” or “data security breach” that required notification to any Governmental Entity or other Person under applicable Privacy Laws (a “Security Incident”), and (ii) the Company and the Acquired Subsidiaries have not notified and, to the Company’s Knowledge, there have been no facts or circumstances that would require the Company or the Acquired Subsidiaries to notify, any Governmental Entity or other Person of any Security Incident.

(e) The Company and each of the Acquired Subsidiaries have for the past four(4) years implemented and maintained commercially reasonable security measures, including written information security programs, to (i) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (ii) implement and maintain adequate administrative, technical, and physical safeguards to protect such Personal Information and the availability, integrity, and security of its Software, systems, applications, and websites involved in the Processing of Personal Information; and (iii) provide notification in compliance with applicable Privacy Laws in the case of any Security Incident.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, the Company and the Acquired Subsidiaries have used commercially reasonable efforts to address and remediate all high or critical threats and deficiencies identified in any security risk assessment and a privacy impact assessment performed on the Company and the Acquired Subsidiaries.

3.15 Contracts.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Contract related to the Acquired Business or to which the Company or one of the Acquired Subsidiaries is party or by which their respective assets, Intellectual Property, properties or businesses are bound other than any Benefit Plan (except with respect to Section 3.15(a)(xi), 3.15(a)(xii), 3.15(a)(xiii) or 3.15(a)(xiv)), including the following:

(i) for the purchase of Goods or other assets or any other Contract which provides for or results in payments by the Company or one of the Acquired Subsidiaries as of the date hereof of $1,000,000 or more in the twelve calendar month period prior to December 31, 2020;

(ii) for the sale by the Company or one of the Acquired Subsidiaries of materials, supplies, goods, services, equipment or other assets or any other Contract, and which provides for revenue of the Company or one of the Acquired Subsidiaries of $1,000,000 or more in the twelve calendar month period prior to December 31, 2020;

(iii) that relates to Indebtedness;

(iv) for the lease or agreement under which it is lessor of or permits any third party to hold or operate any tangible personal property, for which the annual rental exceeds $100,000;

(v) that contains an exclusivity clause or a covenant not to compete in any line of business with any Person in any geographical area that restricts the Company or any of the Acquired Subsidiaries or covenant not to solicit or hire any person with respect to employment that restricts the Company or any of the Acquired Subsidiaries;

(vi) each material Outbound Intellectual Property Contract other than customer contracts entered into pursuant to the Company’s standard form agreement;

(vii) each material Inbound Intellectual Property Contract, excluding Contracts for commercially available, off-the-shelf Software;

(viii) each Contract that includes any grant by the Company to any Person of any express license, right or covenant not to sue with respect to any Patents;

(ix) with any Related Party of the Company or the Acquired Subsidiaries related to the Acquired Business;

(x) Contracts or purchase orders for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company or the Acquired Subsidiaries of an amount in excess of $200,000;

(xi) employment agreements, independent contractor agreements, or consulting agreements that provides any current Employee, director, consultant or independent contractor with an annual base salary or fee in excess of $200,000;

(xii) Contracts under which any current or former officer, director, Employee, consultant, or independent contractor will receive a change in control, severance, transaction, or other payment or benefit in connection with the Closing;

(xiii) collective bargaining agreements or other agreements with labor associations or labor representatives;

(xiv) Contracts with any staffing agency, temporary employee agency, professional employer organization, contracting services company or other similar company or agency;

(xv) Contracts to acquire, directly or indirectly (by merger or otherwise), the equity, assets, or rights of any other Person, other than in the Ordinary Course;

(xvi) Contracts with any Governmental Entity;

(xvii) Contracts where the Company or any of its Subsidiaries has assigned, transferred or licensed rights in any material Intellectual Property owned by the Company or its Subsidiaries to any third party, other than Outbound Intellectual Property Contracts or any other non-exclusive licenses that arise as a matter of law by implication as a result of sales of products and services by the Company and its Subsidiaries;

(xviii) Contracts where the Company or its Subsidiaries have commissioned a third party to develop any material Intellectual Property;

(xix) Contracts that contain any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates, right of first refusal, right of first offer provisions or similar preferential rights, or otherwise contemplate an exclusive or preferred relationship between the Company and its Subsidiary and any other Person;

(xx) Contracts in respect of any Action, including any such Contracts with respect to settlements thereof;

(xxi) Contracts under which the Company or any of the Acquired Subsidiaries have, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xxii) all Contracts with a Top Customer;

(xxiii) all Contracts with a Top Vendor;

(xxiv) any Contract providing for any minimum or guaranteed payments by the Company to any Person;

(xxv) all Leases;

(xxvi) Contracts that include any indemnification, warranty or similar obligations on the Company or the Acquired Subsidiaries that will survive the Closing Date, other than those Contracts entered into in the Ordinary Course; and

(xxvii) for a joint venture, strategic alliance, partnership, sharing of profit or shareholder Contract or similar Contracts.

(b) Each Contract listed in Section 3.15(a) of the Company Disclosure Schedule (collectively, the “Material Contracts”) is, subject to the Enforceability Exceptions, the legal, valid and binding obligation of the Company or one of the Acquired Subsidiaries that is a party thereto, and is enforceable against the Company or one of the Acquired Subsidiaries, and, to the Knowledge of the Company, against each other party thereto, as applicable, except if the failure to be legal, valid, binding or enforceable would not have a Material Adverse Effect. Neither the Company nor any of the Acquired Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in material violation, breach or default under (or, to the Knowledge of the Company, is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any such Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. As of the date of this Agreement, the Company has not received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect under any Material Contract or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

3.16 Litigation. Except as set forth in Section 3.16 of the Company Disclosure Schedule, as of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of the Acquired Subsidiaries or that challenges or seeks to enjoin, alter or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement or the other Transaction Documents or would prevent or materially delay the consummation of the other transactions contemplated hereby or thereby. Except as set forth in Section 3.16 of the Company Disclosure Schedule, there is no unsatisfied Order, judgment, penalty, settlement or award against the Company or any of the Acquired Subsidiaries. There is no Action against any current or, to the Company’s Knowledge, former director or employee of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation.

3.17 Employee Benefits.

(a) Section 3.17(a) of the Company Disclosure Schedule includes a complete and accurate list of all Benefit Plans.

(b) With respect to each Benefit Plan, the Company has delivered or made available to Parent a correct and true copy of the following documents, to the extent applicable: (i) all plan documents and amendments thereto; (ii) for the most recent plan year, (A) the Form 5500 and all schedules thereto, (B) audited financial statements and (C) discrimination and other compliance testing results; (iii) the most recent Internal Revenue Service determination or opinion letter, as applicable; (iv) the most recent summary plan description and (v) a written summary of a non-written Benefit Plan.

(c) Each Benefit Plan has been established, maintained and administered in all material respects accordance with its terms and in compliance with all applicable provisions of applicable Laws, including but not limited to the UK Pensions Act 2008. There are no Actions, proceedings or other claims (except routine claims for benefits payable under the Benefit Plans) pending against any Benefit Plan. All contributions, premiums, payments or other liabilities or expenses under or with respect to each Benefit Plan have been timely paid, and all material contributions, premiums, payments or other liabilities or expenses under or with respect to each Benefit Plan have been properly accrued on the Acquired Business’ most recent audited financial statements in compliance with GAAP.

(d) To the Knowledge of the Company, each Benefit Plan intended to qualify under Section 401 of the Code does so qualify (each, a “Qualified Plan”), and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt. To the Knowledge of the Company, nothing has occurred with respect to the operation of any Qualified Plan that would reasonably be expected to cause the denial or loss of such qualification or exemption.

(e) Neither the Company, the Acquired Subsidiaries nor any of their respective ERISA Affiliates has sponsored, maintained, contributed to, or been obligated to contribute to, in each case, for the past six (6) years: (i) a Benefit Plan subject to Section 412 of the Code, Title IV of ERISA or Section 302 of ERISA (including a “multiemployer plan” within the meaning of Section 3(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (iv) a defined benefit pension plan. Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, no defined benefit pension plan that is sponsored, maintained or contributed to by the Company or the Acquired Subsidiaries is unfunded or underfunded. No Benefit Plan has at any time held employer securities or employer real property, in each case within the meaning of ERISA, as a plan asset.

(f) Except as set forth in Section 3.17(f) of the Company Disclosure Schedule, the Company has no obligation to provide or make available post-employment health or welfare benefits to any current or former Employee, individual independent contractor, consultant or director of the Acquired Business, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or similar state Law), and at the sole expense of such individual.

(g) Except as set forth in Section 3.17(g) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby shall not, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former Employee, individual independent contractor, consultant or director of the Acquired Business under any Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former Employee, individual independent contractor, consultant or director of the Acquired Business under any Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former Employee, individual independent contractor, consultant or director of the Acquired Business under any Benefit Plan or (iv) give rise to any “excess parachute payment” as defined in Section 280G of the Code. Neither the Company nor the Acquired Subsidiaries maintains any obligation to gross-up or reimburse any individual for any Taxes incurred by such individual under Section 409A or 4999 of the Code.

3.18 Labor and Employment Matters.

(a) The Company has provided to Parent a true, complete and correct list of all Employees currently employed by the Company and the Acquired Subsidiaries, or employed by a SpinCo Subsidiary but providing services primarily to the Acquired Business, including without limitation part-time employees and temporary employees, leased employees and/or independent contractors of the Company and the Acquired Subsidiaries, on a de-identified basis indicating their employing or engaging entity, dates of employment and current positions, status (full-time or part-time), location of work, salary or hourly wage rate (or for contractors, monthly fees), exemption status, incentive compensation, accrued vacation, leave of absence status (and for any employee on a leave of absence, the intended return date) and if applicable whether or not such individual is employed pursuant to a visa or work permit and the type and status of such visa or work permit.

(b) None of the Company, the SpinCo Subsidiaries or the Acquired Subsidiaries is a party or subject to any collective bargaining Contract with any labor union or other collective group, and neither the Company nor any Company Subsidiary has any collective groups of any kind.

(c) Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, to the Company’s Knowledge, and except that would reasonably be expected to be material to the Acquired Business, (i) there are no pending or threatened labor disputes, work stoppages, or requests for representation due to labor disagreements, or unfair labor practice charges with respect to the Employees’ employment with the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries and primarily related to the Acquired Business, (ii) there are no Actions against the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries to the Acquired Business pending, or threatened to be brought or filed, by or with any Governmental Entity, arbitrator or other decisional authority in connection with the employment or alleged employment of any current or former employee, individual independent contractor, individual consultant or other individual contingent worker of the Company, any of the Acquired Subsidiaries or any of the SpinCo Subsidiaries primarily related to the Acquired Business and (iii) the Company and the Acquired Subsidiaries to the Acquired Business are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they primarily relate to the Acquired Subsidiaries and/or the Acquired Business, including, without limitation, any Law relating to unfair labor practices, employment discrimination, wages or hours (including but not limited to exemption misclassification and misclassification of Employees as independent contractors), harassment, discrimination, retaliation, equal pay, pay equity, immigration and work authorization, the termination or layoff of Employees (including under the WARN Act or similar state, local or foreign Law), occupational safety and health (including but not limited to COVID-19 related Laws), workers’ compensation, payroll taxes, or social contributions.

(d) To the Company’s Knowledge, and except as would not reasonably be expected to be material to the Acquired Business, the Company and each of the Acquired Subsidiaries have taken reasonable steps to minimize potential workplace exposure in light of COVID-19, and the Company has delivered to Parent accurate and complete copies of the Company’s policies implemented in connection with the COVID-19 pandemic.

3.19 Environmental. Except as set forth in Section 3.19 of the Company Disclosure Schedule or that would reasonably be expected to be material to the Acquired Business (a) the Company and each of the Acquired Subsidiaries is and, since December 31, 2018, has been in compliance with all applicable Environmental Laws, and all past non-compliance has been resolved without ongoing obligations or costs (b) the Company and each of the Acquired Subsidiaries possesses and is and, since December 31, 2018, has been in compliance with all Environmental Permits required under applicable Environmental Law for the conduct of its operations, (c) none of the Company or any of the Acquired Subsidiaries has Released and, to the Knowledge of the Company, no other Person has Released any Hazardous Substances at or from any Real Property, including at any third party disposal location, or any property formerly owned, leased or occupied by the Company or any of the Acquired Subsidiaries that would reasonably be expected to result in any Liability to the Company or any of the Acquired Subsidiaries under any Environmental Law, and to the Company’s Knowledge, there exists no (i) underground or above ground storage tanks, (ii) materials or equipment containing friable asbestos or polychlorinated biphenyls, (iii) groundwater monitoring wells, drinking water wells or production water wells or (iv) landfills, surface impoundments or disposal areas at any of the Real Property, (d) there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Acquired Subsidiaries under Environmental Laws, (e) the Company and the Acquired Subsidiaries have not assumed by contract or operation of Law any obligations or liabilities relating to Hazardous Substances or otherwise arising under or relating to applicable Environmental Laws that would reasonably be expected to cause a material liability, and (f) all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents that are in the possession of the Company or its Subsidiaries and relate to the business or assets of the Company or its Subsidiaries or the Real Property have been made available to Parent.

3.20 Insurance. Section 3.20 of the Company Disclosure Schedule contains a complete and accurate list of all material workers’ compensation, employers’ liability, automotive liability, general liability (including product or completed operations liability), professional liability, umbrella and excess liability, errors and omissions, property and casualty, fire, business interruption and other forms of material insurance policies which cover the Company, any of the Acquired Subsidiaries, or any of their respective Employees, other than with respect to any Benefit Plan (collectively, the “Insurance Policies”) including policy number, amount and type of coverage, deductible amount (if any) and including an indication of whether the coverage was on a claims made, occurrence or some other basis (and if on a claims made basis, a description of any retroactive premium adjustments) and a list of pending claims and the claims history of the Company and the Acquired Subsidiaries for claims in excess of $100,000 during the past two (2) years. All of the Insurance Policies are valid and in full force and effect and binding and enforceable in accordance with its terms in all material respects, in each case, subject to the Enforceability Exceptions. True and complete copies of such Insurance Policies have been made available to Parent or its Representatives. No written notice of cancellation or nonrenewal of any such Insurance Policy has been received by the Company or any of its Affiliates (including the Company’s Subsidiaries) and all premiums on such Insurance Policies due and payable have been paid, and no further premiums or payments will be due by the Company or the Acquired Subsidiaries after the Closing with respect to periods prior to the Closing. The Company has maintained such or similar types of insurance coverage at all times, and, since December 31, 2017 has not defaulted in respect of making payments (premium payments or otherwise) in connection therewith. The historical insurance programs of the Company and the Acquired Subsidiaries are commercially reasonable, there are no historical gaps in coverage, no coverage limits of any insurance policy have been exhausted, no policies existing will expire prior to the Closing (or if such policies are canceled or lapse prior to Closing, renewals or replacements thereof will be entered into in the Ordinary Course).

3.21 Top Customers.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth the names of the top ten (10) customers of the Company and the Acquired Subsidiaries by dollar purchase volume (measured by the gross amount invoiced to such customer during the applicable period) that purchased goods, products or services from the Company and the Acquired Subsidiaries during the years ended December 31, 2019 and December 31, 2020, respectively (each a “Top Customer” and collectively, the “Top Customers”), together with the amount of the dollar purchase volume of each such Top Customer.

(b) The Company and the Acquired Subsidiaries do not provide any special rebate, discount or similar programs (whether or not in writing) to any of the Top Customers. Each of the Company and the Acquired Subsidiaries maintains good relations with each of the Top Customers and is in compliance with the terms and conditions of its Top Customers, and, to the Knowledge of the Company, no event has occurred that would adversely affect the Company and the Acquired Subsidiaries’ relations with any such Top Customer. Since December 31, 2020, none of the Top Customers has canceled, terminated or, to the Knowledge of the Company, made any threat either verbally or in writing to: (i) cancel or otherwise terminate its Contract with the Company or the Acquired Subsidiaries, (ii) cancel or otherwise terminate its business relationship with the Company or the Acquired Subsidiaries or (iii) decrease its usage of any of the Company and the Acquired Subsidiaries’ services or products. To the Knowledge of the Company, none of the Top Customers has advised the Company or the Acquired Subsidiaries whether verbally or in writing that it (A) intends to cease purchasing the products of the Company or Subsidiaries or to reduce its purchases from the Company or the Acquired Subsidiaries by more than five percent (5%), on an annualized basis, from its annualized dollar purchase volume set forth on Section 3.21(a) of the Company Disclosure Schedule, or (B) will require the Company or the Acquired Subsidiaries to reduce prices or otherwise adversely change the terms of sale to such Top Customer as a condition of obtaining business or retaining existing business.

3.22 Top Vendors.

(a) Section 3.22(a) of the Company Disclosure Schedule sets forth the names of the top ten (10) vendors and/or suppliers by dollar purchase volume (measured by the gross amount invoiced to the Company and the Acquired Subsidiaries by such vendor and/or supplier during the applicable period) from which the Company and the Acquired Subsidiaries ordered raw materials, components, supplies, data, content, merchandise, finished goods, data center hosting services and licenses for data center space, including co-location services and cloud computing and related services or other goods and services (collectively, “Goods”) during (i) the years ended December 31, 2019 and December 31, 2020, respectively (each a “Top Vendor” and collectively, the “Top Vendors”), together with the total amount for which each such Top Vendor invoiced the Company and the Acquired Subsidiaries for the applicable time period.

(b) The Company and the Acquired Subsidiaries maintain good relations with each of the Top Vendors, and, to the Knowledge of the Company, no event has occurred that would materially and adversely affect the Company and the Acquired Subsidiaries’ relations with any such Vendor. Since December 31, 2020, none of the Top Vendors has canceled, terminated or, to the Knowledge of the Company, made any threat either verbally or in writing to cancel or otherwise terminate its business relationship with the Company or the Acquired Subsidiaries. To the Knowledge of the Company, none of the Top Vendors has advised the Company or the Acquired Subsidiaries, whether verbally or in writing, that any Top Vendor intends to refuse or otherwise fail to supply Goods to the Company or the Acquired Subsidiaries at any time after the Closing Date in a manner consistent with past practices or has breached its obligations to the Company or the Acquired Subsidiaries in any material respect since December 31, 2019 that was not cured after a reasonable period after notice from the Company or the Acquired Subsidiaries.

3.23 Products Warranty. (i) Each product sold, leased, or delivered by the Company or the Acquired Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, except for such nonconformance which would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Acquired Subsidiaries taken as a whole and (ii) neither the Company nor any of the Acquired Subsidiaries has any Liability (and, to the Knowledge of the Company, there is no basis for any present or future Action against any of them giving rise to any Liability) for replacement or repair thereof or other damage in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company, except for such Liability which would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Acquired Subsidiaries taken as a whole. No product sold, leased, or delivered by the Company or any of the Acquired Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Company has previously provided to Parent complete and accurate copies of the standard terms and conditions of sale or lease for the Company and the Acquired Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

3.24 No PPP Loan. Neither the Company nor any of the Acquired Subsidiaries has applied for or has received a “Paycheck Protection Program” loan through the U.S. Small Business Administration under the CARES Act.

3.25 Corrupt Practices. As of the date hereof, neither the Company, the Acquired Subsidiaries, nor to the Knowledge of the Company, any of their respective Employees, representatives or agents authorized to act on behalf of the Company or any Acquired Subsidiary, has since December 31, 2018: violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), or any other similar anti-corruption or anti-bribery Laws in any jurisdiction applicable to the Company or the Acquired Subsidiaries (collectively, “Anti-Corruption Laws”); (b) paid, offered, promised, or authorized payment of money or any other thing of value to any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof, candidate for foreign political office, or their family members or close associates for the purpose of influencing, directly or indirectly through another Person, any act, omission, or decision of such official, party or candidate in an official capacity so that the Company or any of the Acquired Subsidiaries might secure any advantage, obtain or retain business, direct business to any Person or otherwise obtain special or improper treatment or concessions, in each case, in violation of Anti-Corruption Laws; or (c) accepted or received any contribution, payment, gift or expenditure that was in violation of Anti-Corruption Laws.

3.26 Import/Export/Trade Compliance.

(a) Since December 31, 2018, the Company and the Acquired Subsidiaries have at all times conducted their respective import and export transactions been in compliance in accordance in all material respects, including with all import and export transactions, with (i) all applicable United States export control laws, and regulations, including the Export Administration Regulations and Export Controls Reform Act of 2018, in each case, if and to the extent applicable; (ii) all other applicable export controls in all jurisdictions in which the Company or the Acquired Subsidiaries currently operates or conducts the Business; and (iii) all applicable United States economic sanctions laws and regulations, including Foreign Assets Control Regulations (e.g. 31 C.F.R. Parts 500-599) and Countering America’s Adversaries Through Sanctions Act; (iv) all applicable United States customs and import laws and regulations, including those administered by Customs and Border Protection (“CBP”); and (v) all applicable anti-boycott laws and regulations promulgated by the United States.

(b) As of the date hereof, neither the Company, the Acquired Subsidiaries, nor to the Knowledge of the Company any of their respective Employees, is the target of any economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the United Nations Security Council, Her Majesty’s Treasury (United Kingdom), or the European Union.

(c) Neither the Company nor any of the Acquired Subsidiaries has any duties, fees, taxes or other amounts owing or to be owed to CBP for imports as of the date hereof, except for those incurred in the Ordinary Course.

(d) Neither Company Products, Company Services, nor Company Intellectual Property (including software and technical data) have ever at any time since December 31, 2018 been subject to the jurisdiction of the Arms Export Control Act (“AECA”), the International Traffic in Arms Regulations (“ITAR”), or the Directorate of Defense Trade Controls (“DDTC”).

3.27 Accounts and Notes Payable. All accounts payable and notes payable by the Company and the Acquired Subsidiaries to third parties arose in the Ordinary Course and, there is no such account payable or note payable that is past due according to its terms, except those contested in good faith.

3.28 Accounts and Notes Receivable.

(a) Section 3.28(a) of the Company Disclosure Schedule contains a true and complete listing of the Company and the Acquired Subsidiaries’ accounts and notes receivables as of the date hereof (the “Accounts Receivables”), showing the amount of each receivable, the carrying value of each receivable and an aging of amounts due thereunder. The Accounts Receivables (i) represent valid obligations and bona fide transactions made in the Ordinary Course, (ii) are fully collectible in the Ordinary Course without resort to Actions or collection agencies subject to the reserves therefor in the Financial Statements, and (iii) are not subject to refunds or adjustments, valid defenses, set-offs or counterclaims (other than returns in the Ordinary Course). The aggregate amount of any counterclaims or offsetting claims that are pending or have been threatened with respect to the Accounts Receivables do not exceed the aggregate amount of the reserves therefor.

(b) All of such Account Receivables relate solely to sales of goods or services to the customers of the Company and the Acquired Subsidiaries, none of whom are Affiliates of the Company or the Acquired Subsidiaries.

(c) Except as set forth on Section 3.28(c) of the Company Disclosure Schedule, there is: (i) no account debtor or note debtor delinquent in its payment by more than thirty (30) days; (ii) no account debtor or note debtor that has refused or threatened to refuse to pay its obligations to the Company or any of the Acquired Subsidiaries for any reason; (iii) no account debtor or note debtor that is insolvent or bankrupt; and (iv) no Account Receivable that has been pledged to any third party by the Company or any of the Acquired Subsidiaries.

3.29 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any of the Acquired Subsidiaries.

3.30 Bank Accounts. Section 3.30 of the Company Disclosure Schedule set forth each of the bank accounts of each of the Company and the Acquired Subsidiaries as of the date hereof, together with the authorized signatories for such accounts.

3.31 Brokers. Other than Guggenheim Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, the Acquired Subsidiaries or any Affiliates (excluding SpinCo or the SpinCo Subsidiaries) thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that, except as set forth in Parent Disclosure Schedule, each statement contained in this Article IV is true and correct on and as of the date of this Agreement and on and as of the Closing Date.

4.1 Organization and Good Standing. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite legal power to own, lease and operate its properties and to carry on the business in which it is engaged, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of the business in which it is engaged or the ownership, leasing or holding of its properties makes such qualification required.

4.2 Authority and Enforceability. Each of Parent and Merger Sub has the requisite legal power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is or will be a party and, subject to Parent’s receipt of the Parent Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby or thereby. The execution and delivery of this Agreement and each of the Transaction Documents to which Parent or Merger Sub, as applicable, is or will be a party and the consummation of the Merger and the other transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Parent and Merger Sub, as applicable, subject to Parent’s receipt of the Parent Stockholder Approval. This Agreement has been, and at the Closing each of the Transaction Documents to which Parent or Merger Sub, as applicable, is a party will be, duly executed and delivered by Parent or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the Company or the Stockholder Representative to the extent the Company or the Stockholder Representative is a party thereto, constitutes the valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. The Parent Stockholder Consent is the only vote of the holders of any of the equity interests of Merger Sub necessary in connection with the consummation of the Merger.

4.3 Capitalization.

(a) As of the date hereof and as of immediately prior to the Closing, the authorized share capital of Parent consists of 100,000,000 shares of Parent Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the Closing Date (and immediately after the consummation of the transactions contemplated by this Agreement and the Financing Instruments), the authorized share capital of Parent will consist of 100,000,000 shares of Parent Common Stock and 1,000,000 Preferred Shares. As of the date hereof and as of immediately prior to the Closing: (i) 31,150,254 shares of Parent Common Stock and no Preferred Shares were issued and outstanding; (ii) 7,374,938 warrants, each exercisable to purchase a whole share of Parent Common Stock at $11.50 per full share (the “Warrants”), were issued and outstanding; and (iii) no shares of Parent Common Stock subject to issuance upon exercise of outstanding options. As of the date hereof, Parent had $31,974,000 outstanding long-term indebtedness. Parent’s pro forma long-term indebtedness will be as described in Parent’s filings with the SEC. All (i) issued and outstanding Parent Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive rights and (ii) issued and outstanding Warrants constitute legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their terms. As of the date hereof, except as set forth above and pursuant to the Subscription Agreements, the Note Subscription Agreements and this Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent any Parent Common Stock or other equity interests in Parent (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting, transfer or registration of any Equity Interests, other than as contemplated by this Agreement. There are no securities or instruments issued by or to which Parent is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Parent Common Stock Merger Consideration, (ii) the shares to be issued pursuant to the Subscription Agreement, (iii) any Notes to be issued pursuant to the Notes Subscription Agreements or (iv) any shares of Parent Common Stock issuable upon conversion of any Notes to be issued pursuant to the Notes Subscription Agreements. There are no declared or accrued unpaid dividends with respect to any shares of Parent Common Stock. The Parent Common Stock is free of any Liens created by Parent in respect thereof.

(b) The Parent Common Stock Merger Consideration has been duly authorized and, when issued and delivered to the Paying Agent against full payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Parent’s organizational documents or the laws of the State of Delaware.

(c) The Parent Common Stock Merger Consideration is not, and following the Closing, will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the Former Holders or any other holder of the Parent Common Stock Merger Consideration to pledge, sell, assign or otherwise transfer the Parent Common Stock Merger Consideration under any organizational document, policy or agreement of, by or with Parent.

(d) The equity interests of the Subsidiaries of Parent are (i) duly authorized, validly issued, fully paid and nonassessable, (ii) not subject to and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights and (iii) free of any Liens created by Parent in respect thereof. Section 4.3(d) of the Parent Disclosure Schedule sets forth a complete and accurate list of the authorized and outstanding equity of each Subsidiary of Parent and the owner(s) of record of such outstanding equity.

(e) Except as set forth in Section 4.3(e) of the Parent Disclosure Schedule, there are no existing options, warrants, calls, rights, securities or Contracts to which Parent or any of its Subsidiaries is a party requiring, and there are no securities, or other interests of Parent and its Subsidiaries outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional equity interests or other interests of Parent or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests or other interests of Parent or any of its Subsidiaries. Except as set forth in Section 4.3(e) of the Parent Disclosure Schedule, there are no outstanding equity appreciation, phantom equity, stock unit, profit participation, equity, equity-based performance or similar rights with respect to Parent or its Subsidiaries. Except for Parent’s Organizational Documents, there are no agreements to which Parent or its Subsidiaries is a party with respect to the Parent Common Stock or the equity interests of any of Parent’s Subsidiaries, including any voting agreements relating to the voting of Parent Common Stock or the equity interests of any of Parent’s Subsidiaries.

4.4 No Conflicts.

(a) The execution and delivery by Parent and Merger Sub of this Agreement and the Transaction Documents to which Parent or Merger Sub, as applicable, is a party do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or thereby will not (i) result in any breach or violation under any provisions of the Organizational Documents of Parent or Merger Sub, (ii) result in any breach of or constitute a default under any Contract to which Parent or Merger Sub is a party or by which any of the properties or assets of Parent or Merger Sub is bound or (iii) assuming compliance by Parent and Merger Sub with the matters referred to in Section 4.4(b), violate any Law or Order applicable to Parent or Merger Sub, except, in the case of the immediately preceding clause (i) and (ii), for any such breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement and the Transaction Documents or to consummate the Merger or the other transactions contemplated hereby or thereby.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation of the Merger or the other transactions contemplated hereby or thereby, except for (i) the filing and recordation of the Certificate of Merger, (ii) such Authorizations, Orders, registrations, declarations and filings disclosed in Section 4.4(b) of Parent Disclosure Schedule, (iii) such Authorizations, Orders, registrations, declarations, filings and notices as may be required as a result of any facts or circumstances related to the Company or the Acquired Subsidiaries, and (iv) such Authorizations, Orders, registrations, declarations, filings and notices which, if not made or obtained, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement and the Transaction Documents or to consummate the Merger or the other transactions contemplated hereby or thereby.

4.5 Compliance with Law; Authorizations.

(a) Except as set forth in Section 4.5(a) of the Parent Disclosure Schedule, Parent and each of its Subsidiaries is, and since December 31, 2018, has been, in compliance with all Laws applicable to them or their respective businesses, properties or assets, except for such noncompliance which would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent. Neither Parent nor any of its Subsidiaries has received any written notice, action or assertion from any Governmental Entity that is unresolved, pending or, to the Knowledge of Parent, threatened, alleging that Parent or any of its Subsidiaries is not in material compliance with any applicable Law.

(b) Parent and each of its Subsidiaries owns, holds, possesses or lawfully uses all of the Authorizations that are required for Parent and its Subsidiaries to lawfully conduct the their respective businesses as currently conducted, and all such Authorizations are valid and are in full force and effect and no suspension, cancellation or non-renewal of any of such Authorizations is pending, or to the Knowledge of Parent, threatened. Each of Parent and its Subsidiaries is in compliance with the requirements, terms and conditions of such Authorizations and has timely filed for renewal of the same.

4.6 Absence of Certain Changes; Events and Conditions. Except as set forth on Section 4.6 of the Parent Disclosure Schedule, since December 31, 2019, (a) there has not been any material adverse effect on Parent, and (b) except as expressly contemplated by this Agreement, Parent and its Subsidiaries have conducted their businesses in the Ordinary Course.

4.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) Parent has timely filed or furnished, as applicable, all material forms, reports, statements, schedules and other documents required to be filed by it with the SEC since December 31, 2019 (as amended and supplemented from time to time, collectively, the “SEC Reports”). The SEC Reports (i) as of their respective filing dates, or, if amended prior to the date hereof, as of the date of such amendment, were prepared and complied with, in each case, in all material respects, in accordance with the applicable requirements of the Securities Act of 1933, as amended, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended and, in each case, the rules and regulations promulgated thereunder, and (ii) except to the extent amended or superseded by a subsequent filing made prior to the date hereof, did not, at the time they were filed, or, if amended, as of the date of such amendment (or with respect to the SEC Reports filed after the date of this Agreement, will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Parent is subject to the periodic reporting requirements of the Exchange Act (other than in its capacity as a Subsidiary of Parent). As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. To the Knowledge of Parent, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigations.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(c) The management of Parent has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and Rule 13a-15(f) of the Exchange Act), to ensure (i) that material information relating to Parent, including its consolidated Subsidiaries, is made known to the principal executive officer and the principal financial and accounting officer of Parent by others within those entities and, to the Knowledge of Parent, such disclosure controls and procedures are effective in all material respects in timely alerting the principal executive officer and the principal financial and accounting officer of Parent to all material information required to be disclosed by Parent in the reports filed under the Exchange Act, and (ii) the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2019, none of Parent, the board of directors of Parent nor, to the Knowledge of Parent, Parent’s auditors have been advised of, and Parent’s principal executive officer and its principal financial and accounting officer have not disclosed, based on their most recent evaluation prior to the date of this Agreement, to Parent’s auditor and the board of directors of Parent (A) any “significant deficiencies” or “material weaknesses” (each as defined in Rule 12b-2 of the Exchange Act) in the systems of internal controls over financial reporting that has not been subsequently remedied or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d) Neither Parent nor any of its Subsidiaries has any Liability that is material to Parent and its Subsidiaries, taken as a whole, and is of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (i) reflected or reserved against on most recent balance sheet of Parent and the consolidated Subsidiaries (including the notes thereto) included in Parent’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2020, or subsequent SEC Reports or (ii) incurred in connection with the transactions contemplated by this Agreement.

4.8 Material Contracts.

(a) The SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is party (the “Parent Material Contracts”).

(b) Each Parent Material Contract is, subject to the Enforceability Exceptions, the legal, valid and binding obligation of Parent or one of its Subsidiaries that is a party thereto, and is enforceable against Parent or one of its Subsidiaries, and, to the Knowledge of Parent, against each other party thereto, as applicable. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party thereto is in material violation, breach or default under (or, to the Knowledge of Parent, is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any such Parent Material Contract. To the Knowledge of Parent, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Parent Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. As of the date of this Agreement, Parent has not received any written notice of termination or cancellation under any Parent Material Contract, received any written notice of breach or default in any material respect under any Parent Material Contract or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Parent Material Contract. Complete and correct copies of each Parent Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Company.

4.9 Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that challenges or seeks to enjoin, alter or delay or could otherwise adversely affect the consummation of the Merger or the other transactions contemplated by this Agreement or the other Transaction Documents other than with respect to any investigation under the HSR Act or the Other Antitrust Laws.

4.10 Financing.

(a) As of the date of this Agreement, Parent has delivered to the Company true, complete and accurate copies of executed (i) Subscription Agreements, dated as of the date of this Agreement, between Parent and the PIPE Investors, pursuant to which the PIPE Investors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the aggregate value of the consideration payable in the Merger, and (ii) subscription agreements with certain investors in such form as has been provided to the Company (collectively, the “Notes Subscription Agreement”), pursuant to which such investors, upon the terms and subject to the conditions set forth in the Notes Subscription Agreement, shall purchase from Parent, and Parent shall issue to such investors, subject to the terms and conditions of an Indenture to be entered into in connection with the Closing between Parent and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder (the “Indenture”), $200,000,000 of unsecured promissory notes convertible into shares of Parent Common Stock at a conversion price equal to 135% of the per share price that a share of Parent Common Stock is being sold to the PIPE Investors pursuant to the Subscription Agreements (collectively, (i) and (ii), the “Financing Instruments”) pursuant to which the Persons party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided the amounts set forth therein for the purpose, among others, of financing the transactions contemplated by this Agreement and related fees and expenses to be incurred by Parent and Merger Sub in connection therewith and for the other purposes set forth therein (the “Financing”).

(b) As of the date of this Agreement, (i) the Financing Instruments have not been amended or modified prior to the date of this Agreement, (ii) no such amendment or modification is contemplated by Parent or, to the Knowledge of Parent, by the other parties thereto (other than to add other Financing Sources) and (iii) the respective commitments contained therein have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified in any respect. There are no other Contracts, side letters or arrangements to which Parent or Merger Sub is a party relating to the investing of the full amount of the Financing, other than as expressly set forth in the Financing Instruments.

(c) Assuming (x) the Financing is funded in accordance with the Financing Instruments, (y) the accuracy in all material respects of the representations and warranties set forth in Article III hereof and (z) the performance by the Company and the Acquired Subsidiaries of the covenants and agreements contained in this Agreement, the Financing, together with any cash on hand, is sufficient to satisfy Parent’s obligations hereunder to (i) make all payments contemplated to be made by Parent under this Agreement in connection with the Merger (including the payment of all amounts payable by Parent pursuant to Article II in connection with or as a result of the Merger), (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other Indebtedness outstanding pursuant to, the Existing Credit Facilities and (iii) pay all fees and expenses required to be paid at the Closing by Parent or Merger Sub in connection with the Merger and the Financing (such amount, the “Required Amount”).

(d) As of the date of this Agreement, the Financing Instruments (in the forms delivered by Parent to the Company) are in full force and effect and constitute the legal, valid and binding obligations of Parent in accordance with their terms and conditions, except, in each case, as enforcement may be limited by the Enforceability Exceptions. Other than as expressly set forth in the Financing Instruments and subject to the stockholders of the Parent adopting a proposal at the Parent Stockholders Meeting approving the issuance of more than of 20% of the issued and outstanding shares of Parent Common Stock, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which the Financing Sources, Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, neither Parent nor, to the Knowledge of Parent, any counterparty to the Financing Instruments has committed any breach of any of its covenants or other obligations set forth in, or is in default under, any of the Financing Instruments. As of the date of this Agreement, to the Knowledge of Parent, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would reasonably be expected to (i) constitute or result in a breach or default on the part of any Person under any of the Financing Instruments, (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in any of the Financing Instruments or (iii) otherwise result in any portion of the Financing not being available. As of the date of this Agreement, assuming the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, Parent has no reason to believe that (A) it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it, contained in the Financing Instruments or (B) the full amounts committed pursuant to the Financing Instruments will not be available as of the Closing if the terms or conditions contained in the Financing Instruments to be satisfied by it are satisfied. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Instruments. Other than as set forth in the Financing Instruments, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing.

(e) For the avoidance of doubt, Parent affirms that it is not a condition to Closing under this Agreement, nor of the consummation of the Merger, for Parent to obtain the Financing.

(f) Notwithstanding anything to the contrary contained in this Agreement, each party thereto agrees that a breach of this representation and warranty in this Section 4.10 will not result in the failure of a condition precedent hereunder, if (notwithstanding such breach) (i) Parent is willing and able to consummate the transactions contemplated hereby on the Closing and (ii) has funds sufficient to consummate the transactions contemplated hereby at the Closing.

4.11 Solvency. Neither Parent nor Merger Sub is entering into this Agreement or the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Each of Parent, the Surviving Corporation and their respective Subsidiaries shall be Solvent following the Closing, after giving effect to the transactions contemplated by this Agreement or the other Transaction Documents.

4.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub.

ARTICLE V

COVENANTS OF PARENT AND THE COMPANY

5.1 Conduct of Business.

(a) Except (i) as set forth in Section 5.1 of the Company Disclosure Schedule, (ii) as otherwise contemplated or permitted by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents, including any actions required to effectuate the Reorganization and the Distribution, (iii) as required by applicable Law or (iv) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of (y) the termination of this Agreement in accordance with its terms and (z) the Closing Date, the Company shall, and it shall cause the Acquired Subsidiaries to, use its commercially reasonable efforts to conduct the Acquired Business in the Ordinary Course.

(b) From the date of this Agreement until the Closing Date or earlier termination of this Agreement, except (i) as set forth in Section 5.1 of the Company Disclosure Schedule, (ii) as otherwise contemplated or permitted by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents, including any actions required to effectuate the Reorganization and the Distribution, (iii) as required by applicable Law or (iv) with the consent of Parent (not to be unreasonably conditioned or delayed), the Company shall not, and shall not permit the Acquired Subsidiaries to:

(i) grant, award, sell, pledge, issue, deliver, sell, redeem repurchase or propose to grant, award, sell, pledge, issue, deliver, sell, redeem, repurchase or otherwise acquire or dispose of any of its or the Acquired Subsidiaries’ capital stock or other equity interests;

(ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization or pay any dividend with respect to the Company’s capital stock or other equity interests (except for cash dividends or distributions to satisfy the Maximum Closing Cash Amount made on or before the Closing Date) or enter into or adopt a plan or agreement of reorganization, merger or consolidation or adopt a plan of complete or partial liquidation or dissolution;

(iii) other than as required by the terms of any Benefit Plan or Contract set forth under Section 3.17(a) of the Company Disclosure Schedule, or Law, make any distribution in respect of any of its equity interests or make any payment or transfer consideration of any kind to any Employee or Affiliate of the Company or the Acquired Subsidiaries or any Affiliate or relative of any such Employee or Affiliate, other than salary and Ordinary Course expense reimbursement;

(iv) amend the Company’s or the Acquired Subsidiaries’ Organizational Documents;

(v) (A) at or prior to Closing, make any new capital expenditures requiring expenditures in excess of $2,000,000 in the aggregate, or (B) become legally committed to any new capital expenditures following the Closing;

(vi) except as required by the terms of any Benefit Plan, Contract set forth under Section 3.17(a) of the Company Disclosure Schedule, or Law, (A) increase, or accelerate the vesting or payment of, the annual base salary, fee arrangement, bonus, severance, or other compensation or benefits payable to any Employee with an annual base salary or any independent contractor with annualized fees in excess of $250,000, or (B) enter into, amend, or terminate any employment agreement, independent contractor agreement, Benefit Plan or collective bargaining agreement;

(vii) hire or terminate any Employee (other than a termination for cause) whose annual base salary is, or is expected to be, at least $250,000;

(viii) except in the Ordinary Course, sell, lease, license, abandon, assign, transfer or other abandon any assets (tangible or intangible) of the Company or the Acquired Subsidiaries, or mortgage, pledge or subject to any Lien, any portion of the assets of the Company and the Acquired Subsidiaries, taken as a whole, except Permitted Liens;

(ix) change in any respect any accounting policies, practices or procedures of the Company or its Subsidiary, except as required by GAAP or applicable Law, or modify the Company or the Acquired Subsidiaries’ credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or payables, fail to pay or delay payment of payables or other Liabilities, or otherwise change the manner in which the Company or the Acquired Subsidiaries deal with customers, suppliers or vendors;

(x) create or suffer to exist any Lien on any of the assets or properties of the Company and the Acquired Subsidiaries other than Permitted Liens;

(xi) (i) amend in any respect, terminate, restate, supplement or transfer, in whole or in part, its rights and interests un or under any Material Contract, (ii) enter into any Contract that would be a Material Contract if in existence on the date of this Agreement, or (iii) waive, release or assign any material rights or claims;

(xii) dispose of or acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or material portion of the equity interests or assets of, or by any other manner, any business or any Person or division thereof (excluding the SpinCo Subsidiaries or the SpinCo Business as contemplated hereby);

(xiii) incur any Taxes outside the Ordinary Course; change any method of accounting for Tax purposes; enter into any agreement with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) change an accounting period of the Company or its Subsidiary with respect to any Tax; make any Tax election that is inconsistent with past practices, amend any Tax Return; change or revoke any election with respect to Taxes; or enter into any agreement to extend or waive the applicable statute of limitations with respect to any Taxes;

(xiv) amend, renew, or agree to a release, waiver or modification of an agreement with a Related Party or enter into a new transaction or agreement with a Related Party;

(xv) (A) issue any securities evidencing Indebtedness, (B) make any loans or advances of borrowed money, capital contributions to, or equity investments in, any Person (except for SpinCo) or (C) create any Subsidiaries (except for SpinCo);

(xvi) initiate, settle or compromise any Action in excess of $1,000,000;

(xvii) enter into any Contract, understanding or commitment that contains any restrictive covenant (other than customary confidentiality obligations) or otherwise materially restrains, limits or impedes the ability of the Company or the Acquired Subsidiaries to compete with or conduct any business in any geographic area or solicit the employment of any Persons;

(xviii) acquire any real property or enter into any new leases (as a tenant or landlord), licenses or other occupancy agreements;

(xix) dispose of, or disclose to any Person, any Intellectual Property that is material to the conduct of business of the Company or the Acquired Subsidiaries, except for Company Intellectual Property Registrations expiring at the end of its statutory term and Intellectual Property that is no longer in use or no longer has any commercial value to the Company or any of the Acquired Subsidiaries;

(xx) except in the Ordinary Course, change any distribution platform where the Company or the Acquired Subsidiaries conducts business with any of its customers;

(xxi) use or disclose to any Person, except as required by Law, pursuant to a valid and binding non-disclosure agreement or similar agreement or in the Ordinary Course and subject to obligations of confidentiality, any confidential information;

(xxii) open any new facility or enter into any new line of business or close any facility or discontinue any line of business or any business operations; or

(xxiii) authorize or enter into any agreement in furtherance of any of the foregoing.

5.2 Access to Information. Prior to the Closing, the Company shall, and shall cause each of the Acquired Subsidiaries to, afford to Parent and its Representatives reasonable access, upon reasonable notice, during normal business hours, to the senior management and Representatives of the Company, properties, books, Contracts and records (including financial, operating and other data and information) of the Company and the Acquired Subsidiaries; provided, however, that such access (a) does not disrupt the normal operations of the Company or the Acquired Subsidiaries, (b) would not reasonably be expected to violate any Law or the terms of any Contract, (c) would not reasonably be expected to result in the loss of the ability to successfully assert attorney-client and work product privileges or (d) would not result in the disclosure of, or provide access to, information which the Company has reasonably determined, in its sole discretion, should not be so disclosed due to its sensitive nature (including access to individual performance or evaluation records); provided, further, that the Company shall use commercially reasonably efforts to allow such access or disclosure to the extent it does not violate, breach or waive any Law, terms of any Contract, attorney-client privilege, or sensitive nature. All information provided pursuant to this Section 5.2 shall remain subject in all respects to the Non-Disclosure Agreement.

5.3 Preparation of Proxy Statement; Registration Statement.

(a) The parties acknowledge that in connection with the Parent Common Stock Merger Consideration and in order to proceed with the Financing, Parent is required under the continued listing standards of the NYSE American to obtain the approval by its stockholders of the issuance of Parent Common Stock that will be issued or issuable as part of the Financing and the Parent Common Stock Merger Consideration (the “Parent Stockholder Approval”). In furtherance of Parent obtaining such stockholder approval, the Company will deliver on a stand-alone basis as if the spin-out of businesses not being acquired by Parent has already occurred, audited consolidated financial statements of the Company and the Acquired Subsidiaries for the years ended December 31, 2019 and December 31, 2020 prepared in accordance with GAAP (collectively, the “Carve-Out Financial Statements”) no later than March 16, 2021. As promptly as reasonably practicable following the delivery of the Carve-Out Financial Statements and all of the information described in Section 5.3(e) hereof and other information of the Company and the Acquired Subsidiaries to be delivered to Parent by the Company or its auditors and required to be included in the Proxy Statement (as defined below), Parent shall (i) prepare and file with the SEC no later than April 2, 2021 a preliminary proxy statement to be sent to the stockholders of Parent relating to Parent Stockholders Meeting (such Proxy Statement, together with any amendments or supplements thereto, the “Proxy Statement”) (it being understood that the Proxy Statement will be used for the purpose of soliciting proxies from the stockholders of Parent at the Parent Stockholders Meeting to adopt and approve the Financing and the Parent Common Stock Merger Consideration, including the issuance of Parent Common Stock, and the transactions contemplated hereby, and all such other proposals the approval of which Parent and the Company reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement (the “Transaction Proposals”)), all in accordance with and as required by Parent’s Organizational Documents and applicable Law, and (ii) prepare, together with the Company, and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to this Agreement. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement.

(b) Parent and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Parent shall set a record date (which date shall be mutually agreed with the Company) (the “Record Date”) for determining the stockholders of Parent entitled to attend the Parent Stockholders Meeting that will enable Parent to mail the Proxy Statement promptly after the SEC declares the Registration Statement effective. Each of Parent and the Company will cause the Registration Statement to be mailed to their respective stockholders, with Parent mailing it to each stockholder who was a stockholder of Parent as of the Record Date promptly after the SEC declares the Registration Statement effective, and the Company mailing it to each of its then outstanding stockholders promptly after the SEC declares the Registration Statement effective. Promptly after the SEC declares the Registration Statement effective, Parent shall duly call, give notice of, convene and hold the Parent Stockholders Meeting for the purpose of obtaining Parent Stockholder Approval, which meeting shall be held not more than 45 days after the date on which Parent mails the Registration Statement to its stockholders.

(c) Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement or any supplement or amendment has been filed or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and any other document each time before any such document is filed with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(d) Each of the Company and Parent shall use their respective reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement will, at the date it is first mailed to the stockholders of Parent or the Company and at the time of Parent Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to the Company, Parent or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Parent that is required to be set forth in an amendment or supplement to the Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent.

(e) The Company acknowledges that a substantial portion of the Registration Statement will include disclosure regarding the Company, its officers, directors and stockholders, and its business, management, operations and financial condition. Accordingly, the Company agrees to use commercially reasonable efforts to provide Parent with such information regarding the Company or the Acquired Subsidiaries that is required by applicable Law to be included in the Registration Statement or any other statement, filing, notice or application required to be made by or on behalf of Parent to the SEC or NYSE American in connection with the transactions contemplated hereby.

(f) Parent shall use its reasonable best efforts to obtain the Parent Stockholder Approval, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the Parent Stockholder Approval. Parent shall, through Parent’s board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Parent Board Recommendation”) and Parent shall include the Parent Board Recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, Parent Board Recommendation (a “Change in Recommendation”); provided, that Parent’s board of directors may make a Change in Recommendation if it determines in good faith that a failure to do so would constitute a breach of its fiduciary duties under applicable Law.

5.4 Company Stockholder Approval.

(a) In order to consummate the Merger, promptly and in no event later than two (2) Business Days following the SEC declaring the Registration Statement effective, the Company shall deliver to Parent a duly executed copy of the Company Stockholder Consent. The Company shall use its commercially reasonable efforts to obtain the Company Stockholder Consent promptly following the execution and delivery of this Agreement in accordance with all applicable Laws and the certificate of incorporation of the Company and the bylaws of the Company, in each case, as in effect as of the date hereof.

(b) Promptly and in no event later than five (5) Business Days following receipt of the Company Stockholder Consent, the Company shall prepare and deliver notice of such approval to those Stockholders who have not consented and such other Persons as required under applicable Law (the “Consent Notice”). Such notice and the delivery thereof shall comply with Section 228 of the DGCL and other applicable Law. Parent shall furnish to the Company such information as the Company may request for inclusion in the Consent Notice.

(c) The information provided and to be provided by the Company specifically for use in the Consent Notice shall not, with respect to the information supplied by such Person, on the date upon which the Consent Notice is distributed to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly correct any such information provided by such Person that shall have become false or misleading in any material respect and to take all steps necessary to amend or supplement the Consent Notice so as to correct the same and the Company shall cause the Consent Notice as so corrected to be disseminated to the Stockholders to the extent required by Law.

5.5 Supplemental Information. At any time, from time to time, prior to the Closing, the Company shall promptly notify Parent of the occurrence of any event that would reasonably be likely to result in the Company’s failure to satisfy any of its conditions to Closing in accordance with Section 6.1 and Section 6.3.

5.6 Confidentiality. Parent acknowledges that the information being provided to it in connection with the consummation of the Merger is subject to the terms of that certain Non-Disclosure Agreement, dated as of October 18, 2020, between the Company and Parent (the “Non-Disclosure Agreement”), the terms of which are incorporated herein by reference. Parent acknowledges that the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms with respect to all other information provided to it or its Affiliates or Representatives regarding the Stockholders and their respective Affiliates, and the Stockholder Representative shall be a third party beneficiary of this Section 5.6. Effective solely upon the Closing, the Non-Disclosure Agreement shall terminate solely with respect to information relating solely to the Company and the Acquired Subsidiaries. In the event of the termination of this Agreement in accordance with its terms, the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms.

5.7 Financing. Unless otherwise approved in writing by the Company, neither Parent nor Merger Sub shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy pursuant to, or any replacements of, any of the Financing Instruments in a manner adverse to Parent, Merger Sub or the Company. Each of Parent and Merger Sub shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the Financing and transactions contemplated by the Financing Instruments on the terms and conditions described therein, including maintaining in effect the Financing Instruments and to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent and Merger Sub in the Financing Instruments and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Financing Instruments (other than conditions that Parent and Merger Sub control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Financing Instruments at or prior to Closing; (c) deliver notices to counterparties to the Financing Instruments sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Financing Instruments and (d) enforce its rights under the Financing Instruments in the event that all conditions in the Financing Instruments (other than conditions that Parent and Merger Sub control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable investors pay to (or as directed by) Parent and Merger Sub the applicable portion of the amount set forth in the Financing Instruments in accordance with their terms. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company, prompt written notice: (i) of any amendment to any Financing Instruments (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Financing Instruments known to Parent or Merger Sub; (iii) of the receipt of any written notice or other written communication from any party to any Financing Instruments with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Financing Instruments or any provisions of any Financing Instruments and (iv) if Parent or Merger Sub do not expect to receive all or any portion of the amount set forth in the Financing Instruments on the terms, in the manner or from the applicable investors as contemplated by the Financing Instruments. Parent and Merger Sub shall deliver all notices it is required to deliver under the Financing Instruments on a timely basis in order to cause the applicable investors to consummate the transactions contemplated by the Financing Instruments concurrently with the Closing and shall take all actions required under any Financing Instruments with respect to the timely issuance and delivery of any physical certificates evidencing the shares of Parent Common Stock and when required under any such Financing Instruments.

5.8 Reasonable Best Efforts; Regulatory Clearance.

(a) Parent, Merger Sub and the Company shall each promptly apply for, and take (or cause their respective Affiliates to take) all necessary actions to obtain or make, as applicable, all Orders and Authorizations of, and all filings with, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents. Each party shall cooperate with and, subject to reasonable confidentiality considerations, promptly furnish information to the other party necessary in connection with preparing any filings or submissions pursuant to this Section 5.8. Without limiting the generality of the foregoing, if required, the parties shall, within ten (10) Business Days following the execution of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the Notification and Report Form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act. Each party shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws. Parent shall be responsible for all filing fees payable in connection with such filings.

(b) Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall use reasonable best efforts to take or cause to be taken any and all actions necessary to obtain promptly the termination or expiration of the applicable waiting period under the HSR Act and, if applicable, any Consents required under any Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement as promptly as possible and no later than the Outside Date. Notwithstanding the foregoing, nothing in this Agreement shall require (i) Parent, Merger Sub, or any of their Subsidiaries or Affiliates to offer, negotiate, or agree to any structural or behavioral remedy (including without limitation any sale, divestiture, hold separate agreement, license, or the imposition of any condition upon the conduct or operation of any assets or businesses) or (ii) Parent, Merger Sub, or any of their Subsidiaries or Affiliates or the Company to litigate or otherwise engage in any legal proceeding or arbitration to avoid the entry of, or to have vacated or terminated, any Order (whether preliminary or permanent) related to the HSR Act or any Other Antitrust Laws that would prevent or delay the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and its Affiliates shall not take any action with respect to any Order or any applicable Law which would bind the Stockholders, the Company or any of its Affiliates regardless of whether the transactions contemplated by this Agreement occur absent written consent from the Company or the Stockholders, as applicable.

(c) Each of Parent and the Company shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or other Governmental Entities and shall respond promptly to any such inquiry or request. Each of Parent and the Company shall instruct their respective counsel to cooperate with each other and use their respective reasonable best efforts to facilitate and expedite the identification and resolution of any antitrust issues at the earliest practicable dates. The reasonable best efforts and cooperation shall include counsel’s undertaking (to the extent permitted by applicable Law and in each case regarding the transactions contemplated by this Agreement and without waiving attorney-client, work product or any other applicable privilege) to (i) furnish to each other’s counsel such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws and (ii) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written or oral communications explaining or defending this Agreement or any of the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity or other Person. None of the Company, Parent or any of their respective Affiliates or Representatives shall independently contact any Governmental Entity or participate in any material meeting or discussion (or any other substantive communication) with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other party, where practicable, prior reasonable notice of the meeting or discussion, the opportunity to confer with each other regarding appropriate contacts with and responses to personnel of said Governmental Entity, the opportunity to review and comment on the contents of any representations (oral or otherwise) expected to be communicated at the meeting or discussion, and, unless prohibited by the relevant Governmental Entity, the opportunity to attend and participate at the meeting or discussion (which, at the request of the Company or Parent, as applicable, shall be limited to outside antitrust counsel only).

(d) During the period from the date hereof and continuing until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Closing Date, except with the consent of the other parties (which shall not be unreasonably withheld, delayed or conditioned), Parent, the Company and their respective Affiliates shall not take any action, including entering into any transaction, that would reasonably be expected to prevent or materially delay any filings or approvals required under the HSR Act or the applicable Other Antitrust Laws.

(e) With the objective of enabling the Parent and the Company to consummate the Merger and the other transactions contemplated by this Agreement as expeditiously as possible after the date hereof (and in any event before the Outside Date), subject to Section 5.8(b), each of the Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Parent and the Company in doing, all things necessary, proper or advisable, including without limitation agreeing to any mitigation measures required by any other Governmental Entity, in order to (i) obtain all Consents, clearances, approvals, orders, authorizations, registrations, declarations and filings that are required to be obtained that are a condition to the consummation of the Merger and the other transactions contemplated by this Agreement and (ii) resolve any objections to the Merger and the other transactions contemplated by this Agreement that may be raised by any Governmental Entity; provided, that neither Parent, on the one hand, nor the Company (or the Stockholder Representative, on behalf of the Stockholders), on the other, shall have any obligation to litigate or contest any court proceeding or administrative litigation brought by any Governmental Entity.

5.9 Public Announcements. Commencing as of the date of this Agreement, neither Parent, the Stockholder Representative, nor the Company or any of their respective Affiliates shall, without the approval of the other parties, issue any press releases or otherwise make any public statements with respect to the Merger, the Distribution, the Reorganization or the other transactions contemplated by this Agreement and the other Transaction Documents, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement by providing such parties not less than two (2) Business Days’ prior written notice in advance of such issuance; provided, however, that the Company may make announcements to its employees with respect to the Merger only upon the prior written consent by the Parent which shall not be unreasonably withheld, conditioned, or delayed, and provided, further, that Parent may make customary disclosures (a) as required under applicable securities Laws and exchange requirements, and (b) to its or its Affiliates current or prospective investors and other financing sources so long as such disclosure does not contain material non-public information; provided, further, that Parent shall provide the Company with a reasonable opportunity to comment thereon prior to disclosure and Parent shall consider in good faith any reasonable comments with respect to the same provided by the Company and make revisions thereon as mutually agreed with the Company.

5.10 Tax Matters. (a) All Transfer Taxes arising out of or in connection with the Merger and the other transactions contemplated by this Agreement (but excluding the Distribution and the Reorganization) shall be borne equally by Parent and the Company, and (b) all Transfer Taxes arising out of or in connection with the Distribution and the Reorganization (but excluding the Merger) and the other transactions contemplated by the Separation and Distribution Agreement shall be borne by SpinCo. SpinCo shall indemnify Parent and the Company for any Pre-Closing Taxes arising from the Distribution and the Reorganization that are not already addressed in clauses (a) or (b) of this Section 5.10, except to the extent that such Pre-Closing Taxes have already been taken into account in determining Indebtedness. SpinCo shall pay the Company the amount of Pre-Closing Taxes for which it is responsible pursuant to the previous sentence no later five (5) days after demand for payment of such Pre-Closing Taxes, which demand shall be provided no earlier than ten (10) days prior to the date such Pre-Closing Taxes are due. The party required by applicable Law to file any necessary documentation or Tax Returns with respect to such Transfer Taxes shall timely file such documentation or Tax Returns and each party shall fully cooperate with the other party with respect to the preparation of any Tax Returns or other filings related to Transfer Taxes as may be required. No election under Section 336(e) of the Code or under Section 338 of the Code will be made with respect to the Merger or the other transactions contemplated by this Agreement. Prior to or at the Closing, the Company shall use commercially reasonable efforts to obtain and bind an insurance policy in connection with SpinCo’s indemnity obligations pursuant to this Section 5.10 (a “Tax Insurance Policy”). Prior to the Closing, the Company shall pay or cause to be paid, all costs and expenses related to the Tax Insurance Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and other fees and expenses of such policy. From and after the date hereof, Parent and the Company agree to cooperate in good faith to replace SpinCo’s indemnity obligations pursuant to this Section 5.10 with the Tax Insurance Policy.

5.11 Employment Matters.

(a) As of the Closing Date, Parent shall cause or otherwise ensure that it, or the Acquired Subsidiaries continue to employ each Employee as of the Closing Date, including, but not limited to, those on vacation, sick leave, maternity leave, military service, disability, or other approved leave of absence whether required by Law, or by the Company’s policy or practice. For a period of at least nine (9) months after the Closing Date (the “Continuation Period”), Parent shall provide to each Employee as of immediately prior to the Closing Date (i) base salaries or hourly wage levels, incentive compensation opportunities (including bonuses and commissions, but excluding any equity-based incentive compensation) and severance payments and benefits that are no less favorable than the base salaries or hourly wage levels, incentive compensation opportunities and severance payments and benefits provided to such Employees immediately prior to the Closing Date and (ii) employee benefits which are substantially comparable in the aggregate to the employee benefits provided to such Employees immediately prior to the Closing Date. For the avoidance of doubt, during the Continuation Period, Parent shall cause or otherwise ensure that it, the Surviving Corporation, or the Acquired Subsidiaries provide each Employee who is on a leave of absence as of the Closing Date with employee benefits (including short-term disability) for the duration of such leave of absence that are substantially comparable in the aggregate to those employee benefits provided to such Employee as of immediately prior to the Closing. In addition, for the avoidance of doubt, Parent shall, following the Closing, be solely responsible for any severance payments and benefits under any Benefit Plan or otherwise owed to any individual who was an Employee of the Company prior to the Closing Date. Following the expiration of the Continuation Period and subject to the foregoing, the Employees will be offered the opportunity to participate in benefit plans and programs available to similarly situated employees of Parent and its Affiliates. Without limiting the generality of the foregoing, on and after the Closing Date, Parent will honor, and cause the Surviving Corporation and its Affiliates to honor all obligations under any Contracts with Employees or under any Benefit Plans. To the extent that any employee bonuses are reserved for on the Financial Statements, Parent shall cause such bonuses to be paid to such Employees in the Ordinary Course.

(b) For purposes of eligibility and vesting under the applicable policies, plans, programs or arrangements of Parent or the Acquired Subsidiaries, and for purposes of accrual of vacation and other paid time off and severance and other termination benefits, each Employee shall be credited with his or her years of service with the Company and their Affiliates before the Closing Date and such credit shall carry over and remain with each Employee on and after the Closing Date, except where credit would result in duplication of benefits. Parent or the Acquired Subsidiaries shall use commercially reasonable efforts to cause any eligible expenses incurred by an Employee and his or her covered dependents under a Benefit Plan during the portion of the plan year of the Benefit Plan ending on the date such Employee’s participation in the corresponding Parent or the Acquired Subsidiaries benefit plan begins to be taken into account under such Parent or the Acquired Subsidiaries benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent or the Acquired Subsidiaries benefit plan.

(c) Notwithstanding anything to the contrary contained in this Section 5.11 or elsewhere in this Agreement, nothing contained in this Section 5.11 shall (i) confer upon any Person, other than the parties to this Agreement, the Separation and Distribution Agreement and the other Transaction Documents, any rights or remedies of any nature whatsoever, including any third party beneficiary rights, under or by reason of this Section 5.11, (ii) obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to (A) maintain any particular benefit or compensation plan or arrangement for any employee or former employee (or dependent or beneficiary thereof) or (B) retain the employment or service of any particular employee or any other Person (or any right to a particular term or condition of employment or service) for any duration, or (iii) be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.

5.12 Code Section 280G. The Company shall, prior to the Closing Date, submit to the vote of the Stockholders (and, to the extent necessary or appropriate in accordance with 26 C.F.R. 1.280G-1, Q/A-7(b)(3), the voting Stockholders of any “entity shareholder” within the meaning of 26 C.F.R. 1.280G-1, Q/A-7(b)(3)) the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive an “excess parachute payment” under Section 280G(b) of the Code so that in the event of the applicable approval, no payment received or which could be received by such “disqualified individual” would be an “excess parachute payment”, including using commercially reasonable efforts to obtain a waiver from each “disqualified individual” entitled to receive an “excess parachute payment” with respect to such individual’s right to receive such payment. The Company will provide disclosure to the Stockholders (and, to the extent necessary or appropriate in accordance with 26 C.F.R. 1.280G-1, Q/A-7(b)(3), the voting Stockholders of any “entity shareholder”) in a manner that is reasonably satisfactory to Parent and compliant with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder. The Section 280G waivers, disclosure materials, shareholder approval documents, and calculations relating thereto that are prepared by the Company and used in connection with any effort to obtain the approval of the Stockholders (and, to the extent necessary or appropriate, the voting Stockholders of any “entity shareholder”) shall be provided to Parent in advance of distribution to such Stockholders (or voting Stockholders of any “entity shareholder”), Parent shall be provided with a reasonable opportunity to comment thereon and the Company shall consider in good faith any reasonable comments with respect to the same provided by Parent.

5.13 Director and Officer Insurance.

(a) All rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, managers, Employees and agents of the Company or any of the Acquired Subsidiaries or the SpinCo Entities and each Person who served at the request of the Company, the Stockholder Representative or their Affiliates as a director, officer, manager, member, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise of or used by the Company or any of the Acquired Subsidiaries or the SpinCo Entities (the “D&O Indemnified Persons”), as provided in the Organizational Documents of the Company or any of the Acquired Subsidiaries or the SpinCo Entities, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time, shall survive the consummation of the Merger and shall continue in full force and effect from and after the Closing for a period of six years or, if later, until the settlement or final adjudication of any Action commenced during such period. Following the Closing, Parent shall cause the Surviving Corporation Charter and the Surviving Corporation Bylaws and the Organizational Documents of the Surviving Corporation’s Subsidiaries, to contain provisions with respect to indemnification, exculpation and advancement expenses of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Organizational Documents of the Company and of the Acquired Subsidiaries or the SpinCo Entities, in each case as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder, except as is required under applicable Law. From and after the Effective Time, Parent shall assume, guarantee and stand surety for, and shall cause the Surviving Corporation and the Acquired Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.13(a).

(b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, (i) for a period of six years from the Closing Date, obtain, maintain and fully pay for directors’ and officers’ liability insurance covering (as direct beneficiaries) all persons who were directors, managers or officers of the Company or any of the Acquired Subsidiaries or the SpinCo Entities (or any other Person covered by such directors’ and officers’ liability insurance), in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Company and the Acquired Subsidiaries or the SpinCo Entities (the “Current Policies”), and with such other terms as are no less favorable than those in the Current Policies or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors, managers and officers of the Company and the Acquired Subsidiaries or the SpinCo Entities, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement) (such policy selected from subsections (i) and (ii), the “D&O Policy”). Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain any such D&O Policy in full force and effect for its full term, and honor all obligations thereunder (including the payment of any applicable premiums).

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 5.13(c).

(d) The provisions of Section 5.13(c) shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent, Merger Sub and the Surviving Corporation and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without its prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

5.14 Exclusivity. Until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, the Company and the Acquired Subsidiaries will not, directly or indirectly, take (and the Company shall not authorize any of its respective directors, managers, officers, Employees, accountants, consultants, legal counsel, advisors, agents and other Representatives or, to the extent within the Company’s or the Acquired Subsidiaries’ control, other Affiliates to take) or permit any other Person on its behalf to take, any action to (i) encourage, initiate, facilitate or engage in discussions or negotiations with, or enter into any Acquisition Proposal, (ii) enter into or consummate any agreement with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (iii) participate or engage in any way in any discussions or negotiations with, or furnish any information to, any Person in connection with, or the making of any proposal that constitutes, or any would otherwise reasonably be expected to result in the making of, an Acquisition Proposal. The Company shall, and shall cause the Acquired Subsidiaries and its and their respective officers, Employees, Representatives and Affiliates to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any Person that may be ongoing with respect to the foregoing. The Company shall notify Parent and Merger Sub in writing promptly (but in no event later than two (2) Business Days) after receipt by the Company, the Acquired Subsidiaries or any of their respective Affiliates or Representatives of any Acquisition Proposal or any offer from any Person other than Parent or Merger Sub to effect an Acquisition Proposal; provided, that the Company, its Affiliates or any of its or their respective Representatives shall be permitted to engage in discussions or negotiations or in disposition transactions with respect to the SpinCo Subsidiaries or the SpinCo Business after the date of this Agreement so long as any agreement relating thereto does not restrict the

SpinCo Subsidiaries from performing their respective obligations under the Separation and Distribution Agreement and Transition Services Agreement, as applicable.

5.15 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company, SpinCo or any of the Acquired Subsidiaries or the SpinCo Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, and the Separation and Distribution Agreement, complete control and supervision over its operations and the operations of the Acquired Subsidiaries.

5.16 Books and Records. For a period commencing on the Closing Date and ending on the sixth anniversary of the Closing Date, Parent and the Surviving Corporation shall use commercially reasonable efforts to maintain all books and records of the Company and the Acquired Subsidiaries and the SpinCo Entities relating to periods ending on or prior to the Closing Date and shall make them, and any individuals responsible for the preparation and maintenance of such books and records, available to the Stockholders, as reasonably requested. If at any time after the Closing, any Stockholder or SpinCo requires a copy of any such book or record, Parent shall provide a copy thereof (at the expense of such Stockholder or SpinCo) as promptly as reasonably practicable.

5.17 Release.

(a) Effective upon and following the Closing, Parent, on its own behalf and on behalf of the Surviving Corporation and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Stockholder, each of their respective Affiliates (including SpinCo and the SpinCo Subsidiaries) and each of their and their respective Affiliates’ (including SpinCo’s and the SpinCo Subsidiaries’) respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Stockholder Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, Actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company or any of the Acquired Subsidiaries or the SpinCo Entities occurring prior to the Closing Date (other than as contemplated by this Agreement), including controlling equity holder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Stockholder Released Parties; provided, however, that nothing in this Section 5.17 shall release the Stockholder Released Parties from (i) their obligations under this Agreement or the Transaction Documents, (ii) claims arising out of or relating to any Fraud, misappropriation of trade secrets or Intellectual Property, violation of Law or willful misconduct and (iii) any other claims that cannot be waived under applicable Law.

(b) Effective upon and following the Closing, each Stockholder, on its own behalf and on behalf of each of their respective Affiliates (including SpinCo and the SpinCo Subsidiaries) and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Parent and the Surviving Corporation, each of their respective Affiliates (excluding, for the avoidance of doubt, SpinCo and the SpinCo Subsidiaries) and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Parent Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, Actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company occurring prior to the Closing Date (other than as contemplated by this Agreement, including with respect to Section 5.13 hereof); provided, however, that nothing in this Section 5.17 shall release the Parent Released Parties (i) from obligations under this Agreement or the Transaction Documents, (ii) with respect to any right to indemnification or exculpation under any agreements or Organizational Documents of the Company or any of the Acquired Subsidiaries or the SpinCo Entities or (iii) with respect to any salary, bonuses, vacation pay, other compensation or employee benefits pursuant to a Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Company or any of the Acquired Subsidiaries or the SpinCo Entities in effect as of the date of this Agreement and consistent with past practice.

5.18 Payment of Dissenting Shares. The Stockholder Representative, on behalf of the Stockholders, agrees to pay all fees and payments related to the determination of the Dissenting Shares from the Stockholder Representative Expense Fund in accordance with Section 2.8.

5.19 Transition Services Agreement. (a) The Company and Parent shall cooperate reasonably with each other, negotiate in good faith and use reasonable best efforts to agree upon the Transition Services Agreement, and (b) SpinCo and the Company shall execute and deliver at the Closing, the Transition Services Agreement as shall have been mutually agreed by the Company and Parent.

5.20 Separation and Distribution Agreement. (a) The Company and Parent shall cooperate reasonably with each other, negotiate in good faith and use reasonable best efforts to agree upon the Separation and Distribution Agreement, and (b) SpinCo and the Company shall execute and deliver at the Closing, the Separation and Distribution Agreement as shall have been mutually agreed by the Company and Parent.

5.21 Use of Name. Parent agrees that, (a) from and after the Closing, neither Parent, the Surviving Corporation, the Acquired Subsidiaries nor any of their respective Affiliates shall use the names set forth on Section 5.21 of the Company Disclosure Schedule (or any similar name) in any form whatsoever and (b) Parent shall cause the Surviving Corporation and the Acquired Subsidiaries to, within thirty (30) days after the Closing, file an amendment to its applicable Organizational Documents to change its name to a name that does not use any part of the names set forth on Section 5.21 of the Company Disclosure Schedule (or any similar name).

5.22 Conduct of Business by Parent Pending the Merger. Parent agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as expressly contemplated by any other provision of this Agreement or any Transaction Document, and except as set forth on Section 5.22 of the Parent Disclosure Schedule and as required by applicable Law, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of Parent shall be conducted in the ordinary course of business and in a manner consistent with past practice and Parent shall not, directly or indirectly, take any action that would reasonably be likely to materially delay or prevent the transactions contemplated by this Agreement. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Transaction Document, as set forth on Section 5.22 of the Parent Disclosure Schedule or and as required by applicable Law, Parent shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend or otherwise change the Parent’s organizational documents;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Parent Common Stock or Warrants (other than as contemplated by that certain Warrant Agreement dated December 12, 2017);

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Parent or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent, except as expressly contemplated pursuant to this Agreement, including pursuant to the Financing and in connection with any equity compensation arrangements with employees;

(e) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock;

(f) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(g) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(h) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Parent; or

(i) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

5.23 Parent Public Filings. Between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, Parent will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by Parent with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. As used in this Section 5.23, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE American. Any Additional SEC Reports which discuss or refer to this Agreement or the transactions contemplated hereby shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Each Party to Effect the Merger. The obligations of each party to effect the Merger are subject to the satisfaction or written waiver by such party, in whole or in part (to the extent such conditions can be waived), on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. (i) The Company shall have obtained the Company Stockholder Consent, and (ii) Parent shall have obtained the Parent Stockholder Approval.

(b) HSR Act; Other Antitrust Laws. Any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and all Consents required to be obtained under the HSR Act and Other Antitrust Laws shall have been obtained.

(c) Reorganization and Distribution. The Reorganization and the Distribution shall have been consummated in accordance with the Separation and Distribution Agreement.

(d) No Order or Government Action. There shall be no Order or any Law enacted, promulgated, enforced or entered into by any Governmental Entity of competent jurisdiction which is in effect and which has the effect of retaining, enjoining or making illegal the consummation of any of the transactions contemplated hereby or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect.

(f) Share Listing. The shares of Parent Common Stock issuable as Parent Common Stock Consideration shall have been approved for listing on the NYSE.

6.2 Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or written waiver by Parent, in whole or in part, to the extent such conditions can be waived) of the following conditions:

(a) Representations and Warranties of the Company. (i) The Company Fundamental Representations, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, and (ii) the other representations and warranties of the Company set forth in Article III of this Agreement, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect.

(b) Covenants and Agreements. The Company and the Acquired Subsidiaries shall each have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company or the Acquired Subsidiaries at or prior to the Closing.

(c) Closing Deliverables. Parent shall have received at the Closing all of the documents and certificates required to be delivered by the Company pursuant to Section 2.4(c).

6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or written waiver by the Company (in whole or in part, to the extent such conditions can be waived) of the following conditions:

(a) Representations and Warranties of Parent and Merger Sub. (i) The Parent Fundamental Representations, disregarding all qualifications contained therein relating to materiality or material adverse effect, shall be true and correct in all material respects as of the dated of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (ii) the other representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement, disregarding all qualifications contained therein relating to materiality or material adverse effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a material adverse effect on Parent or Merger Sub or prevent or materially impair or delay Parent’s or Merger Sub’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

(b) Covenants and Agreements. Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing.

(c) Closing Deliverables. The Company shall have received at the Closing all of the documents and certificates required to be delivered by Parent and Merger Sub pursuant to Section 2.4(b).

6.4 Frustration of Closing Conditions. No party may rely, either as a basis for not effecting the Merger or as a basis for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article IV to be satisfied, if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such party to effect the Merger and the other transactions contemplated hereby.

ARTICLE VII

TERMINATION

7.1 Termination.

(a) This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of Parent and the Company;

(ii) by either Parent or the Company, if the Closing does not occur at or before 5:00 p.m. (New York time) on June 30, 2021 (the “Outside Date”); provided, that if the Carve-Out Financial Statements are not provided to Parent by the Company on or before March 16, 2021 or the SEC has not declared the Registration Statement effective on or before May 14, 2021, then, in each case, the Outside Day may be extended by either Parent or the Company by written notice to the other Party to a time and date no later than 5:00 p.m. (New York time) on July 31, 2021; provided, further, that the right to terminate pursuant to this Section 7.1(a)(ii) shall not be available to either Parent or the Company if such party is then in breach of this Agreement such that any of the conditions to Closing set forth in Article IV would not then be satisfied;

(iii) by Parent, if any representation or warranty of the Company in Article III shall be or shall have become inaccurate or the Company shall have breached or failed to perform any of its covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Sections 6.1(a) through (d) or 6.2, and which inaccuracy, breach or failure to perform (A) cannot be cured by the Company, or, if capable of being cured, shall not have been cured (1) within 30 days of written notice thereof being given to the Company or (2) any shorter period of time that remains between the date of delivery of such written notice and the Outside Date and (B) has not been waived by Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iii) if Parent is then in breach of this Agreement such that any of the conditions to Closing set forth in Sections 6.1(e), (6.1(f), 6.3(a) or 6.3(b) would not then be satisfied;

(iv) by the Company, if any representation or warranty of Parent or Merger Sub set forth in Article IV shall be or shall have become inaccurate or Parent or Merger Sub shall have breached or failed to perform any of their covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Sections 6.1 or 6.3, and which inaccuracy, breach or failure to perform (A) cannot be cured by Parent or Merger Sub or, if capable of being cured, shall not have been cured (1) within 30 days of written notice thereof being given to Parent or (2) any shorter period of time that remains between the date of delivery of such written notice and the Outside Date and (B) has not been waived by the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iv) if the Company is then in breach of this Agreement such that any of the conditions to Closing set forth in Sections 6.2(a) or 6.2(b) would not then be satisfied;

(v) by the Company if (A) the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied at the Closing but which would be capable of being satisfied if the Closing Date were the date of such termination) have been satisfied or waived, (B) the Company has irrevocably confirmed that all conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but which would be capable of being satisfied if the Closing Date were the date of such termination) have been satisfied or waived and the Company is ready willing and able to consummate the Closing, and (C) within three Business Days after the Company has delivered written notice to Parent of the satisfaction of such conditions and such confirmation, and the Closing shall not have been consummated;

(vi) by either Parent or the Company if a Governmental Entity shall have issued an Order or taken any other Action, in any case having the effect of permanently restraining enjoining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement, which Order or other Action is final and non-appealable (or for which the period to appeal has expired);

(vii) by Parent if the Company Stockholder Consent is not delivered to Parent within two (2) Business Days of the date hereof in accordance with Section 5.4(a); or

(viii) by Company prior to the time the Parent Stockholder Approval is obtained, if a Change in Recommendation has occurred.

(b) The party seeking to terminate this Agreement pursuant to Sections 7.1(a)(ii) through 7.1(a)(viii) shall give written notice of such termination to the other party hereto.

(c) In the event of termination by the Company or Parent pursuant to Section 7.1(a), the transactions contemplated by this Agreement shall be abandoned, without further action by any party hereto. If the transactions contemplated by this Agreement are abandoned as provided herein, all confidential information received by Parent, Merger Sub and their respective Representatives shall continue to be treated in accordance with the Non-Disclosure Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, or the Stockholder Representative or their respective officers, managers, directors, stockholders, members or Affiliates hereunder or in respect hereof; provided, however, that the provisions of Sections 3.31 (Brokers), 4.12 (Brokers), 5.6 (Confidentiality), 5.9 (Public Announcements), this Section 7.2 (Effect of Termination), Section 7.3 (Termination Fee) and Article VIII (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement.

7.3 Termination Fee.

(a) If this Agreement is terminated (i) by the Company pursuant to Sections 7.1(a)(iv), 7.1(a)(v) or 7.1(a)(viii) or (ii) pursuant to Section 7.1(a)(ii) if the Company could otherwise have terminated pursuant to Sections 7.1(a)(iv), 7.1(a)(v) or 7.1(a)(viii) on the Outside Date, then Parent shall pay to the Company, as liquidated damages in connection with any such termination, a fee in an amount equal to $11,825,000 (the “Termination Fee”) by wire transfer of immediately available funds in U.S. dollars to an account designated in writing by the Company within two (2) Business Days after such termination. For the avoidance of doubt, the Company may simultaneously pursue: (A) a grant of specific performance pursuant to Section 8.15, and (B) payment of the Termination Fee pursuant to this Section 7.3(a); provided, however, that the Company acknowledges and agrees that, in the event the Termination Fee shall become payable pursuant to this Section 7.3(a) and the Company shall receive full payment pursuant to this Section 7.3(a), the right to receive the Termination Fee shall constitute the Company’s and its Affiliates’ sole and exclusive remedy against Parent under this Agreement.

(b) Parent acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the Merger and the other transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where the Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amount payable pursuant to this Section 7.3 is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) without the agreements contained in this Section 7.3, the parties would not have entered into this Agreement. Accordingly, if Parent fails to promptly pay the amounts due pursuant to Section 7.3(a) if and when due and, in order to obtain such payment, the Company commences a suit that results in a final nonappealable judgment against Parent for the Termination Fee or a portion thereof or any other damages, Parent shall pay to the Company its costs and expenses thereof (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Termination Fee or portion thereof ordered to be paid by a court at an interest rate of five percent (5%) per annum.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival; R&W Insurance Policy. Except for the representations and warranties and acknowledgments in Section 8.20 and Section 8.21, the representations and warranties and the covenants to be performed at or prior to the Closing, in each case, set forth in this Agreement, the Separation and Distribution Agreement or in any certificate delivered in connection herewith shall terminate and be of no further force and effect from and after the Closing and no party shall have any Liability with respect thereto from and after the Closing; provided, however, that nothing in this Agreement shall limit any rights, claims or obligations for Fraud. Covenants to be performed after the Closing set forth in this Agreement, the Separation and Distribution Agreement or in any document delivered in connection herewith or therewith shall survive until fully performed. The sole source of recovery of Parent for any breach of any representation or warranty pursuant to this Agreement and the Separation and Distribution Agreement shall be the representation and warranty insurance policy obtained by Parent; provided, that in the case of Fraud, to the extent that the limit of liability under such representation and warranty insurance policy obtained by Parent has not been exhausted, Parent shall first use commercially reasonable efforts to seek recovery under and exhaust the representation and warranty insurance policy before seeking any recovery in connection with Fraud; provided, further, that Parent shall not be required to file suit against any insurer to seek recovery in respect of any such claim. Each Stockholder acknowledges and agrees that it shall be responsible for pro rata (on the basis of proceeds received by such Stockholder in connection with the transactions contemplated in accordance with this Agreement as a percentage of total proceeds received by the Stockholders in connection with the transactions contemplated in accordance with this Agreement) any Liabilities under this Agreement resulting from Fraud. Prior to or at the Closing, Parent shall use commercially reasonable efforts to obtain and bind an insurance policy in connection with the representations and warranties and other provisions of this Agreement (a “R&W Insurance Policy”). Prior to the Closing, Parent shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and other fees and expenses of such policy. Parent and its Affiliates will not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would adversely affect the Former Holders without the Stockholder Representative’s prior written consent. From and after the date hereof, the Company and the Stockholder Representative agree to cooperate with Parent in connection with Parent’s procurement of the R&W Insurance Policy, including by providing information and documents requested or required by the insurer under the R&W Insurance Policy.

8.2 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by e-mail,

(c) mailed by registered or certified mail, postage prepaid, return receipt requested or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or e-mail:

If to Parent, Merger Sub or the Surviving Corporation, to:

Kaleyra, Inc.

Via Marco D’Aviano, 2,

Milano MI, Italy

Attention: Dario Calogero

Email: dario.calogero@kaleyra.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey C. Selman

Email: jeffrey.selman@us.dlapiper.com

and

DLA Piper LLP (US)

1251 Avenue of the Americas

27th Floor

New York, NY 10020

Attention: James L. Kelly

                  Ilya A. Bubel

Email: james.kelly@us.dlapiper.com

            ilya.bubel@us.dlapiper.com

If, prior to the Closing, to the Company, to:

Vivial Inc.

160 Inverness Drive West

Suite 250

Englewood, CO 80112

Attention: Richard G. Hallé; Nick Continenza

Email: RHalle@vivial.net; ncontinenza@vivial.net

with copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Ackneil M. Muldrow III

Email: trey.muldrow@weil.com

If to the Stockholder Representative, to:

GSO Special Situations Master Fund LP

345 Park Avenue

New York, NY 10154

Attention: David Posnick, Eric Nadan, BXC Legal

Email: David.Posnick@Blackstone.com; Eric.Nadan@Blackstone.com; Creditlegal@Blackstone.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Ackneil M. Muldrow III

Email: trey.muldrow@weil.com

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section 8.2, upon delivery, (x) if delivered by e-mail as provided in this Section 8.2, upon manual or electronic confirmation of delivery, (y) if delivered by mail as provided in this Section 8.2, upon the earlier of the fifth Business Day following mailing and receipt and (z) if delivered by overnight courier as provided in this Section 8.2, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 8.2). Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

8.3 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless, prior to the Closing Date, such amendment is in writing and signed by Parent and the Company, and, immediately following the Closing Date, such amendment is in writing and signed by Parent and the Stockholder Representative. No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Notwithstanding anything else to the contrary herein, the provisions set forth in Sections 7.2, 7.3, in each case, may not be amended, modified or altered in any manner adverse to the Financing Sources in any respect without the prior written consent of such Financing Sources.

8.4 Expenses. Except as otherwise provided in this Agreement, each party hereto shall bear its own costs and expenses incurred in connection with this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby, whether or not the Merger, the Distribution and/or the Reorganization, is consummated, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties; provided, that (a) each of the Company and Parent shall each pay and be responsible for, without duplication, (i) fifty percent (50%) of the costs, fees and expenses of obtaining, and relating to, the D&O Policy, (ii) fifty percent (50%) of the Transfer Taxes (other than the Transfer Taxes allocable to SpinCo in Section 5.10, which SpinCo shall be solely responsible), (iii) fifty percent (50%) of the filing fees required by Governmental Entities, including with respect to Consents required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby, including Antitrust Fees pursuant to Section 5.8, and (b) Parent shall pay and be responsible for (i) one hundred percent (100%) of all of the Escrow Agent’s fees and expenses under the Escrow Agreement due in connection with the Closing, and (ii) one hundred percent (100%) of all of the Paying Agent’s fees and expenses under the Paying Agent Agreement due in connection with the Closing.

8.5 Successors and Assigns. This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may assign any or all of its rights and obligations hereunder to one or more of its Affiliates; provided, further, that no such assignment will relieve Parent or Merger Sub of any of its respective obligations hereunder. Subject to the foregoing sentence, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

8.6 Governing Law. All matters relating to or arising out of this Agreement, the Merger other transaction contemplated herein (whether sounding in contract, tort or otherwise) will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule of any jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.7 Jurisdiction; Service of Process. Each party hereto irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other party hereto or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party hereto agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email or other electronic transfer shall be effective as delivery of a manually executed counterpart to this Agreement.

8.10 No Third Party Beneficiaries. Except as set forth in the last sentence of this Section 8.10, no provision of this Agreement is intended or shall be deemed to confer upon any Person other than the parties hereto any rights or remedies hereunder, including, for the avoidance of doubt, the Former Holders. Notwithstanding anything to the contrary set forth in this Agreement, (a) each of the Related Parties shall be a third-party beneficiary of the provisions set forth in Section 8.19 and (b) if the Merger is consummated, (i) each of the Former Holders shall be a third-party beneficiary of the provisions set forth in Article II, (ii) each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 5.13, (iii) the

Stockholder Representative shall have the right to pursue damages (including damages for its loss of economic benefits) on behalf of the Former Holders in the event of any breach of this Agreement by Parent or Merger Sub (which right is hereby acknowledged by Parent and Merger Sub) and (iv) Prior Company Counsel shall be a third-party beneficiary of the provisions set forth in Section 8.17.

8.11 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto), the Separation and Distribution Agreement and each of the documents delivered by the parties in connection herewith and therewith constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter (except for the Non-Disclosure Agreement, which shall continue in full force and effect in accordance with its terms as modified hereunder) subject to the terms herein.

8.12 Disclosure Schedules. The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding anything to the contrary set forth in the Disclosure Schedules or in this Agreement, the information and disclosures set forth in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section or subsection of the Disclosure Schedules as though fully set forth in such section or subsection of the Disclosure Schedules. The fact that any item of information is disclosed in any section or subsection of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement or is material to or outside of the Ordinary Course of the Company and the Acquired Subsidiaries. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. In addition, matters reflected in any section or subsection of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The Disclosure Schedules and the information and disclosures contained in the Disclosure Schedules are intended only to qualify and limit the representations, warranties and covenants contained in this Agreement and shall not be deemed to broaden or otherwise amend any of the covenants or the representations and warranties contained in this Agreement.

8.13 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

8.14 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party hereto shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise, in accordance with the express provisions of this Section 8.15. The parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Parent, the Company or the Stockholder Representative, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Parent, the Company or the Stockholder Representative, as applicable, under this Agreement all in accordance with the terms of this Section 8.15. No party shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, all in accordance with the terms of this Section 8.15. The parties hereto agree that, notwithstanding anything herein to the contrary, the Company shall be entitled to seek specific performance (and any other equitable relief) to cause Parent and Merger Sub to effect the Closing on the terms and subject to the conditions in this Agreement, only if: (a) all conditions in Sections 6.1 and 6.2 have been satisfied or waived (other than those conditions that, by their nature, can only be satisfied at the Closing (provided such conditions are capable of being satisfied as of such date)); and (b) Parent fails to complete the Closing by the date the Closing would otherwise be required to have occurred pursuant to Section 2.2 (assuming, solely for purposes of this clause (b), that all conditions in Section 6.3 have been satisfied or waived as of the date that all conditions in Sections 6.1 and 6.2 were satisfied (other than those conditions that, by their nature, can only be satisfied at the Closing (provided such conditions are capable of being satisfied as of such date) or waived).

8.16 Stockholder Representative.

(a) Effective upon and following the Closing, the Company and each holder of Company Common Stock hereby irrevocably constitute and appoint GSO Special Situations Master Fund LP as the Stockholder Representative and as the true and lawful agent and attorney-in-fact of such holders of Company Common Stock with full power and authority to act, including full power of substitution, in their name and on their behalf with respect to all matters arising from or in any way relating to this Agreement and the other transactions contemplated by this Agreement contemplated hereby and thereby, to:

(i) represent, act for and on behalf of, and bind each of such holders of Company Common Stock in the performance of all of their obligations arising from or relating to this Agreement, including the execution and delivery of any certificate or document required under this Agreement to be delivered by the Stockholder Representative at the Closing;

(ii) give and receive notices and receive service of process under or pursuant to this Agreement and the other Transaction Documents;

(iii) receive and give all notices, make all decisions and take all other actions on behalf of each holder of Company Common Stock in connection with the Adjustment Escrow Account, including giving any instructions or authorizations to the Escrow Agent to pay from the Adjustment Escrow Account any amounts owed by the holders of Company Common Stock pursuant to this Agreement or the Escrow Agreement or otherwise in connection with the transactions contemplated by this Agreement and the Escrow Agreement;

(iv) waive any conditions to Parent and Merger Sub’s obligation to close pursuant to Sections 6.1 and 6.3;

(v) amend this Agreement pursuant to Section 8.3; and

(vi) perform any and all other duties and acts contemplated to be performed by the Stockholder Representative as set forth in this Agreement and the other Transaction Documents.

(b) The Company hereby agrees that for any action arising under this Agreement relating to the holders of Company Common Stock, such holders of Company Common Stock may be served legal process by registered mail to the address of the Stockholder Representative or to such other address as the Stockholder Representative may from time to time give written notice to Parent, and that service in such manner shall be adequate and sufficient in all respects for any legal purpose, and that such holders of Company Common Stock will raise no defense or claim in any court in any jurisdiction that service in such manner was not adequate or sufficient. This appointment of agency and this power of attorney is coupled with an interest and shall be irrevocable and shall not be terminated by the holders of Company Common Stock or by operation of law, whether by the dissolution, liquidation or bankruptcy or any company, partnership or other entity or the occurrence of any other event, and any action taken by the Stockholder Representative shall be as valid as if such death, incapacity, termination, dissolution, liquidation, bankruptcy or other event had not occurred, regardless of whether or not the Stockholder Representative shall have received any notice thereof. The Stockholder Representative hereby accepts such appointment.

(c) Any decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of such holders of Company Common Stock shall be conclusive and binding upon such holders of Company Common Stock and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of such holders of Company Common Stock. The Stockholder Representative cannot be changed or substituted without the prior written consent of a majority in interest of the holders of Company Common Stock and such change or substitution of the Stockholder Representative shall not be effective until Parent receives written notice thereof.

(d) At Closing, pursuant to Section 2.4, Parent will deposit $500,000, as a fund for any payments or distribution to any Person (as determined in the reasonable discretion of the Stockholder Representative) (the “Stockholder Representative Expense Fund,” each, a “Payment” and collectively, the “Payments”) and the costs, fees, expenses (including legal fees and expenses) and liabilities of the Stockholder Representative incurred (or reasonably expected to be incurred) on behalf of or for the benefit of the Former Holders on or after the Closing Date in connection with this Agreement or any other Transaction Document (including the liabilities described in this Section 8.16) and in accordance with the Payment Schedule. The Stockholder Representative shall have the sole discretion to withdraw funds from the Stockholder Representative Expense Fund at any time (and without prior notice to any Person) to fund a Payment and/or the costs, fees and expenses (including legal fees and expenses) that it incurs on behalf of the Former Holders. In the event that the Stockholder Representative Expense Fund is exhausted or shall be insufficient to satisfy such Payment and/or such costs, fees and expenses of the Stockholder Representative, the Stockholder Representative shall, at its election, be entitled to either recover (on a dollar for dollar basis) any such expenses or other losses directly from the Former Holders (on a several basis (and not joint and several basis) based on such Former Holder’s Allocable Share) or be reimbursed for any such costs, fees, expenses or losses out of any amounts otherwise being distributed to the Former Holders out of the Stockholder Representative Expense Fund in accordance with the terms of the Paying Agent Agreement. If the Stockholder Representative incurs expenses, in its capacity as the Stockholder Representative, in an amount exceeding the Stockholder Representative Expense Fund, then the Stockholder Representative shall be entitled to receive from each Person who immediately prior to the Effective Time received, or is entitled to receive any payment under Article II of this Agreement, an amount equal to the difference between the total expenses incurred by the Stockholder Representative and the Stockholder Representative Expense Fund. On the later to occur of (i) the date that the Stockholder Representative determines in its sole discretion that it will not make any Payments and/or incur any further costs, fees, expenses or losses in his capacity as Stockholder Representative and (ii) the second anniversary of the Effective Time, the Stockholder Representative shall distribute any remaining portion of the Stockholder Representative Expense Fund to the Former Holders based on such Former Holder’s Allocable Share and in accordance with the Payment Schedule.

(e) All acts of the Stockholder Representative hereunder in its capacity as such will be deemed to be acts on behalf of the Stockholders and not of the Stockholder Representative individually. The Stockholder Representative will not have any Liability for any amount owed to Parent pursuant to this Agreement, including under Section 2.5. The Stockholder Representative will not be liable to the Company, Parent, Merger Sub or any other Person in its capacity as the Stockholder Representative, for any Liability of any Stockholder or otherwise, or for anything that it may do or refrain from doing in connection with this Agreement. The Representative will not be liable to the Stockholders, in its capacity as the Stockholder Representative, for any Liability of such Stockholders or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything that it may do or refrain from doing in connection with this Agreement. The Stockholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it will incur no Liability in its capacity as the Stockholder Representative to Parent, Merger Sub, the Company, the Stockholders or any other Person and will be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. Parent shall be able to rely conclusively on the instructions and decisions of the Stockholder Representative as to any actions, consents, approvals, agreements and decisions required or permitted to be taken, given or made by the Stockholder Representative hereunder, and no Stockholder shall have any cause of action against Parent or any of its Subsidiaries or Affiliates to the extent that such Person has relied upon the instructions or decisions of the Stockholder Representative. The Stockholder Representative will not, by reason of this Agreement, have a fiduciary relationship in respect of any Stockholder, except in respect of amounts received on behalf of such Stockholder.

8.17 Attorney-Client Privilege and Waiver of Conflicts. Parent hereby waives and agrees to not assert, and agrees to cause the Surviving Corporation and the Acquired Subsidiaries to waive and not assert, any actual or potential conflict of interest arising out of or relating to the representation, of one or more Stockholders, SpinCo, the SpinCo Subsidiaries or any of their respective officers, directors, managers, Employees or Representatives (the “Applicable Matters”), by any law firm currently representing the Company, SpinCo, the SpinCo Subsidiaries, the Stockholder Representative and/or the Stockholders in connection with this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, the Reorganization and the Distribution (each, a “Prior Company Counsel”). Recognizing that Prior Company Counsel has acted as legal counsel to the Company, the Acquired Subsidiaries, SpinCo, the SpinCo Subsidiaries, certain of the direct and indirect equity holders of the Company (as of immediately prior to the Closing) and certain of their respective Affiliates prior to date hereof, and that Prior Company Counsel intends to act as legal counsel to certain of the direct and indirect equity holders of the Company (as of immediately prior to the Closing) and their respective Affiliates (which will include SpinCo and the SpinCo Subsidiaries and no longer include the Surviving Corporation and the Acquired Subsidiaries) after the Closing, Parent hereby waives, on its own behalf and agrees to cause its Affiliates (including the Surviving Corporation and the Acquired Subsidiaries) to waive, any conflicts that may arise in connection with Prior Company Counsel representing any such direct or indirect equity holders of the Company (as of immediately prior to the Closing) or their Affiliates (including SpinCo and the SpinCo Subsidiaries) in respect of the Applicable Matters after the Closing as such representation may relate to Parent, the Surviving Corporation or the Acquired Subsidiaries or this Agreement, the Separation and Distribution Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby, including the Merger, the Reorganization and the Distribution. Parent further waives and agrees to not assert, and agrees to cause the Surviving Corporation and the Acquired Subsidiaries to waive and not assert, any attorney-client privilege with respect to any communications by Prior Company Counsel, on the one hand, and one or more Stockholders or other direct or indirect equity holder of the Company (as of immediately prior to the Closing), or any of their respective Affiliates (including SpinCo and the SpinCo Subsidiaries), or the Company or the Acquired Subsidiaries, or any of their respective Affiliates (including SpinCo and the SpinCo Subsidiaries), on the other hand, occurring prior to Closing (collectively, “Privileged Communications”) Parent hereby agrees that any attorney-client privilege attaching to any Privileged Communications shall survive the Closing and shall remain in effect with all rights to such Privileged Communications, including the right to control such attorney-client privilege, to be held by the Stockholders and SpinCo, as applicable. Accordingly, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching to Privileged Communications shall survive the Closing, remain in effect and be assigned to and controlled by the Stockholders and SpinCo, as applicable. As such, the Surviving Corporation and the Acquired Subsidiaries shall not have access to any such Privileged Communications or to the files of Prior Company Counsel relating to such engagement from and after the Closing in respect of the Applicable Matters, and all books, records and other materials of the Company or any of the Acquired Subsidiaries in respect of the Applicable Matters in any medium (including electronic copies) containing or reflecting any of the Privileged Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, shall belong to such Stockholders and SpinCo, as applicable, or direct and indirect equity holders of the Company (as of immediately prior to the Closing). Without limiting the generality of the foregoing, from and after the Closing, (a) the Stockholders, and SpinCo, as applicable, the direct and indirect equity holders of the Company (as of immediately prior to the Closing) and their respective Affiliates (including SpinCo and the SpinCo Subsidiaries and excluding the Surviving Corporation and the Acquired Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to the Privileged Communications in respect of the Applicable Matters, and none of the Surviving Corporation or the Acquired Subsidiaries shall be a holder thereof, (b) to the extent that files of Prior Company Counsel in respect of the Privileged Communications in respect of the Applicable Matters constitute property of the client, only the Stockholders and SpinCo, as applicable, and the direct and indirect equity holders of the Company (as of immediately prior to the Closing) and their respective Affiliates (including SpinCo and the SpinCo Subsidiaries and excluding the Surviving Corporation and the Acquired Subsidiaries) shall hold such property rights and (c) Prior Company Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications or files in respect of the Applicable Matters to the Surviving Corporation or any of the Acquired Subsidiaries by reason of any attorney-client relationship between Prior Company Counsel and the Surviving Corporation or any of the Acquired Subsidiaries or otherwise. Each of Parent and the Company hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 8.17, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 8.17 is for the benefit of the Stockholders, SpinCo and each Prior Company Counsel, and the Stockholders, SpinCo and each Prior Company Counsel are intended third party beneficiaries of this Section 8.17. This Section 8.17 shall be irrevocable, and no term of this Section 8.17 may be amended, waived or modified, without the prior written consent of the Stockholder Representative and the Prior Company Counsel affected thereby. The covenants and obligations set forth in this Section 8.17 shall survive for 10 years following the Closing Date.

8.18 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

8.19 Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties may be partnerships or limited liability companies, each party hereto covenants, agrees and acknowledges (on behalf of itself its Subsidiaries, Affiliates, Representatives and equity holders) that no recourse under this Agreement, any Transaction Document, and Financing Instruments or any documents or instruments delivered in connection with this Agreement or any Transaction Document or any Financing Instruments shall be had against any party’s Affiliates, any Financing Source or any of such parties’ Affiliates’ or such Financing Source’s respective former, current or future direct or indirect equity holders, controlling persons, partners, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party”, to the extent applicable, and collectively, the “Related Parties”), in each case other than the parties to this Agreement and each of the Transaction Documents and each of their respective successors and permitted assignees under this Agreement (and, in the case of any Transaction Document, the applicable parties thereto and each of their respective successors and permitted assigns), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no Liability whatsoever (whether in contract, tort or otherwise) shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any Liability of any party under this Agreement, Subscription Agreement, any Financing Instruments, or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation, including with respect to any dispute arising out of or relating in any way to the performance of any Financing Source’s obligations under the Financing Instruments or any of the other agreements with respect to the Financing. For the avoidance of doubt, prior to the Closing, neither Parent, Merger Sub nor any of their respective Affiliates on one hand, nor the Company or any of its Affiliates on the other hand, will have any recourse, be entitled to commence any Action or make any claim under this Agreement, the Transaction Documents or in connection with the Merger or other transactions contemplated by this Agreement except with respect to this Agreement, against the Company on one hand, and Parent on the other hand, as applicable, and with respect to each Transaction Documents, against the other parties thereto. The liability limitation provision in this Section 8.19 shall survive termination of this Agreement. For the avoidance of doubt, except as otherwise expressly set forth herein, Parent, Merger Sub and their Affiliates understand that it is the intention of the Stockholder Representative to distribute the amounts paid to it pursuant to the terms of this Agreement to its equity holders promptly following receipt.

8.20 Disclaimer of Warranties. NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES (INCLUDING SPINCO AND THE SPINCO SUBSIDIARIES) NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING (AND PARENT AND MERGER SUB ACKNOWLEDGE AND AGREE THAT NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES (INCLUDING SPINCO AND THE SPINCO SUBSIDIARIES) NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING) ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY OR ANY OF THE ACQUIRED SUBSIDIARIES AND THE SPINCO ENTITIES, ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF THE COMPANY OR ANY OF THE ACQUIRED SUBSIDIARIES AND THE SPINCO ENTITIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT AND IN ANY OTHER TRANSACTION DOCUMENT. THE COMPANY DISCLAIMS (AND PARENT AND MERGER SUB DISCLAIM RELIANCE UPON) ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OF THE ACQUIRED SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING SPINCO AND THE SPINCO SUBSIDIARIES) OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article III OF THIS AGREEMENT AND IN ANY OTHER TRANSACTION DOCUMENT, THE COMPANY (ON BEHALF OF ITSELF AND THE ACQUIRED SUBSIDIARIES AND THEIR RESPECTIVE AFFILIATES) HEREBY DISCLAIMS (AND PARENT AND MERGER SUB ACKNOWLEDGE AND AGREE TO SUCH DISCLAIMER OF) ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN ANY “DATA ROOMS” (VIRTUAL OR OTHERWISE), MANAGEMENT PRESENTATION OR CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO PARENT AND/OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT AND/OR MERGER SUB BY ANY REPRESENTATIVE OF THE COMPANY, ANY OF THE ACQUIRED SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING SPINCO AND THE SPINCO SUBSIDIARIES)). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NONE OF THE COMPANY OR ANY OF THE ACQUIRED SUBSIDIARIES AND THE SPINCO ENTITIES MAKES ANY REPRESENTATIONS OR WARRANTIES TO PARENT AND/OR MERGER SUB REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY AND/OR ANY OF THE ACQUIRED SUBSIDIARIES, AND PARENT AND MERGER SUB (ON THEIR OWN BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND THE REPRESENTATIVES OF THE FOREGOING PARTIES) ACKNOWLEDGE AND AGREE TO THE FOREGOING.

8.21 Independent Investigation.

(a) Parent and Merger Sub have conducted such investigations of the Company, the Acquired Subsidiaries and the SpinCo Subsidiaries as it has deemed necessary in order to make an informed decision concerning the Company, the Acquired Subsidiaries and the SpinCo Subsidiaries and the transactions contemplated hereby. Parent has reviewed the documents, records, reports and other materials identified in the Company Disclosure Schedule, included in the electronic data room maintained on the Datasite for “Project Volcano” or otherwise provided to Parent, Merger Sub, or their respective Affiliates or any such party’s Representatives, and is familiar with the content thereof. Parent and Merger Sub acknowledge that they, their respective Affiliates and/or their respective Representatives have been given access to the properties and assets of the Company, the Acquired Subsidiaries and the SpinCo Subsidiaries and are familiar with the condition thereof. For the purpose of conducting these investigations, Parent and/or Merger Sub have employed the services of its own Representatives. In all matters affecting the condition of the properties and assets and the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, Parent and Merger Sub are relying solely upon the advice and opinion offered by their own Representatives and the representations and warranties set forth in Article III to this Agreement. Neither the Company, the Stockholder Representative, nor any of their respective Affiliates shall have or be subject to any Liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any such information, including any information, documents or material made available to Parent and its Representatives in any “data rooms” (virtual or otherwise), confidential information memorandum, management presentation or in any other form in expectation of the transactions contemplated hereby.

(b) Except as and to the limited extent expressly set forth in Section 8.20, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any of the Acquired Subsidiaries, the SpinCo Subsidiaries or their Affiliates (or any of the Representatives of any of the foregoing) or any other Person is making or has made, and that none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to the Company, the Acquired Subsidiaries and the SpinCo Subsidiaries or their Affiliates, or any of their respective assets, rights or properties, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the business of Company and the Acquired Subsidiaries by Parent after the Closing in any manner or (iii) the probable success or profitability of the business of the Company and the Acquired Subsidiaries after the Closing, and each of Parent and Merger Sub specifically disclaims that it is relying on or has relied on any such representation or warranty as an inducement to enter into this Agreement or otherwise.

(c) In connection with Parent’s and Merger Sub’s investigation of the Company, the Acquired Subsidiaries and the SpinCo Subsidiaries, Parent and Merger Sub have received from the Company and/or its Affiliates and their respective Representatives certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Company, the Acquired Subsidiaries and the SpinCo Subsidiaries. Parent and Merger Sub acknowledge that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii) Parent and Merger Sub are familiar with such uncertainties and are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to them and (iii) none of Parent, Merger Sub, their respective Affiliates and their and their Affiliates’ respective Representatives shall have any claim against anyone with respect to any of the foregoing. Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any of its Affiliates nor any of its or their respective Representatives has made any representation or warranty with respect to such projections or other forecasts or plans.

(d) Except as set forth in Article IV, the Company acknowledges and agrees that neither Parent, Merger Sub nor any of their respective Subsidiaries or Affiliates (or any of the Representatives of any of the foregoing) or any other Person is making or has made, and that none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to Parent, Merger sub and their respective Subsidiaries or their Affiliates, or any of their respective assets, rights or properties.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

KALEYRA INC.

By:	/s/ Dario Calogero

Name:	Dario Calogero

Title:	Chief Executive Officer

VOLCANO MERGER SUB, INC.

By:	/s/ Dario Calogero

Name:	Dario Calogero

Title:	Chief Executive Officer

VIVIAL INC.

By:	/s/ James Continenza

Name:	James Continenza

Title:	Chief Executive Officer

GSO SPECIAL SITUATIONS MASTER FUND LP, solely in its capacity as the Stockholder Representative

By:	Blackstone Alternative Credit Advisors LP, Its Investment Manager

By:	/s/ Marisa Beeney

Name:	Marisa Beeney

Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

Exhibit B

Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VIVIAL INC.

I.

The name of this corporation is Vivial Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent 19904. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

The Corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is Ten Thousand (10,000) shares, with each share having a par value of $0.0001.

V.

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors (“Board of Directors”). The number of directors which shall constitute the whole board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws of the Corporation (“Bylaws”).

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

VI.

A. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. Any repeal or modification of this Article VI shall be prospective and shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

VII.

A. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal, or modification of the foregoing provisions will not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

VIII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

IX.

The Corporation is to have perpetual existence.

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Exhibit C

Bylaws of the Surviving Corporation

AMENDED AND RESTATED BY LAWS

OF

VIVIAL INC.

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

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(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. At all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof,

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and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified

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representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their

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duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may be effected by written consent of the stockholders.

Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

ARTICLE III

DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of

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(x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, without regard to the application of the Exchange Act to either the nomination or the Corporation; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

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Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or

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committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.

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ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the

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Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

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Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving

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notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)(A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

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(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid

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the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation”

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shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of

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such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in

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the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and

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other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws.

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